EXHIBIT 10.2

________________________________________________________
LOAN AGREEMENT
________________________________________________________
Dated as of April 5, 2017
Among
NORTH TOWER, LLC,
as Borrower
THE FINANCIAL INSTITUTIONS PARTY HERETO AND THEIR
ASSIGNEES UNDER SECTION 18.15,
as Lenders,
CITIBANK, N.A.,
as Administrative Agent
and
CITIGROUP GLOBAL MARKETS INC.,
as Lead Arranger

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- ii -

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- iv -

- v -

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Section 18.21	Intentionally Omitted	178
Section 18.22	Loan Pledgees	178
Section 18.23	Intentionally Omitted	178
Section 18.24	Surveillance	178
Section 18.25	Intentionally Omitted	178
Section 18.26	Syndication Costs	178

SCHEDULES AND EXHIBITS
Schedule I	Proposed Terms of Amendment to Convene Lease
Schedule II	Intentionally Omitted
Schedule III	Organizational Chart
Schedule IV	Description of REA’s
Schedule V	Lobby Work Description
Schedule VI	Commitment Amounts
Schedule VII	Disclosures
Schedule VII	Unfunded Obligations
Schedule IX	Permitted Alterations Project Description

Exhibit A	Form of Notice Letter--Tenants
Exhibit B	Atrium Parcel Legal Description
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Promissory Note
Exhibit E	Form of Subordination, Non-Disturbance And Attornment
Agreement

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LOAN AGREEMENT
THIS LOAN AGREEMENT, dated as of April 5, 2017 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among CITIBANK, N.A., having an address at 390 Greenwich Street, 7th Floor, New York, New York 10013, as administrative agent, for the benefit of Lenders (in such capacity, together with its successors and/or assigns, “Administrative Agent”), EACH OF THE FINANCIAL INSTITUTIONS INITIALLY A SIGNATORY HERETO AND EACH OTHER FINANCIAL INSTITUTION WHO MAY BECOME A LENDER PURSUANT TO SECTION 18.15 HEREOF (together with their successors and permitted assigns, each a “Lender” and, collectively, “Lenders”), CITIGROUP GLOBAL MARKETS INC. (“Lead Arranger”), and NORTH TOWER, LLC, a Delaware limited liability company, having its principal place of business at 250 Vesey Street, New York, New York 10281 (together with its successors and/or assigns, “Borrower”).
RECITALS:
Borrower desires to obtain the Loan (defined below) from Lenders.
Lenders are willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).
In consideration of the making of the Loan by Lenders and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE 1

DEFINITIONS; PRINCIPLES OF CONSTRUCTION
Section 1.1    Definitions.
For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.
“Account Collateral” shall mean (i) the Accounts, and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in the Accounts from time to time; (ii) any and all amounts invested in Permitted Investments; (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; and (iv) to the extent not covered by clauses (i) - (iii) above, all “proceeds” (as defined under the UCC as in effect in the State in which the Accounts are located) of any or all of the foregoing.

“Accounts” shall mean the Cash Management Account, the Debt Service Account, the Restricted Account, the Tax Account, the Insurance Account, the Replacement Reserve Account, the Leasing Reserve Account, the Specified Tenant Space Leasing Reserve Account, the Excess Cash Flow Account, the Operating Expense Account, the Unfunded Obligations Reserve Account, the Mezzanine Debt Service Account and any other account established by this Agreement or the other Loan Documents.
“Act” shall have the meaning set forth in Section 5.1 hereof.
“Additional GDC Guaranty” shall have the meaning set forth in Section 2.9(k) hereof.
“Adjusted LIBOR Rate” shall mean, with respect to the applicable Interest Accrual Period, the quotient of (i) LIBOR applicable to such Interest Accrual Period, divided by (ii) one (1) minus the Reserve Percentage (it being understood that the Reserve Percentage is currently zero):
Adjusted LIBOR Rate     =        LIBOR____
(1 – Reserve Percentage)
“Administrative Agent” shall have the meaning set forth in the first paragraph hereof.
“Administrative Agent Questionnaire” means the Administrative Agent Questionnaire completed by each Lender and delivered to Administrative Agent in a form supplied by Administrative Agent to Lenders from time to time.
“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person.
“Affiliated Manager” shall mean any Manager of the Property in which Borrower, Mezzanine A Borrower, Mezzanine B Borrower, Guarantor, any SPE Component Entity (if any) or any Affiliate of such entities has, directly or indirectly, any legal, beneficial or economic interest.
“Aggregate Debt Service” shall mean, with respect to any particular period of time, the sum of (a) Debt Service and (b) Mezzanine Debt Service.
“Agreement” shall have the meaning set forth in the first paragraph hereof.
“Allocated Loan Amount” shall mean $18,720,426.00.
“ALTA” shall mean American Land Title Association or any successor thereto.
“Alteration Threshold” shall mean an amount equal to five percent (5%) of the outstanding principal amount of the Loan.
“Appraisal” shall mean an appraisal prepared in accordance with the requirements of FIRREA and USPAP, prepared by an independent third-party appraiser holding an MAI designation with experience appraising similar properties in Los Angeles, California, as the

Property, who is state licensed or state certified if required under the laws of the State, who meets the requirements of FIRREA and USPAP and who otherwise is reasonably satisfactory to Administrative Agent.
“Approved Accounting Method” shall mean GAAP, federal tax basis accounting (consistently applied), International Financial Reporting Standards (solely with respect to Guarantor financial reporting), or such other method of accounting, consistently applied, as may be reasonably acceptable to Administrative Agent.
“Approved Annual Budget” shall have the meaning set forth in Section 4.12 hereof.
“Approved Extraordinary Expense” shall mean an operating expense of the Property not set forth on the Approved Annual Budget (and for the avoidance of doubt that is not an Approved Operating Expense) but that is approved by Administrative Agent in writing (which such approval shall not be unreasonably withheld, conditioned or delayed) and approved by Mezzanine Lender in accordance with the Mezzanine Loan Documents (to the extent such approval is required under the Mezzanine Loan Documents). Notwithstanding the foregoing, in no event shall Administrative Agent’s approval be required for expenses attributable to emergencies involving an imminent threat of bodily injury or loss of life (including any structural damage to the Property that is reasonably expected to result in an imminent threat of bodily injury or loss of life).
“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, (A) the foregoing shall be deemed Approved ID Providers unless and until disapproved by any Rating Agency and (B) additional national providers of Independent Managers may be deemed added to the foregoing hereunder to the extent approved in writing by Administrative Agent and the Rating Agencies.
“Approved Operating Expense” shall mean an operating expense of the Property (i) set forth on the Approved Annual Budget, (ii) for real estate taxes, Insurance Premiums, electric, gas, oil, water, sewer or other utility service, (iii) actual property management fees due and payable to the Manager under the Management Agreement, such amount not to exceed two and three quarters percent (2.75%) of Net Rental Income or (iv) that has been approved by Administrative Agent, such approval not to be unreasonably withheld or delayed.
“Assignee” shall have the meaning set forth in Section 18.15 hereof.
“Assignment and Assumption” shall mean an Assignment and Assumption Agreement among a Lender, an Assignee and Administrative Agent, substantially in the form of Exhibit C attached hereto and made a part hereof.
“Assignment of Leases and Rents” shall mean that certain first priority Assignment of Leases and Rents executed and delivered by Borrower as security for the Loan and encumbering the Property (or any portion thereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Administrative Agent, Borrower and Manager, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.
“Atrium” shall mean a portion of the Improvements located on the Atrium Parcel.
“Atrium Parcel” shall mean a 52,792 square foot portion of the Property as depicted on Exhibit B attached hereto.
“Atrium REA” shall have the meaning set forth in Section 2.10 hereof.
“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of the Property.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“BAM” shall mean Brookfield Asset Management, Inc., a corporation organized under the laws of Ontario, Canada.
“Bank” shall be deemed to refer to the bank or other institution maintaining the Restricted Account pursuant to the Restricted Account Agreement.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
“Bankruptcy Event” shall mean the occurrence of any one or more of the following: (i) Borrower or any SPE Component Entity shall commence any case, proceeding or other action (A) under the Bankruptcy Code and/or any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; (ii) Borrower or any SPE Component Entity shall make a general assignment for the benefit of its creditors (except to Administrative Agent for the benefit of Lenders) or admit in writing in any legal proceeding (except when such admission is required under a legal proceeding), its insolvency or inability to pay its debts as they become due; (iii) any Restricted Party (or Affiliate thereof) shall file, or join or collude in the filing of, (A) an involuntary petition against Borrower or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or shall solicit or cause to be solicited or shall collude with petitioning creditors for any involuntary petition under the Bankruptcy Code or any other Creditors Rights Laws against

Borrower or any SPE Component Entity or (B) any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Borrower’s or any SPE Component Entity’s assets; (iv) Borrower or any SPE Component Entity shall file an answer consenting to or otherwise acquiescing in (i.e., failing to object to such filing to the extent Borrower has standing and a good faith basis to object) or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or shall solicit or cause to be solicited or shall collude with petitioning creditors for any involuntary petition against it from any Person; (v) any Restricted Party (or Affiliate thereof) shall consent to or acquiesce in (i.e., failing to object to such filing to the extent such Restricted Party (or Affiliate thereof) has standing and a good faith basis to object) or shall join in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any SPE Component Entity or any portion of the Property; (vi) any Restricted Party (or Affiliate thereof) contests or opposes any motion made by Administrative Agent or Lenders to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Guarantor or its subsidiaries; or (vii) in the event Lenders receive less than the full value of their claim in any proceeding under the Bankruptcy Code or any other Creditors Rights Laws with respect to Borrower or any SPE Component Entity, Guarantor or any of its Affiliates receiving an equity interest or other financial benefit of any kind as a result of a “new value” plan or equity contribution.
“Borrower” shall have the meaning set forth in the first paragraph hereof.
“Borrower Party” and “Borrower Parties” shall mean each of Borrower, Mezzanine A Borrower, Mezzanine B Borrower, any SPE Component Entity, any Mezzanine SPE Component Entity, any Affiliated Manager and Guarantor.
“BPY” shall mean Brookfield Property Partners, L.P., a Bermuda limited partnership.
“Breakage Costs” shall have the meaning set forth in Section 2.5(b)(viii) hereof.
“Brookfield Acquisition Date” shall mean October 15, 2013.
“Business Day” shall mean any day other than a Saturday, a Sunday or a legal holiday on which national banks are not open for general business in the State of New York or the State of California.
“Cash Flow Adjustments” shall mean adjustments made by Administrative Agent in its calculation of Underwritable Cash Flow and the components thereof, in each case, based upon Administrative Agent’s reasonable underwriting criteria, which such adjustments shall include, without limitation, adjustments (i) for (a) items of a non-recurring or extraordinary nature, (b) a credit loss/vacancy allowance equal to the greater of (1) the actual vacancy rate at the Property, and (2) five percent (5.0%) of the rentable area of the Property, and (c) imminent liabilities (of a recurring nature) and/or other expense increases (of a recurring nature) (including, without limitation, imminent increases to Taxes and Insurance Premiums); and (ii) to exclude rental income attributable to any Tenant (a) in bankruptcy that has not affirmed its Lease in the applicable bankruptcy proceeding pursuant to a final, non-appealable order of a court of competent jurisdiction, (b) in default under its Lease beyond any applicable notice and cure periods, (c) whose tenancy at the Property is month-to-month and/or (d) under a Lease which expires, terminates and/or is rejected within thirty (30) days or less of the applicable date of calculation hereunder.
“Cash Management Account” shall have the meaning set forth in Section 9.1 hereof.
“Casualty” shall have the meaning set forth in Section 7.2 hereof.
“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Citi” shall mean Citibank, N.A., in its individual capacity as a Lender and not as Administrative Agent.
“Closing Date” shall mean the date hereof.
“Collateral Assignment of Interest Rate Cap Agreement” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement delivered in connection with the Interest Rate Cap Agreement and executed by Borrower in connection with the Loan for the benefit of Administrative Agent for the benefit of Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Completion Guaranty” shall mean that certain Completion Guaranty, dated as of the date hereof, from Guarantor to Administrative Agent (for the benefit of Lenders), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” shall mean the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise, notwithstanding the rights of investors or partners or another Person to veto or affirmatively consent to specified major decisions. The terms “Controlled” and “Controlling” shall have correlative meanings.
“Convene” shall mean Sentry Centers Holdings, LLC, together with any parent or affiliate thereof providing credit support or a guaranty under its lease (if any).
“Convene Lease” shall mean, a Lease at the Property with Convene (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.
“Counterparty” shall mean the counterparty under any Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, which counterparty shall satisfy the Minimum Counterparty Rating.
“Covered Rating Agency Information” shall mean any Provided Information furnished to the Rating Agencies in connection with issuing, monitoring and/or maintaining the Securities.
“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to debts or debtors.
“Crowdfunded Person” means a Person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than 35 investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) though internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or other similar methods.
“Debt” shall mean the Outstanding Principal Balance set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Administrative Agent on behalf of itself and Lenders and all sums (if any) due to Lenders in respect of the Loan under the Note, this Agreement or the other Loan Documents (including, without limitation, all costs and expenses payable to Administrative Agent and/or any Lender thereunder).
“Debt Service” shall mean, with respect to any particular period of time, scheduled principal (if applicable) and interest payments hereunder during such period of time.
“Debt Service Account” shall have the meaning set forth in Section 9.1 hereof.
“Debt Service Coverage Ratio” shall mean the ratio calculated by Administrative Agent as of any date of calculation, of (i) the Underwritable Cash Flow to (ii) the Aggregate Debt Service which would be due for a twelve (12) month period immediately preceding the date of calculation; provided, that, the foregoing shall be calculated by Administrative Agent assuming that the Loan and the Mezzanine Loan had been in place for the entirety of said period.
“Debt Yield” shall mean, as of any date of calculation, a ratio calculated by Administrative Agent and conveyed as a percentage in which: (i) the numerator is the Underwritable Cash Flow; and (ii) the denominator is the then outstanding principal balances of the Loan and the Mezzanine Loans combined.
“Deemed Approval Requirements” shall mean, with respect to any matter, that (i) no Event of Default shall have occurred and be continuing (either at the date of any notices specified below or as of the effective date of any deemed approval), (ii) Borrower shall have sent Administrative Agent a written request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Initial Notice”), which such Initial Notice shall have been (A) accompanied by any and all required information and documentation relating thereto as may be reasonably required in order to approve or disapprove such matter (the “Approval Information”) and (B) marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the Initial Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; (iii) Administrative Agent shall have failed to have provided a substantive response in writing (which may be by e-mail) to the Initial Notice within the aforesaid time-frame; (iv) Borrower shall have submitted a second request for approval with respect to such matter in accordance with the applicable terms and conditions hereof (the “Second Notice”), which such Second Notice shall have been (A) accompanied by the Approval Information and (B) marked in bold lettering with the following language: “ADMINISTRATIVE AGENT’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND ADMINISTRATIVE AGENT” and the envelope containing the Second Notice shall have been marked “PRIORITY-DEEMED APPROVAL MAY APPLY”; and (v) Administrative Agent shall have failed to have provided a substantive response in writing (which may be by e-mail) to the Second Notice within the aforesaid time-frame. For purposes of clarification, Administrative Agent requesting additional and/or clarified meaningful and material information (as determined by Administrative Agent in good faith), in addition to approving or denying any request (in whole or in part), shall be deemed a substantive response by Administrative Agent for purposes of the foregoing.
“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.
“Default Trigger Period” shall mean a period (A) commencing upon the occurrence and continuance of an Event of Default and (B) expiring upon the cure (if applicable) or waiver by Lender in writing of such Event of Default; provided, however, such period shall not commence unless and until notice of commencement of such period is delivered to Borrower (provided that, to the extent Borrower is copied on any such notice, any notice given by Administrative Agent to Bank requesting that funds on deposit in the Restricted Account be transferred to the Cash

Management Account shall be deemed to constitute a notice to Borrower of commencement of such period).
“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) four percent (4%) above the Interest Rate.
“Defaulting Lender” shall have the meaning set forth in Section 18.13(a) hereof.
“Determination Date” shall mean, with respect to any Interest Accrual Period, the date that is two (2) London Business Days prior to the first day of such Interest Accrual Period.
“Disclosure Documents” shall mean, collectively and as applicable, any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering document, in each case, in connection with a Securitization.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee), which has authority to exercise any Write-Down and Conversion Powers.
“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is an account or accounts (or subaccounts thereof) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
“Eligible Assignee” means any Person that is: (a) an Existing Lender; (b) an Affiliate or Fund Affiliate of an Existing Lender; (c) a commercial bank organized under the laws of the United States of America, or any State thereof, respectively, and having total assets in excess of Five Hundred Million and No/100 Dollars ($500,000,000.00); (d) a savings and loan association or savings bank organized under the laws of the United States of America, or any State thereof, and having total assets in excess of Five Hundred Million and No/100 Dollars ($500,000,000.00); (e) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Co-operation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having total assets in excess of Five Hundred Million and No/100 Dollars ($500,000,000.00), so long as such bank is acting through a branch or agency located in the United States; (f) the central bank of any country that is a member of the Organization for Economic Co-operation and Development; (g) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of Five Hundred Million and No/100 Dollars ($500,000,000.00); and (h) any other Person approved by Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that no Borrower Party or any Affiliate of any Borrower Party shall qualify as an Eligible Assignee under this definition.
“Eligible Institution” shall mean a depository institution or trust company insured by the Federal Deposit Insurance Corporation the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1” by S&P, “P-1” by Moody’s and “F1” by Fitch in the case of accounts in which funds are held for thirty (30) days or less or, in the case of accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least (i) “A” by S&P, (ii) “A” by Fitch (and the short-term deposits or short-term unsecured debt obligations or commercial paper of which are rated no less than “F1” by Fitch) and (iii) “A2” by Moody’s, or in the case of Letters of Credit, the long-term unsecured debt obligations of which are rated at least (i) “A+” by S&P (and the short-term deposits or short-term unsecured debt obligations or commercial paper of which are rated no less than “A-1” by S&P), (ii) “A+” by Fitch (and the short-term deposits or short-term unsecured debt obligations or commercial paper of which are rated no less than “F1” by Fitch) and (iii) “A1” by Moody’s (and the short-term deposits or short-term unsecured debt obligations or commercial paper of which are rated no less than “P-1” by Moody’s). Notwithstanding the foregoing, Bank of the West shall be deemed an Eligible Institution provided there has been no material adverse change to Bank of the West’s financial condition, operations or ability to conduct its business in the ordinary course subsequent to the Closing Date.
“Embargoed Person” shall have the meaning set forth in Section 3.29 hereof.
“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Administrative Agent and the Indemnified Parties (as defined therein), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.
“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may heretofore have been or shall be amended, restated, replaced or otherwise modified.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Flow” shall have the meaning set forth in Section 9.3 hereof.
“Excess Cash Flow Account” shall have the meaning set forth in Section 8.5 hereof.
“Excess Cash Flow Funds” shall have the meaning set forth in Section 8.5 hereof.
“Exchange Act” shall mean the Securities and Exchange Act of 1934, as amended.
“Exchange Act Filing” shall have the meaning set forth in Section 11.1 hereof.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Administrative Agent or any Lender or required to be withheld or deducted from a payment to Administrative Agent or any Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Individual Loan Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Individual Loan Commitment (other than pursuant to an assignment request by Borrower under Section 2.6(f)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.5(b)(v), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such recipient’s failure to comply with Section 2.5(b)(xi) and (d) any U.S. federal withholding Taxes imposed under FATCA.
“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.
“Existing Lender” shall mean, individually and/or collectively, as the context may require, each Lender hereunder as of the date of determination.
“Extended Maturity Date” shall have the meaning set forth in Section 2.9 hereof.
“Extension Option” shall have the meaning set forth in Section 2.9 hereof.
“Extension Period” shall have the meaning set forth in Section 2.9 hereof.
“FATCA” means Sections 1471 through 1474 of the IRS Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the IRS Code.
“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or, if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards, if necessary, to the next 1/100 of 1%) charged to Citi on the applicable day, as determined by Administrative Agent.
“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified).
“First Monthly Payment Date” shall mean May 9, 2017.
“Fitch” shall mean Fitch, Inc.
“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.
“Force Majeure” shall mean any delay that is beyond Borrower’s reasonable control (but lack of funds (in and of itself) shall not be deemed to constitute a cause beyond the reasonable control of Borrower) and is a delay due to acts of god (including, without limitation, any material adverse weather conditions or earthquakes that prohibit work for an extended period of time), governmental restriction, enemy actions, civil commotion, strike, work stoppage, shortage of labor or materials.
“Foreign Lender” shall mean each Lender that is not a U.S. Person.
“Free Rent Requirement” means that the Lease in question either (i) has an initial term of fewer than twelve (12) years and provides for no more than twelve (12) months of free rent, (ii) has an initial term of more than twelve (12) years and provides for no more than x months of free rent (with “x” being equal to the number of years of the initial term of such Lease) or (iii) neither clause (i) nor clause (ii) applies (because the number of months of free rent exceed the requisite levels set forth in clause (i) and (ii)) but Borrower either reserves with Administrative Agent a sum equal to the excess free rent or Guarantor provides a guaranty of such excess free rent to Administrative Agent (for the benefit of Lenders); provided, however, with respect to clause (iii), if the excess free rent period burns off such that the remaining number of free rent months equals the number of years of the initial term of the Lease, then such Lease shall be deemed to satisfy the Free Rent Requirement even if Borrower has not provided a reserve or guaranty to Administrative Agent regarding such Lease. As used in this definition “initial term” is exclusive of unexercised extension options, and “excess free rent” means the rent that would have been paid if the extra months of free rent (i.e., above twelve (12) months for leases with a term of twelve (12) years or less and above “x” if clause (ii) applies) had not been provided for in such Lease.
“Fund Affiliate” shall mean, with respect to any Existing Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Existing Lender or by an Affiliate of such investment advisor.
“Garage Penthouse Lease” shall mean that certain Garage Penthouse Lease between Maguire Partners-Crocker Properties South Tower, as landlord, and Maguire Partners-Crocker

Properties Phase I, as tenant, dated as of December 20, 1982, as amended by that certain Amendment to Garage Penthouse Lease, dated as of April 22, 1998.
“Garage Penthouse REA” shall mean any easement agreement (that is not part of the Atrium REA) entered into in accordance with Section 4.23 hereof.
“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report. In the event of any change in GAAP after the date hereof which would affect in any material respect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Administrative Agent, Borrower, Guarantor, Administrative Agent and Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of Borrower as in effect prior to such accounting change, as determined by the Requisite Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by Borrower, Guarantor, Administrative Agent and the Requisite Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.
“GDC” shall mean Gibson, Dunn & Crutcher LLP, a California limited liability partnership together with any parent or affiliate thereof providing credit support or a guaranty under its lease (if any).
“GDC Guaranty” shall have the meaning set forth in Section 2.9(k) hereof.
“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Guarantor” shall mean Brookfield DTLA Holdings LLC, a Delaware limited liability company and any successor to and/or replacement of any of the foregoing Person, in each case, pursuant to and in accordance with the applicable terms and conditions of the Loan Documents.
“Guaranty” shall mean each of the Recourse Guaranty, the Completion Guaranty, the Unfunded Obligations Guaranty, the Occupancy Guaranty (if delivered to Lender pursuant to the terms hereof), the GDC Guaranty (if delivered to Lender pursuant to the terms hereof), the Additional GDC Guaranty (if delivered to Lender pursuant to the terms hereof), the Specified Tenant Trigger Cure Guaranty (if delivered to Lender pursuant to the terms hereof), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Improvements” shall have the meaning set forth in the granting clause of the Security Instrument.
“Indebtedness” shall mean, for any Person, without duplication, (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to equity owners, including any mandatory redemption of shares of interests, (iv) all indebtedness (as described in any other clause of this definition) of another Person guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (vii) all obligations under any PACE Loans, in each case for which such Person is liable or its assets are liable, whether such Person (or its assets) is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss. For the avoidance of doubt, the foregoing shall not be construed to prohibit Borrower from incurring the Permitted Alterations Obligations.
“Indemnifiable Amounts” shall have the meaning set forth in Section 11.8 hereof.
“Indemnified Parties” shall mean (a) Administrative Agent and any Affiliate of Administrative Agent, (b) each Lender, (c) any successor owners or holders of the Loan or participations in the Loan pursuant to Sections 18.14 and/or 18.15 hereof, (d) any Servicer or prior Servicer of the Loan, (e) [reserved], (f) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party, (g) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding, (h) any officers, directors, shareholders, partners, members, employees, agents, authorized representatives, Affiliates or subsidiaries of any and all of the foregoing, and (i) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business), in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan; provided, however, in no event shall the foregoing be deemed to include any Person (other than Administrative Agent, any Affiliate of Administrative Agent, any Lender or any Affiliates of Lender) that acquires the Property or any portion thereof (i) at a foreclosure sale or pursuant to a deed in lieu thereof or any similar transaction under applicable Legal Requirements or (ii) following an event described in foregoing clause (i), from Administrative Agent, an Affiliate of Administrative Agent, Lender or an Affiliate of Lender.
“Indemnified Taxes” means (a) all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of Borrower under any Loan Document or (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Manager” shall have the meaning set forth in Section 5.2 hereof.
“Individual Loan Commitment” shall mean, with respect to each Lender, the amount set forth opposite the name of such Lender on Schedule VI attached hereto and made a part hereof or as set forth in the applicable Assignment and Assumption Agreement, as the same may be reduced or increased from time to time pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by any Lender effectuated in accordance with the provisions of Section 18.15 hereof).

“Initial Maturity Date” shall mean April 9, 2019.
“Insurance Account” shall have the meaning set forth in Section 8.6 hereof.
“Insurance Payment Date” shall mean, with respect to any applicable Policies, the date occurring thirty (30) days prior to the date the applicable Insurance Premiums associated therewith are due and payable.
“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.
“Interest Accrual Period” shall mean the period beginning on (and including) the fifteenth (15th) day of each calendar month during the term of the Loan and ending on (and including) the fourteenth (14th) day of the next succeeding calendar month; provided, however, that (i) in the event a Securitization has not occurred, the Interest Accrual Period that would otherwise extend beyond the scheduled Maturity Date shall end on the scheduled Maturity Date and (ii) except as specifically provided in the preceding subclause (i), no Interest Accrual Period shall be shortened by reason of any payment of the Loan prior to the expiration of such Interest Accrual Period.
“Interest Bearing Accounts” shall mean the following Reserve Accounts: the Tax Account, the Insurance Account, the Replacement Reserve Account, the Leasing Reserve Account, the Operating Expense Account, the Specified Tenant Space Leasing Reserve Account, the Excess Cash Flow Account, the Unfunded Obligations Reserve Account and any other account established by this Agreement or the other Loan Documents (but specifically excluding the Cash Management Account, the Restricted Account, the Debt Service Account and the Mezzanine Debt Service Account).
“Interest Rate” shall mean the rate or rates at which the outstanding principal amount of the Loan bears interest from time to time as determined in accordance with the provisions of Section 2.5 hereof.
“Interest Rate Cap Agreement” shall mean, as applicable, any interest rate cap agreement (together with the confirmation and schedules relating thereto) and any guaranty or other credit support relating thereto, each in form and substance reasonably satisfactory to Administrative Agent between Borrower and Counterparty or any Replacement Interest Rate Cap Agreement, in each case which also satisfies the requirements set forth in Section 2.8.
“Interest Shortfall” shall mean, with respect to any repayment or prepayment of the Loan after a Securitization (including a repayment on the Maturity Date), the interest which would have accrued on the Loan (absent such repayment or prepayment) from and including the date on which such repayment or prepayment occurs through and including the last day of the Interest Accrual Period during which such repayment or prepayment occurs (for the avoidance of doubt, no Interest Shortfall shall be payable with respect to any repayment or prepayment of the Loan prior to a Securitization).
“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with any Secondary Market Transaction.

“IRS” means the United States Internal Revenue Service.
“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.
“Land” shall have the meaning set forth in the Security Instrument.
“Lead Arranger” shall have the meaning set forth in the first paragraph hereof.
“Lease” shall have the meaning set forth in the Security Instrument.
“Lease Termination Payments” shall mean all payments made to Borrower in connection with any rejection, termination, surrender, contraction, or cancellation of any Lease (including in any bankruptcy case) or any lease buy-out or surrender payment from any Tenant (including any payment relating to unamortized tenant improvements and/or leasing commissions).
“Leasing Reserve Account” shall have the meaning set forth in Section 8.3 hereof.
“Leasing Reserve Funds” shall have the meaning set forth in Section 8.3 hereof.
“Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 8.3 hereof.
“Legal Requirements” shall mean all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all Permits, authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.
“Lender” and “Lenders” shall have the meanings set forth in the first paragraph hereof.
“Lender Affiliate” shall have the meaning set forth in Section 11.2 hereof.
“Lender Group” shall have the meaning set forth in Section 11.2 hereof.
“Lending Office” means, for each Lender, the office of such Lender specified in such Administrative Agent Questionnaire or in the applicable Assignment and Assumption Agreement, or such other office of such Lender as such Lender may notify Administrative Agent in writing from time to time.
“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee by the transferring or transferee beneficiary thereof), clean sight draft letter of credit (with Borrower as the applicant and sole obligor) acceptable to Administrative Agent in its reasonable discretion (either an evergreen letter of credit or one which does not expire until at least sixty (60) days after the last Extended Maturity Date or payment of the subject obligation or completion of the subject activity for which such Letter of Credit was provided (as determined by Administrative Agent)) in favor of Administrative Agent for the benefit of Lenders and entitling Administrative Agent to draw thereon, in whole or in part, in New York, New York or such other domestic location approved by Administrative Agent or pursuant to procedures of the issuing bank provided that such issuing bank allows for draws (including partial draws) by facsimile, issued by an Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution, to an applicant/obligor that is not Borrower.
“Liabilities” shall have the meaning set forth in Section 11.2 hereof.
“LIBOR” shall mean, with respect to each Interest Accrual Period, the rate (expressed as a percentage per annum and rounded upward, as necessary, to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, Administrative Agent shall request the principal London office of any four major reference banks in the London interbank market selected by Administrative Agent to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations; and (ii) if fewer than two such quotations in clause (i) are so provided, Administrative Agent shall request any three major banks in New York City selected by Administrative Agent to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates; and (iii) notwithstanding anything to the contrary contained herein, in no event shall LIBOR be less than one quarter of one percent (0.25%). Administrative Agent’s computation of LIBOR shall be conclusive and binding on Borrower and Lenders for all purposes, absent manifest error. Notwithstanding anything to the contrary contained herein or in any other Loan Document, (I) subject to subsection (iii) above, in the event LIBOR (as determined in accordance with the foregoing) for any applicable Interest Accrual Period is less than zero percent, LIBOR (for all purposes hereunder and under the other Loan Documents) shall be deemed to be zero percent for such Interest Accrual Period and (II) in no event shall Administrative Agent be required to disclose to Borrower or any other Person the identity, offered quotations or rates, in each case, of any of the reference banks or other banks referred to in this definition.
“LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.

“LIBOR Rate” shall mean the sum of (i) the Adjusted LIBOR Rate and (ii) the LIBOR Spread.
“LIBOR Spread” shall mean two and one quarter percent (2.25%).
“Loan” shall mean the loan made by Lenders to Borrower pursuant to this Agreement.
“Loan Amount” shall mean the sum of Three Hundred Seventy Million and No/100 Dollars ($370,000,000.00).
“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.
“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Leases and Rents, the Assignment of Management Agreement, the Collateral Assignment of Interest Rate Cap Agreement, the Restricted Account Agreement, the Guaranty and all other documents executed and/or delivered by any Borrower Party in connection with the Loan, as each of the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.
“Lobby Work” in the lobby of the building as more particularly described on Schedule V hereto.
“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England, or in New York, New York, are not open for business.
“Losses” shall mean any and all actual claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages (excluding punitive, consequential, exemplary and/or special damages except to the extent actually paid by such Person to a third party), losses, actual out-of-pocket costs, expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including, without limitation, reasonable legal fees and other actual and reasonable out-of-pocket expenses); provided, however, under no circumstances shall Borrower be liable for any Loss resulting from the gross negligence or willful misconduct of Administrative Agent or any Lender.
“Low Cash Flow Period” shall mean a period (A) commencing upon the Debt Yield (tested quarterly) falling below (i) 5.50% during the first year of the initial term of the Loan, (ii) 5.75% during the second year of the initial term of the Loan and the first Extension Period, (iii) 6.00% during the second Extension Period and (iv) 6.15% during the third Extension Period; and (B) expiring upon, the date that the Debt Yield is equal to or greater than (w) 5.50% during the first year of the initial term of the Loan, (x) 5.75% during the second year of the initial term of the Loan and the first Extension Period, (y) 6.00% during the second Extension Period and (z) 6.15% during the third Extension Period, in each case for one (1) calendar quarter.
“LTV” shall mean a percentage calculated by multiplying (i) a fraction, the numerator of which is the outstanding principal balance of the Loan and the Mezzanine Loans and the denominator of which is the then current “as-is” value of the Property, as such value is shown in a newly commissioned Appraisal obtained by Administrative Agent at Borrower’s cost and reasonably approved by Administrative Agent in form and substance by (ii) one hundred (100) percent.
“Major Lease” shall mean as to the Property (i) any Lease which, individually or when aggregated with all other leases at the Property with the same Tenant or its Affiliate, demises or, assuming the exercise of all expansion rights and similar rights to lease additional space contained in such lease, is expected to demise more than 75,000 rentable square feet at the Property, (ii) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property, (iii) any Specified Tenant Lease, (iv) any Lease entered into during the continuance of an Event of Default and (v) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of (i), (ii), (iii) and/or (iv) above.
“Management Agreement” shall mean the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, as the same may be amended, restated, replaced, extended, renewed, supplemented or otherwise modified from time to time.
“Management Fee” shall mean, for purposes of calculating Underwritable Cash Flow, as of any calculation date, the greater of:
(i)    two and three quarters percent (2.75%) of the sum of (a) Net Rental Income for the trailing twelve (12) month period up to and including the calculation date and (b) Other Operating Income for the trailing twelve (12) month period up to and including the calculation date; and
(ii)    actual management fees payable under the Management Agreement.
“Manager” shall mean (i) Brookfield Properties Management (CA) Inc., a Delaware corporation or (ii) such other Person selected as the manager of the Property in accordance with the terms of this Agreement.
“Material Action” shall mean with respect to any Person, any action to consolidate or merge such Person with or into any Person, or sell all or substantially all of the assets of such Person, or to institute proceedings to have such Person be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against such Person or file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of such Person or a substantial part of its property, or make any assignment for the benefit of creditors of such Person, or admit in writing such Person’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate such Person.
“Material Adverse Effect” shall mean any event or condition which causes (i) a material impairment of the ability of any Person to perform any of its material obligations under any Loan Documents (including, without limitation, payment of principal and interest due hereunder),

(ii) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document, or (iii) a material adverse effect on the use, value or operation of the Property taken as a whole (including the Underwritable Cash Flow).
“Maturity Date” shall mean the Initial Maturity Date, as such date may be extended pursuant to and in accordance with Section 2.9 hereof, or such other date on which the final payment of the principal amount of the Loan becomes due and payable as herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
“Member” is defined in Section 5.1 hereof.
“Mezzanine A Borrower” shall mean North Tower Mezzanine, LLC, a Delaware limited liability company.
“Mezzanine A Debt Service” shall mean, with respect to any particular period of time, principal (if applicable) and interest payments due under the Mezzanine A Loan Agreement, the Mezzanine A Note and the other Mezzanine A Loan Documents.
“Mezzanine A Lender” shall mean Citigroup Global Markets Realty Corp., together with its successors and assigns.
“Mezzanine A Loan” shall mean that certain loan made as of the date hereof by Mezzanine A Lender to Mezzanine A Borrower in the original principal amount of $55,000,000.00 and evidenced by the Mezzanine A Note.
“Mezzanine A Loan Agreement” shall mean that certain Mezzanine A Loan Agreement, dated as of the date hereof, between Mezzanine A Borrower and Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Mezzanine A Loan Documents” shall mean all agreements executed and/or delivered in connection with the Mezzanine A Loan.
“Mezzanine A Loan Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine A Loan Agreement.
“Mezzanine A Debt Service Account” shall have the meaning set forth in Section 9.1(b) hereof.
“Mezzanine A Note” shall mean “Note” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A SPE Component Entity” shall mean “SPE Component Entity” as defined in the Mezzanine A Loan Agreement.
“Mezzanine A Trigger Period” shall mean the period commencing on the date that Administrative Agent has received written notice from Mezzanine A Lender that a Mezzanine A Loan Event of Default exists and terminating on the date that Administrative Agent has received written notice from Mezzanine A Lender that a Mezzanine A Loan Event of Default no longer exists.
“Mezzanine B Borrower” shall mean North Tower Mezzanine II, LLC, a Delaware limited liability company.
“Mezzanine B Debt Service” shall mean, with respect to any particular period of time, principal (if applicable) and interest payments due under the Mezzanine B Loan Agreement, the Mezzanine B Note and the other Mezzanine B Loan Documents.
“Mezzanine B Lender” shall mean Citigroup Global Markets Realty Corp., together with its successors and assigns.
“Mezzanine B Loan” shall mean that certain loan made as of the date hereof by Mezzanine B Lender to Mezzanine B Borrower in the original principal amount of $45,000,000.00 and evidenced by the Mezzanine B Note.
“Mezzanine B Loan Agreement” shall mean that certain Mezzanine B Loan Agreement, dated as of the date hereof, between Mezzanine B Borrower and Mezzanine B Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Mezzanine B Loan Documents” shall mean all agreements executed and/or delivered in connection with the Mezzanine B Loan.
“Mezzanine B Loan Event of Default” shall have the meaning ascribed to the term “Event of Default” in the Mezzanine B Loan Agreement.
“Mezzanine B Debt Service Account” shall have the meaning set forth in Section 9.1(b) hereof.
“Mezzanine B Note” shall mean “Note” as defined in the Mezzanine B Loan Agreement.
“Mezzanine B SPE Component Entity” shall mean “SPE Component Entity” as defined in the Mezzanine B Loan Agreement.
“Mezzanine B Trigger Period” shall mean the period commencing on the date that Administrative Agent has received written notice from Mezzanine B Lender that a Mezzanine B Loan Event of Default exists and terminating on the date that Administrative Agent has received written notice from Mezzanine B Lender that a Mezzanine B Loan Event of Default no longer exists.

“Mezzanine Borrowers” shall mean Mezzanine A Borrower and Mezzanine B Borrower.
“Mezzanine Debt Service” shall mean, with respect to any particular period of time, Mezzanine A Debt Service and Mezzanine B Debt Service.
“Mezzanine Foreclosure Event” shall mean the occurrence of any of the following: (i) the foreclosure (or assignment or other transfer in lieu of foreclosure) of the Mezzanine A Loan or (ii) the foreclosure (or assignment or other transfer in lieu of foreclosure) of the Mezzanine B Loan.
“Mezzanine Lenders” shall mean Mezzanine A Lender and Mezzanine B Lender.
“Mezzanine Loans” shall mean the Mezzanine A Loan and the Mezzanine B Loan.
“Mezzanine Loan Agreement” shall mean the Mezzanine A Loan Agreement and the Mezzanine B Loan Agreement.
“Mezzanine Loan Documents” shall mean the Mezzanine A Loan Documents and the Mezzanine B Loan Documents.
“Mezzanine Loan Event of Default” shall mean a Mezzanine A Loan Event of Default or a Mezzanine B Loan Event of Default.
“Mezzanine Debt Service Account” shall mean a Mezzanine A Debt Service Account or a Mezzanine B Debt Service Account.
“Mezzanine SPE Component Entity” shall mean the Mezzanine A SPE Component Entity and the Mezzanine B SPE Component Entity, to the extent applicable.
“Mezzanine Trigger Period” shall mean a Mezzanine A Trigger Period or a Mezzanine B Trigger Period.
“Minimum Counterparty Rating” shall mean (1) (a) a long term credit rating from S&P of at least “A-,” which rating shall not include a “t” or otherwise reflect a termination risk, and (b) a long term credit rating from Moody’s of at least “A3”, which rating shall not include a “t” or otherwise reflect a termination risk or (2) such other ratings acceptable to Administrative Agent in its sole discretion.
“Minimum Disbursement Amount” shall mean Fifteen Thousand and No/100 Dollars ($15,000.00).
“Minimum Ownership/Control Test” shall mean that (A) Guarantor (directly or indirectly) Controls Borrower, (B) BPY and/or BAM (directly or indirectly) Controls Guarantor, (C) no less than fifty-one percent (51%) of the equity interests (direct or indirect) of Borrower are owned, in the aggregate, by Guarantor, (D) no less than twenty percent (20%) of the equity interests (direct or indirect) in Guarantor are owned, in the aggregate, by one or more of BPY and/or BAM, and (E) no less than twenty percent (20%) of the equity interests (direct or indirect) in Borrower are owned, in the aggregate, by one or more of BPY and/or BAM.
“Monthly Debt Service Payment Amount” shall mean, for the First Monthly Payment Date and for each Monthly Payment Date occurring thereafter, a payment equal to the amount of interest which has accrued and will accrue, in each case, during the Interest Accrual Period in which such Monthly Payment Date occurs computed at the Interest Rate in the manner set forth in Section 2.5 of this Agreement.
“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.6 hereof.
“Monthly Payment Date” shall mean the First Monthly Payment Date and the ninth (9th) day of every calendar month occurring thereafter during the term of the Loan.
“Monthly Tax Deposit” shall have the meaning set forth in Section 8.6 hereof.
“Moody’s” shall mean Moody’s Investor Service, Inc.
“Net Liquidation Proceeds After Debt Service” shall have the meaning ascribed to such term in the applicable Mezzanine Loan Agreement.
“Net Proceeds” shall mean: (i) the net amount of all insurance proceeds payable as a result of a Casualty to the Property, after deduction of reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (ii) the net amount of the Award, after deduction of reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees), if any, in collecting such Award.
“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.
“Net Rental Income” shall mean an amount (computed in accordance with the Approved Accounting Method) equal to the rental income actually collected at or in respect of the Property (whether by any Borrower, any Manager or otherwise) under Leases which are in full force and effect.
“New Manager” shall mean any Person replacing or becoming the assignee of the then current Manager, in each case, in accordance with the applicable terms and conditions hereof.
“New Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.
“New Mezzanine Loan” shall have the meaning set forth in Section 11.6 hereof.
“New Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.
“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel to Borrower that is reasonably acceptable to Administrative Agent and, after a Securitization, acceptable to the Rating Agencies and otherwise in form and substance reasonably acceptable to Administrative Agent and, after a Securitization, acceptable to the Rating Agencies. For the avoidance of doubt, a New Non-Consolidation Opinion may contain the same exclusions regarding the Completion Guaranty and the Unfunded Obligation Guaranty as made in the Non-Consolidation Opinion.
“Nick & Stef’s” shall mean The Patina Group Newco, LLC, a Delaware limited liability company, together with any parent or affiliate thereof providing credit support or a guaranty under its lease (if any).
“Nick & Stef’s Lease” shall mean, a Lease at the Property with Nick & Stef’s (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.
“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.
“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Administrative Agent for the benefit of Lenders by Richards, Layton & Finger, P.A. in connection with the closing of the Loan.
“Note” shall mean individually and/or collectively, as the context may require, each of those certain Promissory Notes substantially in the form of Exhibit D attached hereto and made a part hereof, made by Borrower in favor of a Lender which now, or may in the future become, a party hereto in an amount equal to such Lender’s Individual Loan Commitment, payable for the account of such Lender’s Lending Office, which Notes shall evidence the Loan and shall have an aggregate principal amount equal to such Lender’s Percentage Share of the Loan Amount, as each of the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.
“Oaktree” shall mean Oaktree Capital Management, L.P., a Delaware limited partnership, together with any parent or affiliate thereof providing credit support or a guaranty under its lease (if any).
“Oaktree Lease” shall mean, a Lease at the Property with Oaktree (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.
“Obligations” shall have the meaning set forth in Section 17.19 hereof.
“Occupancy Guaranty” shall have the meaning set forth in Section 2.9(j) hereof.
“OFAC” shall have the meaning set forth in Section 3.30 hereof.
“Officer’s Certificate” shall mean a certificate delivered to Administrative Agent, for the benefit of Lenders, by Borrower which is signed by a Responsible Officer of Borrower and which, in all events, will be subject to the exculpation provisions in this Agreement.
“Op Ex Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.
“Operating Expense Account” shall have the meaning set forth in Section 8.4 hereof.

“Operating Expense Funds” shall have the meaning set forth in Section 8.4 hereof.
“Operating Expenses” shall mean the total of all expenditures (computed in accordance with the Approved Accounting Method) of whatever kind relating to the operation, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, (and without duplication) (a) general and administrative expenses, contract services, cleaning fees, utilities, ordinary repairs and maintenance, insurance, license fees, property taxes and assessments, advertising expenses, payroll and related taxes, computer processing charges, HVAC fees, elevator fees, parking fees, management fees (equal to the greater of two and three quarters percent (2.75%) of Net Rental Income and the management fees actually paid under the Management Agreement), operational equipment or other lease payments as reasonably approved by Administrative Agent, but specifically excluding (i) depreciation, amortization and any other non-cash items, (ii) the Aggregate Debt Service, (iii) non-recurring or extraordinary expenses, and (iv) deposits into the Reserve Funds; (b) normalized capital expenditures equal to $0.20 per square foot per annum; and (c) normalized tenant improvement and leasing commission expenditures equal to $1.25 per square foot per annum.
“Organizational Chart” shall have the meaning set forth in Section 3.31 hereof.
“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.
“Other Connection Taxes” shall mean, with respect to Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Operating Income” shall mean income (computed in accordance with the Approved Accounting Method) that is actually collected, not classified as Net Rental Income and derived from the ownership and operation of the Property from whatever source, including, without limitation, common area maintenance, real estate tax recoveries from Tenants, utility recoveries from Tenants, other miscellaneous expense recoveries, percentage rent, forfeited deposits, and income from auctions following defaults under Leases, but specifically excluding sales, use and occupancy or other taxes on receipts required to be accounted for by Borrower to any Governmental Authority, refunds and uncollectible accounts, sales of furniture, fixtures and equipment, interest income (including any proceeds of any payments made under the Interest Rate Cap Agreement), insurance proceeds (other than business interruption or other loss of income insurance), Awards, Lease Termination Payments, unforfeited Security Deposits, and utility and other similar deposits. Other Operating Income shall not be diminished as a result of the Security Instrument or the creation of any intervening estate or interest in the Property or any part thereof.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.6(f)).
“Outstanding Lease Credits” shall have the meaning set forth in Section 8.9(a) hereof.
“Outstanding TI/LC Obligations” shall have the meaning set forth in Section 8.9(a) hereof.
“Outstanding Principal Balance” shall mean, as of any date of determination, the unpaid principal balance of the Loan.
“PACE Loan” shall mean (a) any “Property-Assessed Clean Energy loan” or (b) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to any Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against any Property.
“Partial Release” shall have the meaning set forth in Section 2.10 hereof.
“Participant” shall have the meaning set forth in Section 18.14(a) hereof.
“Participant Register” shall have the meaning set forth in Section 18.14(a) hereof.
“Patriot Act” shall have the meaning set forth in Section 3.30 hereof.
“Percentage Share” shall mean, with respect to each Lender, the ratio of such Lender’s Individual Loan Commitment to the Loan Amount. As of the date hereof, the Lenders’ respective Percentage Shares are set forth on Schedule VI attached hereto and made a part hereof.
“Permits” shall mean all necessary certificates, licenses, permits, franchises, certificates of occupancy, consents, and other approvals (governmental and otherwise) required under applicable Legal Requirements for the operation of the Property and the conduct of Borrower’s business (including, without limitation, all required zoning, building code, land use, environmental and other similar permits or approvals).
“Permitted Alterations” shall mean those alterations to the Atrium and retail components of the Improvements pursuant to one or more projects (provided that upon completion of any such project the Atrium and retail components of the Improvements shall be tenantable and in a condition equal to or better than such condition prior to commencement of such project), as may be elected by Borrower (Borrower being under no obligation hereunder to perform the same except as expressly required herein or any of the other Loan Documents following commencement of the same), which Permitted Alterations are particularly described on Schedule IX attached hereto, provided that the costs of such Permitted Alterations (1) shall not in the aggregate exceed $75,000,000 and (2) shall be paid by Borrower (or by its Affiliates) from excess cash flow and/or equity.
“Permitted Alterations Obligations” shall mean obligations under construction contracts entered into by Borrower solely in connection with the Permitted Alterations, provided such obligations are (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than sixty (60) days past the date incurred and paid on or prior to such date.
“Permitted Encumbrances” shall mean collectively, (a) the lien and security interests created by this Agreement and the other Loan Documents, (b) the lien and security interests created by the Mezzanine Loan Agreements and the other Mezzanine Loan Documents, (c) all liens, encumbrances and other matters disclosed in the Title Insurance Policy, (d) liens, if any, for Taxes and Other Charges imposed by any Governmental Authority not yet delinquent or that are being contested in good faith in accordance with the requirements of this Agreement (or liens, if any, for Taxes and Other Charges which are permitted to exist pursuant to the terms of this Agreement without constituting an Event of Default hereunder), (e) existing Leases and new Leases entered into in accordance with this Agreement, (f) any Permitted Equipment Leases, (g) any workers’, mechanics’ or other similar liens on the Property arising in the ordinary course of business provided that any such lien is being contested in good faith in accordance with the requirements of this Agreement (or any workers’, mechanics’ or other similar liens, if any, which are permitted to exist pursuant to the terms of this Agreement without constituting an Event of Default hereunder), (h) immaterial easements, rights-of-way, encroachments, other similar immaterial restrictions on the use of real estate, minor title irregularities, in each case, so long as the same are entered into in the ordinary course of Borrower’s business (but in no event in connection with the borrowing of money or the obtaining of advances or credit) and do not (1) interfere with the ordinary conduct of the business of Borrower and (2) have a Material Adverse Effect, and (i) such other title and survey exceptions as Administrative Agent has approved or may approve in writing in Administrative Agent’s sole discretion.
“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is (A) used in connection with the operation and maintenance of the Property in the ordinary course of Borrower’s business and (B) readily replaceable without material interference or interruption to the operation of the Property.
“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Administrative Agent, Servicer, the trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Monthly Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:
(i)    obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(ii)    Federal Housing Administration debentures;
(iii)    obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(iv)    federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise reasonably acceptable to Administrative Agent); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(v)    fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise reasonably acceptable to Administrative Agent); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(vi)    debt obligations with maturities of not more than 365 days and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise reasonably acceptable to Administrative Agent) in its highest long-term unsecured rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(vii)    commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 365 days and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise reasonably acceptable to Administrative Agent) in its highest long-term unsecured debt rating; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;
(viii)    units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest ratings available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise reasonably acceptable to Administrative Agent) for money market funds; and
(ix)    any other security, obligation or investment which has been approved as a Permitted Investment in writing by (a) Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned) and (b) each Rating Agency, as evidenced by a written confirmation that the designation of such security, obligation or investment as a Permitted Investment will not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then current ratings assigned to the Securities by such Rating Agency;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments or (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred and twenty percent (120%) of the yield to maturity at par of such underlying investment.
“Permitted Transfers” shall have the meaning specified in Section 6.3 hereof.
“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.
“Policies” and “Policy” shall have the meanings specified in Section 7.1 hereof.
“Prepayment Notice” shall have the meaning specified in Section 2.7(a) hereof.
“Prepayment Premium” shall mean with respect to any repayment or prepayment of the Debt made (i) on or prior to the Prepayment Premium Date, an amount equal to the product of (a) the LIBOR Spread or Prime Rate Spread (as applicable) with respect to portion of the Loan being prepaid, (b) the amount of the Loan being prepaid, and (c) a fraction, the numerator of which is the number of days remaining from and including (A) prior to a Securitization, the date that such prepayment is made and (B) after a Securitization, the date that is the last day of the Interest Accrual Period during which such prepayment is made, in each case, through the last day of the Interest Accrual Period during which the Prepayment Premium Date occurs and the denominator of which is 360, and (ii) after the Prepayment Premium Date, an amount equal to zero dollars ($0.00). The amount of the Prepayment Premium shall be determined by Administrative Agent in its reasonable discretion and shall be final and binding absent manifest error.
“Prepayment Premium Date” shall mean the Monthly Payment Date occurring in July, 2018.
“Prime Rate” shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/100th of one percent (0.01%). If The Wall Street Journal ceases to publish the “Prime Rate,” Administrative Agent shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Administrative Agent shall select a comparable interest rate index.
“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.

“Prime Rate Spread” shall mean the greater of (a) the difference (expressed as the number of basis points) between (i) LIBOR plus the LIBOR Spread on the date that LIBOR was last applicable to the Loan and (ii) the Prime Rate on the date that LIBOR was last applicable to the Loan, and (b) zero (0).
“Prohibited Entity” means any Person which (i) is a statutory trust or similar Person, (ii) owns a direct or indirect interest in Borrower or the Property through a tenancy-in-common or other similar form of ownership interest and/or (iii) is a Crowdfunded Person.
“Pro Forma Rental Income” shall mean pro forma Rents for a 12-month period under new Leases in full force and effect at the Property where (A) the Tenant under each such Lease has taken possession of its premises (which taking of possession, includes, without limitation, (x) all of the premises demised to such Tenant under the Lease being turned over to such Tenant for (i) occupancy or (ii) in order for such Tenant to complete any tenant improvements to be completed by such Tenant under the Lease and (y) such Tenant accepting the premises), and (C) the Tenant under each such Lease has no voluntary termination rights prior to the commencement of such Lease and its obligation to begin paying full unabated rent thereunder but, in all events, only if the Free Rent Requirement is satisfied with respect to the subject Lease. If rental income from any Lease is to be included in Pro Forma Rental Income, then the amount of such rental income will be Rents payable under the relevant Lease during the first 12 months of Lease term when full base rent is payable.
“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.
“Property” shall have the meaning set forth in the Security Instrument but, from and after any release of any of the property described in the Security Instrument in accordance with the express terms of this Agreement, shall refer only to such portion of the “Property” as described in the Security Instrument that has not been released.
“Property Document” shall mean, individually or collectively (as the context may require), the following: the REA.
“Property Document Event” shall mean any event which would, directly or indirectly, cause a default termination right, right of first refusal, first offer or any other similar right, cause any termination fees to be due or would cause a Material Adverse Effect to occur under any Property Document (in each case, beyond any applicable notice and cure periods under the applicable Property Document); provided, however, any of the foregoing shall not be deemed a Property Document Event to the extent Administrative Agent’s prior written consent is obtained with respect to the same.
“Protective Advances” shall mean all sums actually expended as reasonably determined by Administrative Agent to be necessary or appropriate after any Borrower fails, when required hereunder: (a) to protect the validity, enforceability, perfection or priority of the liens on the Property and the instruments evidencing the Debt; (b) to prevent the value of the Property, or any portion thereof, from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Property to lose value); or (c) to protect the Property, or any portion thereof, from being materially damaged, impaired, mismanaged or taken, including, without limitation, any amounts expended in connection therewith in accordance with Sections 7.1(g) and 10.2(f) hereof.
“Provided Information” shall mean any information provided by or on behalf of any Borrower Party in connection with the Loan, the Mezzanine Loans, the Property, such Borrower Party and/or any related matter or Person (but excluding in all events any summary of the terms of the Loan Documents).
“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Administrative Agent and (ii) after a Securitization, (A) if permitted by REMIC Requirements applicable to such matter, would be reasonably acceptable to Administrative Agent or (B) if Administrative Agent discretion in the foregoing subsection (A) is not permitted under such applicable REMIC Requirements, would be acceptable to a prudent lender of securitized commercial mortgage loans.
“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.
“Qualified Management Agreement” shall mean a management agreement with a Qualified Manager with respect to the Property in form and substance substantially similar to the Management Agreement, or such other form as is reasonably approved by Administrative Agent (such approval not to be unreasonably withheld, delayed or conditioned).
“Qualified Manager” shall mean (i) Brookfield Properties Management (CA) Inc., a Delaware corporation, (ii) a property management company majority owned and Controlled by BAM and/or BPY, or (iii) an Unaffiliated Qualified Manager.
“Rate Cap Notice” shall have the meaning set forth in Section 2.8(g) hereof.
“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and any other nationally-recognized statistical rating agency designated by Administrative Agent (and any successor to any of the foregoing).
“Rating Agency Condition” shall be deemed to exist if (i) any Rating Agency fails to respond to any request for a Rating Agency Confirmation with respect to any applicable matter or otherwise elects (orally or in writing) not to consider any applicable matter or (ii) Administrative Agent (or its Servicer) is not required to and/or elects not to obtain (or cause to be obtained) a Rating Agency Confirmation with respect to any applicable matter, in each case, pursuant to and in compliance with any pooling and servicing agreement(s) or similar agreement(s), in each case, relating to the servicing and/or administration of the Loan.
“Rating Agency Confirmation” shall mean (i) prior to a Securitization or if the Rating Agency Condition exists, that Administrative Agent has (in consultation with the Rating Agencies (if required by Administrative Agent)) approved the matter in question in writing based upon Administrative Agent’s good faith determination of applicable Rating Agency standards and criteria and (ii) from and after a Securitization (to the extent the Rating Agency Condition does not exist), a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion.
“REA” shall mean, individually or collectively (as the context requires), each reciprocal easement or similar agreement affecting the Property (or any portion thereof) as more particularly described on Schedule IV hereto (if any), any Atrium REA (if entered into pursuant to the terms hereof), any amendment, restatement, replacement or other modification thereof, any future reciprocal easement or similar agreement affecting such Property (or any portion thereof) entered into in accordance with the applicable terms and conditions hereof and any amendment, restatement, replacement or other modification thereof.
“Recourse Guaranty” shall mean that certain Limited Recourse Guaranty executed by Guarantor and dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Register” shall have the meaning set forth in Section 18.8(a)(viii) hereof.
“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.
“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
“Related Loan” shall mean a loan to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan (or any portion thereof or interest therein).
“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.
“Release Price” shall mean an amount equal to 110% of the Allocated Loan Amount with respect to the Atrium Parcel.
“Remaining Property” shall have the meaning set forth in Section 2.10 hereof.
“Remaining Unfunded Obligations” means, as of the time of determination, the Unfunded Obligations minus (i) any reduction in the Outstanding Lease Credits since the Closing Date (which reductions shall be deemed to have occurred as and when specified in Schedule VIII; provided that the applicable Outstanding Lease Credits are actually credited in accordance with the applicable Lease) and (ii) any payments made since the Closing Date in respect of the tenant improvement allowances and leasing commissions listed on Schedule VIII to this Agreement.
“REMIC Opinion” shall mean, as to any matter, an opinion as to the compliance of such matter with applicable REMIC Requirements (which such opinion shall be, in form and substance and from a provider, in each case, reasonably acceptable to Administrative Agent and acceptable to the Rating Agencies).
“REMIC Payment” shall have the meaning set forth in Section 7.3 hereof.
“REMIC Requirements” shall mean any applicable legal requirements relating to any REMIC Trust (including, without limitation, those relating to the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” held by such REMIC Trust, the continued qualification of such REMIC Trust as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, taxes on “prohibited transactions and “contributions”) and any other constraints, rules and/or other regulations and/or requirements relating to the servicing, modification and/or other similar matters with respect to the Loan (or any portion thereof and/or interest therein) that may now or hereafter exist under applicable legal requirements (including, without limitation under the IRS Code)).
“REMIC Trust” shall mean any “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan.
“Rent Roll” shall have the meaning set forth in Section 3.18 hereof.
“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.
“Rents” shall have the meaning set forth in the Security Instrument.
“Replacement Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.8(c) hereof.
“Replacement Reserve Account” shall have the meaning set forth in Section 8.2 hereof.
“Replacement Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.
“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 8.2 hereof.
“Replacements” for any period shall mean replacements and/or alterations to the Property; provided, that, the same are (i) required to be capitalized according to the Approved Accounting Method and (ii) if (A) such replacement or alteration could reasonably be expected to result in a Material Adverse Effect and/or would otherwise require consent under Section 4.21, or (B) a Trigger Period is then continuing and such Replacements are not specified in detail in the then current Approved Annual Budget, reasonably approved by Administrative Agent.
“Reporting Failure” shall have the meaning set forth in Section 4.12 hereof.
“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Requisite Lenders” shall mean, as of any date, Lenders having greater than 66.6% of the aggregate amount of the Individual Loan Commitments; provided that (a) in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the Percentage Shares of the Loan of Lenders shall be redetermined, for voting purposes only, to exclude the Percentage Shares of the Loan of such Defaulting Lenders, and (b) at all times when two (2) or more Lenders other than Defaulting Lenders are party to this Agreement, the term “Requisite Lenders” shall in no event mean less than two (2) Lenders.
“Reserve Accounts” shall mean the Tax Account, the Insurance Account, the Replacement Reserve Account, the Leasing Reserve Account, the Excess Cash Flow Account, the Operating Expense Account and any other escrow account established by this Agreement or the other Loan Documents (but specifically excluding the Cash Management Account, the Restricted Account, the Debt Service Account and the Mezzanine Debt Service Accounts).
“Reserve Funds” shall mean the Tax and Insurance Funds, the Replacement Reserve Funds, the Leasing Reserve Funds, the Excess Cash Flow Funds, the Operating Expense Funds and any other escrow funds established by this Agreement or the other Loan Documents.
“Reserve Percentage” shall mean the rates (expressed as a decimal) of reserve requirements applicable to Administrative Agent on the date two (2) London Business Days prior to the beginning of such Interest Accrual Period (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of any Governmental Authority as now and from time to time hereafter in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board of Governors of the Federal Reserve System) (or against any other category of liabilities which includes deposits by reference to which LIBOR is determined or against any category of extensions of credit or other assets which includes loans by a non-United States office of a depository institution to United States residents or loans which charge interest at a rate determined by reference to such deposits). The determination of the Reserve Percentage shall be based on the assumption that Administrative Agent (or its Affiliate that is a Lender) funded one hundred percent (100%) of its Percentage Share of the Loan in the interbank Eurodollar market. In the event of any change in the rate of such Reserve Percentage during an Interest Accrual Period, or any variation in such requirements based upon amounts or kinds of assets or liabilities, or other factors, including, without limitation, the imposition of Reserve Percentages, or differing Reserve Percentages, on one or more but not all of the holders of the Loan or any participation therein, Administrative Agent may use any reasonable averaging and/or attribution methods which it deems appropriate and practical for determining the rate of such Reserve Percentage which shall be used in the computation of the Reserve Percentage. Administrative Agent’s computation of the Reserve Percentage shall be determined conclusively by Administrative Agent and shall be conclusive and binding on Borrower and each Lender for all purposes, absent manifest error.
“Responsible Officer” means, with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer, secretary, vice president or other duly authorized officer of such Person.

“Restoration” shall mean, following the occurrence of a Casualty or a Condemnation which is of a type necessitating the repair of the Property (or any portion thereof), the completion of the repair and restoration of the Property (or applicable portion thereof) as nearly as possible to the condition the Property (or applicable portion thereof) was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Administrative Agent.
“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.
“Restoration Threshold” shall mean Fifteen Million and No/100 Dollars ($15,000,000.00).
“Restricted Account” shall have the meaning set forth in Section 9.1 hereof.
“Restricted Account Agreement” shall mean that certain Restricted Account Agreement by and among Borrower, Administrative Agent and Bank of the West, a California state banking corporation dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms hereof.
“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.
“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.
“Sanctions” shall have the meaning set forth in Section 3.30 hereof.
“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.
“Securities” shall have the meaning set forth in Section 11.1 hereof.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Securitization” shall have the meaning set forth in Section 11.1 hereof.
“Security Deposits” shall mean any advance deposits or any other deposits collected with respect to the Property, whether in the form of cash, letter(s) of credit or other cash equivalents (including, without limitation, such deposits made in connection with any Lease).
“Security Instrument” shall mean that certain first priority Deed of Trust and Security Agreement dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Security Instrument Taxes” shall have the meaning set forth in Section 15.2 hereof.
“Servicer” shall have the meaning set forth in Section 11.4 hereof.
“Settlement Threshold” shall mean Twenty-Five Million and No/100 Dollars ($25,000,000.00).

“Severed Loan Documents” shall have the meaning set forth in Article 10 hereof.
“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
“Single Purpose Entity” shall mean an entity whose structure and organizational and governing documents are otherwise in form and substance acceptable to the Rating Agencies and satisfying the Prudent Lender Standard.
“Special Member” shall have the meaning set forth in Section 5.1 hereof.
“Specified Tenant” shall mean, as applicable, (i) GDC, (ii) Wells Fargo, and (iii) any other lessee(s) of the Specified Tenant Space (or any portion thereof) whose lease (together with all other leases at the Property to the same tenant and to all affiliates of such tenant) covers fifteen percent (15%) or more of the total gross leasable space for the Property together with any parent or affiliate thereof providing credit support or a guaranty under its lease (if any).
“Specified Tenant Cure Conditions” shall mean each of the following, as applicable (i) in the event the Specified Tenant Trigger Period is due to the events described in clause (i) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant Lease (or such defaults have been waived by Borrower (x) in writing and without any conditions other than those of an immaterial nature and (y) otherwise in accordance with the terms hereof), (ii) in the event the Specified Tenant Trigger Period is due to the events described in clause (ii) of the definition of “Specified Tenant Trigger Period”, Wells Fargo is in actual, physical possession of substantially all (i.e., 90% or more) of its Specified Tenant Space and not “dark” in its Specified Tenant Space and paying the full amount of the rent due under its Specified Tenant Lease, (iii) in the event the Specified Tenant Trigger Period is due to the events described in clause (iii) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease is being in full force and effect and such Specified Tenant is paying full, unabated rent under the applicable Specified Tenant Lease (which re-affirmation may be part of the applicable Specified Tenant’s revocation or rescission described above or in the form of an estoppel certificate from such Specified Tenant), (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant Lease in accordance with clause (vi) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant Lease in accordance with the terms hereof and thereof and such Specified Tenant is paying full, unabated rent under the applicable Specified Tenant Lease, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant Lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has assumed the applicable Specified Tenant Lease in the applicable bankruptcy or insolvency proceeding (and such assumption is not subject to challenge or appeal).
“Specified Tenant Extension Deadline” shall mean, with respect to each Specified Tenant Lease, the earlier to occur of (x) the date occurring twelve (12) months prior to the expiration of the then applicable term of such Specified Tenant Lease or (y) the renewal notice period provided to the applicable Specified Tenant under such Specified Tenant Lease.
“Specified Tenant Lease” shall mean, collectively and/or individually (as the context requires), each Lease at the Property with Specified Tenant (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.
“Specified Tenant Space” shall mean that portion of the Property demised as of the date hereof to the initial Specified Tenants pursuant to the initial Specified Tenant Leases. References herein to “applicable portions” of the Specified Tenant Space (or words of similar import) shall be deemed to refer to the portion of the Specified Tenant Space demised pursuant to the applicable Specified Tenant Lease(s) entered into after the date hereof in accordance with the applicable terms and conditions hereof.
“Specified Tenant Space Leasing Reserve Account” shall have the meaning set forth in Section 8.10 hereof.
“Specified Tenant Space Leasing Reserve Funds” shall have the meaning set forth in Section 8.10 hereof.
“Specified Tenant Trigger Cap” shall have the meaning set forth in the definition of “Specified Tenant Trigger Period”.
“Specified Tenant Trigger Period” shall mean a period (A) commencing upon the first to occur of (i) any Specified Tenant being in monetary default with respect to the payment of base rent for a period of forty-five (45) consecutive days or any other material default (monetary or non-monetary) beyond applicable notice and cure periods under the applicable Specified Tenant Lease, (ii) during the third Extension Period only and not prior to such third Extension Period, Wells Fargo failing to be in actual, physical possession of substantially all (i.e., 90% or more) of its then current Specified Tenant Space (it is being understood that the Wells Fargo’s Specified Tenant Space occupied by Wells Fargo as of the Closing Date may be reduced in connection with the Wells Fargo’s exercise of the contraction option contained in the Wells Fargo’s Specified Tenant Lease in effect as of the date hereof and that the exercise of such contraction option shall not cause the commencement of a Specified Tenant Trigger Period) and/or “going dark” in substantially all (i.e., 90% or more) of its then current Specified Tenant Space, (iii) any Specified Tenant giving notice that it is terminating its Lease for its Specified Tenant Space (except to the extent that both (1) Borrower is contesting, in good faith, the validity of such Specified Tenant’s alleged termination and (2) the terms of the Lease and the relevant facts support Borrower’s position (i.e., the Lease does not provide the termination right for which such Specified Tenant is attempting to exercise or the attempted exercise is not in conformance with the Lease)), (iv) any termination or cancellation of any Specified Tenant Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant Lease failing to otherwise be in full force and effect (except to the extent that Borrower is contesting, in good faith, such Specified Tenant’s assertion that its lease is not in full force and effect), (v) any bankruptcy or similar insolvency of Specified Tenant and (vi) Specified Tenant failing to extend or renew the applicable Specified Tenant

Lease on or prior the applicable Specified Tenant Extension Deadline in accordance with the applicable terms and conditions thereof and hereof; and (B) terminating upon the first to occur of Administrative Agent’s receipt of evidence reasonably acceptable to Administrative Agent (which such evidence shall include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to Administrative Agent) of (1) the satisfaction of the Specified Tenant Cure Conditions, (2) Borrower leasing substantially all (i.e., 90% or more) of the applicable Specified Tenant Space in accordance with the applicable terms and conditions hereof, the applicable Tenant under such Lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its Lease and paying the full amount of the rent due under its Lease or (3) the amount reserved in Specified Tenant Space Leasing Reserve Account as a result of such Specified Tenant Trigger Period equals or exceeds $75 per square foot of the space leased by the applicable Specified Tenant on the Closing Date (the “Specified Tenant Trigger Cap”); provided, however, that Borrower may elect to satisfy the condition set forth in this subclause (3) either by (x) posting a Letter of Credit in the amount equal to the Specified Tenant Trigger Cap less the then current balance in the Specified Tenant Space Leasing Reserve Account or (y) having Guarantor provide a payment guaranty guaranteeing payment of an amount equal to the Specified Tenant Trigger Cap less the then current balance in the Specified Tenant Space Leasing Reserve Account (which guaranty shall be in form and substance acceptable to Administrative Agent) (the “Specified Tenant Trigger Cure Guaranty”). Notwithstanding the foregoing, (A) the delivery of the GDC Guaranty and Additional GDC Guaranty shall be (1) deemed to satisfy a Specified Tenant Trigger Cap relating solely to a Specified Tenant Trigger Period caused by GDC failing to extend or renew its Specified Tenant Lease on or prior the applicable Specified Tenant Extension Deadline, and (2) taken into account in determining whether the Specified Tenant Trigger Cap has been met for a Specified Tenant Trigger Period relating solely to GDC and (B) the delivery of any Occupancy Guaranty shall be taken into account in determining whether the Specified Tenant Trigger Cap has been met for a Specified Tenant Trigger Period relating solely to the Specified Tenant for which such Occupancy Guaranty was provided.
“SPE Component Entity” shall have the meaning set forth in Section 5.1 hereof. For avoidance of doubt, on the Closing Date, the Borrower is an Acceptable LLC and therefore, no SPE Component Entity exists and, so long as Borrower continues to be an Acceptable LLC, no SPE Component Entity is required.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.
“State” shall mean the state in which the Property or any part thereof is located.
“Strike Rate” shall mean (i) with respect to the initial term of the Loan, two and three quarters percent (2.75%) and (ii) with respect to each Extension Period, a percentage rate equal to the percentage rate per annum which, when added to the LIBOR Spread, would yield a Debt Service Coverage Ratio of at least 1.10:1.00.
“Survey” shall mean that certain survey of the Property certified and delivered to Administrative Agent in connection with the closing of the Loan.

“Tax Account” shall have the meaning set forth in Section 8.6 hereof.
“Tax and Insurance Funds” shall have the meaning set forth in Section 8.6 hereof.
“Tax Payment Date” shall mean, with respect to any applicable Taxes, the date occurring thirty (30) days prior to the date the same would be delinquent if not paid.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement.
“Tenant Direction Notice” shall have the meaning set forth in Section 9.2 hereof.
“Testing Period” shall mean, for purposes of calculating the Underwritable Cash Flow with respect to the Property, the trailing twelve (12) month period ending as of the last day of the calendar month immediately preceding the date of calculation.
“Title Insurance Policy” shall mean that certain ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Security Instrument.
“Trigger Period” shall mean (a) a Default Trigger Period, (b) a Specified Tenant Trigger Period, (c) a Mezzanine Trigger Period, or (d) a Low Cash Flow Period. Notwithstanding the foregoing, a Trigger Period shall not be deemed to expire in the event that a Trigger Period then exists for any other reason
“True Up Payment” shall mean a payment into the applicable Reserve Account of a sum which, together with any applicable monthly deposits into the applicable Reserve Account, will be sufficient to discharge the obligations and liabilities for which such Reserve Account was established as and when required by this Agreement. The amount of the True Up Payment shall be determined by Administrative Agent in its reasonable discretion and shall be final and binding absent manifest error.
“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.
“Unaffiliated Qualified Manager” shall mean a property manager of the Property that is not an Affiliate of Borrower and that (A) is a reputable, nationally or regionally recognized management company having at least five (5) years’ experience in the management of similar Class “A” office properties, (B) at the time of its engagement as property manager has under management leasable square footage of the same property type as the Property located in major metropolitan markets in the United States equal to or greater than 5,000,000 leasable square feet of office space (excluding the Property) and (C) is not the subject of a bankruptcy or similar insolvency proceeding.

“Underwritable Cash Flow” shall mean, as of any date of calculation, an amount calculated by Administrative Agent (subject in all cases to Administrative Agent’s Cash Flow Adjustments) equal to:
(i)    the sum of (a) Net Rental Income for the Testing Period, and (b) Other Operating Income for the Testing Period, and (c) Pro Forma Rental Income; less
(ii)    the sum of (a) Operating Expenses for the Testing Period, (b) if not included in Operating Expenses in clause (a), the Management Fee during the Testing Period, and (c) if and only if not included in Operating Expenses in clause (a), normalized capital expenditures equal to $0.20 per square foot per annum.
Administrative Agent’s calculation of Underwritable Cash Flow (including, without limitation, determination of items that do not qualify as Other Operating Income or Operating Expenses) shall be calculated by Administrative Agent in good faith based upon criteria that would reasonably be required by a prudent institutional commercial mortgage loan lender and shall be final absent manifest error.
“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.
“Unfunded Obligations” shall have the meaning set forth in Section 8.9(a) hereof.
“Unfunded Obligations Account” shall have the meaning set forth in Section 8.9(a) hereof.
“Unfunded Obligations Funds shall have the meaning set forth in Section 8.9(a) hereof.
“Unfunded Obligations Guaranty” shall mean that certain Unfunded Obligations Guaranty, dated as of the date hereof, from Guarantor to Administrative Agent (for the benefit of Lenders), as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
“Unfunded Obligations Reserve Waiver Requirements” shall have the meaning set forth in Section 8.9(a) hereof.
“Updated Information” shall have the meaning set forth in Section 11.1 hereof.
“U.S. Obligations” shall mean direct full faith and credit obligations of the United States of America that are not subject to prepayment, call or early redemption.
“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the IRS Code.
“USPAP” shall mean the Uniform Standards of Professional Appraisal Practice.
“Withholding Agent” means any Borrower or Administrative Agent, as applicable.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, together with any parent or affiliate thereof providing credit support or a guaranty under its lease (if any).
“Work Charge” shall have the meaning set forth in Section 4.16 hereof.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
Section 1.2    Principles of Construction.
(a)    All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Documents to any Loan Documents shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in substitution therefor). All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
(b)    With respect to cross-references contained herein or in any other Loan Document to the Mezzanine Loan Documents or to any Mezzanine Loan Document (including with respect to any cross-references to defined terms therein) unless otherwise specifically provided herein, such cross-references shall be with respect to the Mezzanine Loan Documents or such Mezzanine Loan Document, as the case may be, in existence as of the date hereof.
(c)    Notwithstanding anything to the contrary contained herein, including references to the Mezzanine Loans or to capitalized terms being defined in the Mezzanine Loan Documents, nothing herein creates any obligation of Borrower with respect to any of the Mezzanine Loan Documents and Borrower has no obligations to comply with and shall not be liable under any Mezzanine Loan Document, and nothing herein creates any obligation of either Mezzanine Borrower with respect to any of the Loan Documents and neither Mezzanine Borrower has any obligation to comply with and shall not be liable under this Agreement or any Loan Document.
ARTICLE 2

GENERAL TERMS
Section 2.1    Loan Commitment; Disbursement to Borrower. Except as expressly and specifically set forth herein, Lenders have no obligation or other commitment to loan any funds to Borrower or otherwise make disbursements to Borrower. Borrower hereby waives any right Borrower may have to make any claim to the contrary.

Section 2.2    The Loan. Subject to and upon the terms and conditions set forth herein, each Lender hereby severally agrees to make and Borrower hereby agrees to accept such Lender’s Percentage Share of the Loan.
Section 2.3    Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.
Section 2.4    The Note and the Other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement and the other Loan Documents.
Section 2.5    Interest Rate.
(a)    Generally. Interest on the Outstanding Principal Balance shall accrue from the Closing Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.
(b)    Determination of Interest Rate.
(i)    The Interest Rate with respect to the Loan shall be: (A) the LIBOR Rate with respect to the applicable Interest Accrual Period for a LIBOR Loan or (B) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions hereof. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to convert a LIBOR Loan to a Prime Rate Loan.
(ii)    Subject to the terms and conditions hereof, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the Outstanding Principal Balance at the LIBOR Rate for the applicable Interest Accrual Period. Any change in the rate of interest hereunder due to a change in the Interest Rate shall become effective as of the opening of business on the first day on which such change in the Interest Rate shall become effective. Each determination by Administrative Agent of the Interest Rate shall be conclusive and binding upon Borrower and each Lender for all purposes, absent manifest error.
(iii)    In the event that Administrative Agent shall have determined (which determination shall be conclusive and binding upon Borrower and each Lender absent manifest error) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Administrative Agent shall, if such determination shall have also been made with respect to other similarly situated loans, forthwith give notice by telephone of such determination, confirmed in writing, to Borrower and each Lender at least one (1) Business Day prior to the last day of the related Interest Accrual Period. If such notice is given, the related outstanding LIBOR Loan shall be converted, on the last day of the then current Interest Accrual Period, to a Prime Rate Loan.
(iv)    If, pursuant to the terms hereof, any portion of the Loan has been converted to a Prime Rate Loan and Administrative Agent shall determine (which determination shall be conclusive and binding upon Borrower and each Lender absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Administrative Agent shall give notice by telephone of such determination, confirmed in writing, to Borrower and each Lender at least one (1) Business Day prior to the last day of the related Interest Accrual Period. If such notice is given, the related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the last day of the then current Interest Accrual Period.
(v)    Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.5(b)(v)) the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes. As soon as practicable after any payment of Taxes by Borrower to a Governmental Authority pursuant to this Section 2.5(b)(v), Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent. Borrower shall indemnify Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.5(b)(v)) payable or paid by such recipient or required to be withheld or deducted from a payment to such recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each party’s obligations under this Section 2.5(b)(v) shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Individual Loan Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.
(vi)    If any Change in Law shall hereafter make it unlawful for any Lender to make or maintain a LIBOR Loan as contemplated hereunder (A) the obligation of such Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (B) any outstanding LIBOR Loan of such Lender shall be converted automatically to a Prime Rate Loan on the last day of the then current

Interest Accrual Period or within such earlier period as required by law. Borrower hereby agrees to promptly pay to Administrative Agent for the account of each Lender, upon demand, any additional amounts necessary to compensate such Lender for any reasonable out-of-pocket costs incurred by such Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain the LIBOR Loan hereunder. Such notice (which shall be sent by Administrative Agent on behalf of such Lender) of such costs, as certified to Borrower, shall be conclusive absent manifest error.
(vii)    In the event of any Change in Law:
(A)    shall hereafter impose, modify or hold applicable any reserve, capital adequacy, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender which is not otherwise included in the determination of LIBOR hereunder;
(B)    shall hereafter have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by any amount deemed by such Lender to be material;
(C)    shall hereafter impose on Administrative Agent and/or any Lender any other condition (other than Taxes) and the result of any of the foregoing is to increase the cost to Administrative Agent and/or any Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder; or
(D)    shall subject Administrative Agent or any Lender to any Taxes (other than (I) Indemnified Taxes, (II) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (III) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
then, in any such case, Borrower shall promptly pay to Administrative Agent for its account or the account of such Lender, upon demand, any additional amounts necessary to compensate Administrative Agent or such Lender, as applicable, for such additional incurred cost or reduced amount receivable as determined by Administrative Agent or such Lender in good faith. If Administrative Agent or any Lender becomes entitled to claim any additional amounts pursuant to this subsection, Administrative Agent (or such Lender, as applicable) shall provide Borrower with not less than thirty (30) days’ written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Administrative Agent and/or such Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Administrative Agent (or any Lender) to Borrower shall be conclusive in the absence of manifest error. This provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.
(viii)    Borrower agrees to indemnify Administrative Agent and each Lender and to hold Administrative Agent and each Lender harmless from any actual loss or expense which Administrative Agent and/or any Lender sustains or incurs as a consequence of (A) any default by Borrower in payment of the principal of or interest on a LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder, (B) any prepayment (whether voluntary or mandatory) of the LIBOR Loan on a day that is not the last day of an Interest Accrual Period, including, without limitation, such loss or expense arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain the LIBOR Loan hereunder and (C) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Interest Rate from the LIBOR Rate to the Prime Rate plus the Prime Rate Spread with respect to any portion of the outstanding principal amount of the Loan then bearing interest at the LIBOR Rate on a date other than the last day of an Interest Accrual Period, including, without limitation, such loss or expenses arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain a LIBOR Loan hereunder (the amounts referred to in clauses (A), (B) and (C) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Administrative Agent or any Lender from any Breakage Costs arising from Administrative Agent’s or such Lender’s gross negligence or willful misconduct. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.
(ix)    Neither Administrative Agent nor any Lender shall be entitled to claim compensation pursuant to this subsection for any Indemnified Taxes, Breakage Costs, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than one hundred and eighty (180) days before the date Administrative Agent (or such Lender) notified Borrower of the change in law, the circumstance resulting in the Breakage Costs or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Administrative Agent and/or such Lender, as applicable, under this subsection, which statement shall be conclusive and binding upon all parties hereto absent manifest error.
(x)    Administrative Agent and Lenders will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the LIBOR Loan and to avoid or reduce any increased or additional costs payable by Borrower under this Subsection 2.5(b), including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or affiliate of the applicable Lender in another jurisdiction, or a redesignation of its Lending Office with respect to the Loan, in order to maintain the availability of the LIBOR Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (A) would not result in any additional costs or expenses to the applicable Lender that are not reimbursed by Borrower and (B) would not be disadvantageous in any other material respect to the applicable Lender as determined by such Lender in its sole discretion. Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment to the extent that such Lender would also require its other borrowers under similarly situated loans in Lender’s particular portfolio (where the Loan is held) to pay for such designation or assignment.
(xi)    Tax Forms.
(A)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and Administrative Agent, at the time or times reasonably requested by Borrower or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrower or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or Administrative Agent as will enable Borrower or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.5(b)(xi)(B), 2.5(b)(xi)(C) and 2.5(b)(xi)(D) below) shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(B)    Any Lender that is a U.S. Person shall deliver to Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS

Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Taxes pursuant to the “business profits” or “other income” article of such tax treaty, as applicable executed originals of IRS Form W-8BEN or W-8BEN-E;
(2)    executed originals of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the IRS Code, (x) a certificate substantially in form and substance reasonably satisfactory to Borrower and Administrative Agent to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the IRS Code, (y) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the IRS Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate and/or other certification documents from each beneficial owner, as applicable, provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or Administrative Agent to determine the withholding or deduction required to be made.
(D)    If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRS Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRS Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(E)    If any Governmental Authority asserts that Administrative Agent did not properly withhold or backup withhold, as the case may be, any Tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify Administrative Agent therefor, including all penalties and interest, any Taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section, and costs and expenses (including all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of Administrative Agent. The obligation of each Lender under this Section shall survive the repayment of Debt, any assignment of rights by, or the replacement of, such Lender, the termination of the Individual Loan Commitments and the resignation or replacement of Administrative Agent. Each such Lender shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to Borrower and Administrative Agent and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by Borrower or Administrative Agent upon reasonable prior notice.
(xii)    Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 18.14(a) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to Lender from any other source against any amount due to Administrative Agent under this Section 2.5(b)(xii).

(xiii)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.5(b) (including by the payment of additional amounts pursuant to this Section 2.5(b)), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.5(b) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.5(b)(xiii) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.5(b)(xiii) in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.5(b)(xiii) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.5(b)(xiii) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(xiv)    For purposes of Sections 2.5(b)(v), (xi), (xii) and (xiii), the term “applicable law” includes FATCA.
(c)    Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, (i) the then Outstanding Principal Balance shall accrue interest at the Default Rate, calculated from the date the applicable Event of Default occurred, (ii) without limitation of any rights or remedies contained herein and/or in any other Loan Document, any interest accrued at the Default Rate in excess of the interest component of the Monthly Debt Service Payment Amount shall be due and payable on each Monthly Payment Date (and, from and after the Maturity Date, shall be due and payable immediately upon demand), and (iii) all references herein and/or in any other Loan Document to the “Interest Rate” shall be deemed to refer to the Default Rate.
(d)    Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year (that is, the Interest Rate or the Default Rate, as then applicable, expressed as an annual rate divided by 360) by (c) the Outstanding Principal Balance. The accrual period for calculating interest due on each Monthly Payment Date shall be the Interest Accrual Period in which the related Monthly Payment Date occurs; provided, however, in the event a Securitization has not occurred, the accrual period for calculating interest due on the last Monthly Payment Date shall end on the scheduled Maturity Date. Borrower understands and acknowledges that such interest accrual requirement results in more interest accruing on the Loan than if either a thirty (30) day month and a three hundred sixty (360) day year or the actual number of days and a three hundred sixty-five (365) day year were used to compute the accrual of interest on the Loan.
(e)    Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan (including, to the extent applicable, any Prepayment Premium and/or penalty) at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder (including, to the extent applicable, any Prepayment Premium and/or penalty) at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, and/or, to the extent applicable, any Prepayment Premium and/or penalty shall, in each case, be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan (including, to the extent applicable, any Prepayment Premium and/or penalty) does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
Section 2.6    Loan Payments.
(a)    Borrower shall make a payment to Administrative Agent for the account of each Lender of interest only on the Closing Date for the period from (and including) the Closing Date through (and including) the fourteenth (14th) day of either (i) the month in which the Closing Date occurs (if the Closing Date occurs on or before the fourteenth (14th) day of such month, or (ii) the month following the month in which the Closing Date occurs (if the Closing Date occurs on or after the fifteenth (15th) day of the then current calendar month; provided, however, if the Closing Date is the fourteenth (14th) day of a calendar month, no such separate payment of interest shall be due. Borrower shall make a payment to Administrative Agent for the account of each Lender of interest in the amount of the Monthly Debt Service Payment Amount on the First Monthly Payment Date and on each Monthly Payment Date occurring thereafter to and including the Maturity Date. Each payment shall be applied first to accrued and unpaid interest and the balance to principal.
(b)    Reserved.
(c)    Borrower shall pay to Administrative Agent for the account of each Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest, and all other amounts due hereunder and under the Note, the Security Instrument and the other Loan Documents (and after a Securitization, including, without limitation, the Interest Shortfall).
(d)    If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower on the date on which it is due, Borrower shall pay to Administrative Agent for the account of each Lender upon demand an amount equal to the lesser of five percent (5%) of such unpaid sum or the maximum amount permitted by applicable law in order to defray the expense incurred by Administrative Agent and Lenders in handling and processing such delinquent payment and to compensate Administrative Agent and Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.
(e)
(i)    Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Administrative Agent not later than 3:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Administrative Agent’s office, and any funds received by Administrative Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
(ii)    Each payment received by the Administrative Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender promptly thereafter by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Administrative Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender.
(iii)    Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.
(iv)    All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto.
(f)    In the event Borrower is required to pay any Lender compensation for any Indemnified Taxes, increased cost or reduction in amounts received or receivable hereunder, pursuant to Section 2.5(b)(v), (vi) or (vii), then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.5(b)(v), (vi) or (vii), as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. In the event (A) Borrower is required to pay any Lender compensation for any Indemnified Taxes, increased cost or reduction in amounts received or receivable hereunder, pursuant to Section 2.5(b)(v), (vi) or (vii), and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with the first sentence of this Section 2.6(f), (B) any Lender becomes a Defaulting Lender, or (C) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by Borrower that requires unanimous consent of the Lenders and such amendment, waiver or other modification is consented to by Requisite Lenders, then Borrower may, at their sole expense and effort, upon three (3) Business Days’ notice to such Lender and Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with Section 18.15), all of its rights and obligations under this Agreement and the Notes to an Eligible Assignee identified by Borrower that is reasonably satisfactory to Administrative Agent if such proposed Eligible Assignee agrees to assume all of the obligations of such requesting Lender hereunder from and after the date of such assignment, and to purchase all of such requesting Lender’s Percentage Share of the Loan hereunder for consideration equal to the aggregate outstanding principal amount of such requesting Lender’s Percentage Share of the Loan, together with interest thereon to the date of such purchase (to the extent not paid by Borrower), and all other amounts accrued and payable hereunder to such requesting Lender as of the date of such transfer shall have been paid or satisfactory arrangements shall have been made for such payments, provided that, (x) in the case of any such assignment resulting from a claim for compensation or payments under Section 2.5(b)(v), (vi) or (vii), such assignment will result in a reduction in such compensation or payments thereafter and (y) in the case of any such assignment under Section 2.6(f)(C), such assignment shall be to an Eligible Assignee that shall consent to such amendment, waiver or other modification of the requested Loan Document. Each Lender hereby grants to Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Assumption Agreement necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.6(f).
Section 2.7    Prepayments.
(a)    Voluntary Prepayment. Except as provided herein, Borrower shall not have the right to prepay the Loan in whole or in part. Borrower may at its option and upon prior notice to Administrative Agent as set forth herein, prepay the Debt in whole or in part on any Business Day (a “Prepayment Date”); provided that such prepayment is accompanied by payment of the Breakage Costs, the Prepayment Premium (if applicable) and the applicable Interest Shortfall. Administrative Agent shall not be obligated to accept any prepayment unless it is accompanied by payment of the Breakage Costs, the Prepayment Premium (if applicable) and the applicable Interest Shortfall due in connection therewith. As a condition to any voluntary prepayment, Borrower shall give Administrative Agent written notice (a “Prepayment Notice”) of its intent to prepay, which notice must be given at least ten (10) Business Days and not more than ninety (90) days prior to the Prepayment Date and must specify such proposed Prepayment Date. A Prepayment Notice given by Borrower to Administrative Agent pursuant to this Section 2.7(a) may be revoked by written notice of revocation delivered to Lender no later than three (3) Business Days prior to the Prepayment Date specified in any such Prepayment Notice; provided that in connection with such revocation Borrower shall pay Administrative Agent all reasonable out-of-pocket costs and expenses incurred by Administrative Agent and Lenders, including, without limitation, any Breakage Costs or similar expenses incurred in connection with such anticipated prepayment. Concurrently with any voluntary prepayment made pursuant to this Section 2.7(a), a simultaneous pro-rata prepayment of each of the Mezzanine Loan shall be made and Borrower shall provide Administrative Agent evidence reasonably satisfactory to Administrative Agent of such prepayment of Mezzanine Loans.

(b)    Mandatory Prepayment. On each date on which Administrative Agent actually receives a distribution of Net Proceeds, and if Administrative Agent does not make such Net Proceeds available to Borrower for Restoration or for disbursement as Rent Loss Proceeds (as applicable), in each case, in accordance with the applicable terms and conditions hereof, Borrower shall, at Administrative Agent’s option, prepay the Debt in an amount equal to one hundred percent (100%) of such Net Proceeds together with any applicable Interest Shortfall and any Breakage Costs. If such prepayment occurs after a Securitization, Borrower shall make the REMIC Payment as and to the extent required hereunder. No Prepayment Premium or penalty shall be due in connection with any prepayment made pursuant to this Section 2.7(b) (including, without limitation, in connection with any REMIC Payment). Any prepayment received by Administrative Agent pursuant to this Section 2.7(b) on a date other than a Monthly Payment Date shall be held by Administrative Agent as collateral security for the Loan in an interest bearing, Eligible Account at an Eligible Institution, with such interest accruing to the benefit of Borrower, and shall be applied by Administrative Agent on the next Monthly Payment Date, with any interest on such funds paid to Borrower on such date provided no Event of Default then exists. Upon payment in full of the Debt, Lender shall disburse all Net Liquidation Proceeds After Debt Service to (a) first, in the event the Mezzanine A Loan is outstanding, Mezzanine A Lender; (b) second, in the event the Mezzanine A Loan has been paid in full and the Mezzanine B Loan is outstanding, Mezzanine B Lender; and (c) then, in the event the Mezzanine B Loan has been paid in full, Borrower.
(c)    Prepayments After Default. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any prepayment of the Debt during the continuance of an Event of Default shall be applied to the Debt in such order and priority as set forth in Section 10.2(g) hereof or as Lenders shall otherwise determine in their sole discretion.
(d)    Prepayment of Mezzanine Loans. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, in no event shall any Mezzanine Loan be prepaid unless the Debt is contemporaneously prepaid ratably in accordance with the applicable terms and conditions of this Agreement.
Section 2.8    Interest Rate Cap Agreement.
(a)    Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike rate equal to the Strike Rate. The Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Administrative Agent, (ii) shall, subject to Sections 2.8(c) and 2.8(e) below, at all times be with a Counterparty, (iii) shall at all times be for a duration at least equal to the end of the Interest Accrual Period in which the then current Maturity Date occurs, and (iv) shall at all times have a notional amount equal to or greater than the Outstanding Principal Balance and shall at all times provide for the applicable LIBOR strike rate to be equal to the Strike Rate. Borrower shall direct such Counterparty to deposit directly into the Cash Management Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt is outstanding, provided that the Debt shall be deemed to be outstanding if the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof. Additionally, Borrower shall collaterally assign to Administrative Agent for the benefit of Lenders, pursuant to the Collateral Assignment of Interest Rate Cap Agreement, all of its right, title and interest in and to the Interest Rate Cap

Agreement (and any replacements thereof), including, without limitation, its right to receive any and all payments under the Interest Rate Cap Agreement (and any replacements thereof), and Borrower shall, and shall cause Counterparty to, deliver to Administrative Agent a fully executed Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Administrative Agent for the benefit of Lenders and require that payments be deposited directly into the Cash Management Account).
(b)    Borrower shall comply in all material respects with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Administrative Agent for the benefit of Lenders shall be deposited promptly into the Restricted Account. Borrower shall take all actions reasonably requested by Administrative Agent to enforce Administrative Agent’s and Lenders’ rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.
(c)    In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty (other than a Counterparty that is an Affiliate of Administrative Agent or any Lender) by any Rating Agency below the Minimum Counterparty Rating, Borrower shall (i) replace the Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice of such downgrade, withdrawal or qualification with an Interest Rate Cap Agreement in form and substance reasonably satisfactory to Administrative Agent (and meeting the requirements set forth in this Section 2.8) (a “Replacement Interest Rate Cap Agreement”) from a Counterparty having a Minimum Counterparty Rating or (ii) if provided for in such Interest Rate Cap Agreement, cause the Counterparty to deliver collateral to secure Borrower’s exposure under the Interest Rate Cap Agreement in such amount and pursuant to such terms as are reasonably acceptable to Administrative Agent.
(d)    In the event that Borrower fails to purchase and deliver to Administrative Agent the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Administrative Agent may purchase the Interest Rate Cap Agreement and the cost incurred by Administrative Agent in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by Administrative Agent until such cost is reimbursed by Borrower to Administrative Agent.
(e)    Each Interest Rate Cap Agreement shall contain the following language or its equivalent: “In the event of any downgrade, withdrawal or qualification of the rating of the Counterparty below (A) a long term rating of “A-” by S&P or (B) a long term rating of “A3” by Moody’s, the Counterparty must, within ten (10) business days, (x) post collateral on terms acceptable to each Rating Agency, Administrative Agent and Borrower, (y) find a replacement Counterparty, at the Counterparty’s sole cost and expense, acceptable to each Rating Agency, Administrative Agent and Borrower; provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the Counterparty transfers the Interest Rate Cap Agreement to a replacement Counterparty pursuant to the foregoing clause (y), the Counterparty will continue to perform its obligations under the Interest Rate Cap Agreement, or (z) deliver a guaranty (or replacement guaranty, as applicable) of the Counterparty’s obligations from a Counterparty having a Minimum Counterparty Rating in form and substance acceptable to

Administrative Agent and each Rating Agency. Failure to satisfy the foregoing shall constitute an “Additional Termination Event” as defined by Section 5(b)(v) of the ISDA Master Agreement, with the Counterparty as the “Affected Party.” In the event that a Counterparty is required pursuant to the terms of an Interest Rate Cap Agreement to (i) deliver collateral as specified in the applicable Interest Rate Cap Agreement, (ii) find a replacement Counterparty or (iii) deliver a guaranty (or replacement guaranty, as applicable), Borrower covenants and agrees that Borrower shall seek Administrative Agent’s approval with respect thereto and shall not approve or consent to the foregoing unless and until Borrower receives Administrative Agent’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed), and shall, in its reasonable discretion, approve or consent to the foregoing upon receipt of Administrative Agent’s prior written approval.
(f)    With respect to each Interest Rate Cap Agreement, Borrower shall use commercially reasonable efforts to promptly obtain and deliver to Administrative Agent an opinion (upon which Administrative Agent, the Lenders and their respective successors and assigns may rely) from counsel (which counsel may be in house counsel for the Counterparty) for the Counterparty (other than a Counterparty that is an Affiliate of Administrative Agent) which shall provide, in relevant part, that:
(i)    the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;
(ii)    the execution and delivery of the Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
(iii)    all consents, authorizations and approvals required for the execution and delivery by the Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
(iv)    the Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

Section 2.9    Extension of the Maturity Date. Borrower shall have the option to extend the term of the Loan beyond the Initial Maturity Date for three (3) successive terms (the “Extension Option”) of one (1) year each (each, an “Extension Period”) to (i) April 9, 2020 if the first Extension Option is exercised, (ii) April 9, 2021 if the second Extension Option is exercised, and (iii) April 9, 2022 if the third Extension Option is exercised (each such date, the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:
(a)    no Event of Default shall have occurred and be continuing on the date that the applicable Extension Period is commenced;
(b)    Borrower shall notify Administrative Agent of its election to extend the applicable Maturity Date as aforesaid not earlier than ninety (90) days and no later than thirty (30) days prior to the applicable Maturity Date; provided, however, that Borrower shall be permitted to revoke such notice at any time up to thirty (30) days before the applicable Maturity Date provided that Borrower pays to Administrative Agent all actual out-of-pocket costs and expenses incurred by Administrative Agent and Lenders in connection with such notice, including, without limitation, any Breakage Costs;
(c)    Borrower shall obtain and deliver to Administrative Agent prior to the date that the applicable Extension Period is commenced, a Replacement Interest Rate Cap Agreement, which Replacement Interest Rate Cap Agreement shall be effective commencing on the first day of the related Extension Period and shall have a maturity date not earlier than the last day of the Interest Accrual Period in which the related Extended Maturity Date shall occur;
(d)    Borrower shall have paid to Administrative Agent all actual out-of-pocket costs and expenses incurred by Administrative Agent on behalf of itself and Lenders and all actual out-of-pocket costs and expenses (if any) incurred by Lenders in connection with Borrower exercising the applicable Extension Option;
(e)    in connection with the second Extension Option, the Debt Yield shall not be less than 6.10% on the date which is thirty (30) days prior to the date that the second Extension Period is commenced;
(f)    in connection with the third Extension Option, the Debt Yield shall not be less than 6.25% on the date which is thirty (30) days prior to the date that the third Extension Period is commenced;
(g)    in connection with the third Extension Option, the Borrower shall have paid to Administrative Agent for the benefit of Lenders on the date the third Extension Period is commenced an extension fee in an amount equal to one quarter of one percent (0.25%) of the Outstanding Principal Balance;
(h)    in connection with the third Extension Option, Administrative Agent shall have determined that the lien free completion of the Permitted Alterations in accordance with Section 4.21 hereof, to the extent such construction previously commenced, shall have occurred (subject to any extension due to Force Majeure) prior to the date that the third Extension Period is commenced;

(i)    in connection with (A) the second Extension Option, but only in the event the Debt Yield is less than 6.50% as of the date which is thirty (30) days prior to the date that the second Extension Period is commenced, or (B) the third Extension Option (and, for the avoidance of doubt, only if not previously delivered in connection with the second Extension Option), if required by Administrative Agent, Borrower shall either (selection of which option shall be at Borrower’s election) (x) post a cash deposit with Administrative Agent or (y) provide a payment guaranty from Guarantor (which guaranty shall be substantially in the form of the Unfunded Obligations Guaranty and with a “Remaining Unfunded Obligation” concept modified, mutatis mutandis, to apply to the guaranteed sums) guaranteeing funding of, an amount equal to the sum of all (1) unfunded obligations for tenant improvements and leasing commissions and (2) free rent and operating expense reimbursement credits, but only to the extent that such unfunded obligations, free rent and reimbursement credits (i) relate to Leases which were in effect as of the Closing Date and (ii) occur or would remain outstanding after the third Extended Maturity Date. Such guaranty will include appropriate provisions, if applicable, to recognize that if a payment is made with respect to a guaranty of the same obligations delivered to Mezzanine A Lender and/or Mezzanine B Lender, such payment will be given appropriate credit under such guaranty given for the benefit of Administrative Agent (for the benefit of Lenders). If Borrower elects the foregoing option (x) then any funds posted with Administrative Agent to cover the obligations described in either the foregoing clause (1) or (2) shall be held by Administrative Agent as additional collateral for the Loan until such time as the Debt has been paid in full;
(j)    in connection with the third Extension Option, if on the date that third Extension Period is commenced Wells Fargo fails to be in actual, physical possession of substantially all (i.e., 90% or more) of its then current Specified Tenant Space (it being understood that the Specified Tenant Space occupied by Wells Fargo as of the Closing Date may be reduced in connection with the Wells Fargo’s exercise of the contraction option contained in the Wells Fargo’s Specified Tenant Lease) and/or ceases to operate its business in substantially all (i.e., 90% or more) of its then current Specified Tenant Space, Borrower shall either (selection of which option shall be at Borrower’s election) (x) post a cash deposit with Administrative Agent or (y) provide a payment guaranty from Guarantor guaranteeing payment of an amount equal to the Specified Tenant Trigger Cap (which guaranty shall be in form and substance acceptable to Administrative Agent) (the “Occupancy Guaranty”) (it being understood that such Occupancy Guaranty will (A) terminate if substantially all (i.e., 90% or more) of such space is leased to a replacement tenant in accordance with the terms hereof and (B) reduce, pro rata, based on any of the Wells Fargo space that is actually re-leased in accordance with the terms hereof). Such guaranty will include appropriate provisions, if applicable, to recognize that if a payment is made with respect to a guaranty of the same obligations delivered to Mezzanine A Lender and/or Mezzanine B Lender, such payment will be given appropriate credit under such guaranty given for the benefit of Administrative Agent (for the benefit of Lenders). If Borrower elects the foregoing option (x) then any funds posted with Administrative Agent shall be held by Administrative Agent as additional collateral for the Loan until such time as the Debt has been paid in full; provided, however, that upon the occurrence of the events in either the foregoing clauses (A) or (B), so long as no Event of Default then exists, such funds shall be returned to Borrower, either in whole or in part (on pro rata basis as set forth in clause (B) above), as applicable;

(k)    (A) in the event GDC fails to extend or renew the GDC’s Specified Tenant Lease in accordance with the applicable terms and conditions thereof and hereof prior to the date that the second Extension Period is commenced, then in connection with the second Extension Option, Borrower shall either (selection of which option shall be at Borrower’s election) (x) post a cash deposit with Administrative Agent or (y) provide a payment guaranty from Guarantor guaranteeing payment, in either case, in an amount equal to $37.50 per square foot of the GDC’s Specified Tenant Space not re-leased by a replacement tenant or GDC in accordance with the terms hereof (which guaranty shall be in form and substance acceptable to Administrative Agent) (the “GDC Guaranty”) and (B) in the event GDC fails to extend or renew the GDC’s Specified Tenant Lease in accordance with the applicable terms and conditions thereof and hereof prior to the date that the third Extension Period is commenced, in connection with the third Extension Option, Borrower shall either (selection of which option shall be at Borrower’s election) (x) post a cash deposit with Administrative Agent or (y) provide a payment guaranty from Guarantor guaranteeing payment, in either case, in an amount equal to $37.50 per square foot of the GDC’s Specified Tenant Space not re-leased by a replacement tenant or GDC in accordance with the terms hereof (which guaranty shall be in form and substance acceptable to Administrative Agent) (the “Additional GDC Guaranty”) (for the avoidance of doubt, any amounts guaranteed by the Additional GDC Guaranty shall be in addition (but without duplication) to the amounts guaranteed by the GDC Guaranty). Each of the GDC Guaranty and the Additional GDC Guaranty shall, by their terms, reduce by an amount equal to $37.50 times the number of square feet of the GDC’s Specified Tenant Space re-leased in accordance with the terms hereof to a replacement tenant or to GDC subsequent to the date of the GDC Guaranty and the Additional GDC Guaranty, as applicable. Each of the GDC Guaranty and the Additional GDC Guaranty will include appropriate provisions, if applicable, to recognize that if a payment is made with respect to a guaranty of the same obligations delivered to Mezzanine A Lender and/or Mezzanine B Lender, such payment will be given appropriate credit under such guaranty given for the benefit of Administrative Agent (for the benefit of Lenders). If Borrower elects option (x) described above in this subsection (k), any funds posted with Administrative Agent shall be held by Administrative Agent as additional collateral for the Loan until such time as the Debt has been paid in full; provided, however, that if GDC’s Specified Tenant Space is re-leased in accordance with the terms hereof to a replacement tenant or to GDC subsequent to the date that such funds have been posted with Administrative Agent, so long as no Event of Default then exists, such funds shall be returned to Borrower in a manner, as determined by Administrative Agent, similar to the manner in which the GDC and the Additional GDC Guaranty would be reduced had the same been delivered; and
(l)    Borrower shall have delivered to Administrative Agent evidence that each of the Mezzanine A Loan and the Mezzanine B Loan has been extended or shall be concurrently extended through a date not earlier than the applicable Extended Maturity Date.
All references in this Agreement and in the other Loan Documents to the Maturity Date shall mean the Extended Maturity Date in the event the applicable Extension Option is exercised.
Section 2.10    Partial Release.
Provided no Event of Default shall have occurred and be continuing (other than a non-monetary Event of Default that affects or is otherwise related solely to the Atrium Parcel and which Event of Default will no longer continue to exist upon such release of the Atrium Parcel), Borrower shall have the right at any time prior to the Maturity Date to obtain the release (the “Partial Release”) of the Atrium Parcel from the lien of the Security Instrument thereon (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to the Atrium Parcel (other than those expressly stated to survive), upon the satisfaction of each of the following conditions precedent:
(i)    Administrative Agent shall have received at least fifteen (15) Business Days (or a shorter period of time if permitted by Administrative Agent in its sole discretion) prior written notice requesting the release of the Atrium Parcel;
(ii)    Borrower shall, in accordance with the provisions of Section 2.7(a) above, prepay the Loan in an amount equal to the Release Price (including, without limitation, any Prepayment Premium applicable thereto);
(iii)    Borrower shall submit to Administrative Agent, not less than ten (10) days prior to the date of such release, a release of lien (and related Loan Documents) for the Atrium Parcel for execution by Administrative Agent. Such release shall be in a form appropriate in the State in which the Property is located and shall contain standard provisions, if any, protecting the rights of the releasing lenders. In addition, Borrower shall provide all other documentation in connection with such release as may be reasonably requested by Administrative Agent, together with an Officer’s Certificate certifying that such documentation is in compliance with all applicable Legal Requirements;
(iv)    Borrower shall have delivered evidence that would be reasonably satisfactory to Administrative Agent that, immediately after giving effect to the release of the Atrium Parcel, the portion of the Property remaining encumbered by the Security Instrument (the “Remaining Property”) shall (A) not, as a result of such release, fail to comply in all material respects with all applicable Legal Requirements, including, without limitation, all applicable zoning and building laws, rules, ordinances and regulations, (B) be legally subdivided and (C) constitute one or more separate tax lots;
(v)    Borrower shall have delivered evidence reasonably satisfactory to Administrative Agent that Borrower has entered into a reciprocal easement agreement (in form and substance reasonably satisfactory to Administrative Agent) with the owner of the Atrium Parcel (the “Atrium REA”), which Atrium REA shall provide for easements, cross-easements and mutual or non-exclusive easements for ingress, egress, access, pedestrian walkways, parking, traffic flow, drainage, utilities and services shared by the Atrium Parcel and the Remaining Property, in each case, as deemed reasonably necessary by Administrative Agent; provided that Administrative Agent shall reasonably approve the Atrium REA upon satisfaction of certain conditions to be mutually agreed upon by Administrative Agent and Borrower in good faith. Notwithstanding anything to the contrary set forth herein, upon satisfaction of all conditions for the Partial Release set forth in this Section 2.10 and approval of the Atrium REA by Administrative Agent in accordance with the terms hereof, Administrative Agent shall subordinate the lien of the Security Instrument to the Atrium REA.

(vi)    Borrower shall provide an endorsement (to the extent such endorsement is available under the applicable Legal Requirements) to the Title Insurance Policy relating to the Remaining Property (which endorsement shall be issued by the title insurance company that issued the Title Insurance Policy): (i) confirming, in each case as of the effective date of the release of the Atrium Parcel, no change in the priority of the Security Instrument on the Remaining Property and insuring that there are no liens, mortgages, deeds of trust or other security instruments, as the case may be, not otherwise permitted by the Loan Documents, encumbering the Remaining Property, (ii) if not already part of the insured estate in the Title Insurance Policy (and such estate is not being released), insuring Lenders’ interest in any easements benefitting the Remaining Property created in connection with the release of the Atrium Parcel (including any easements granted under Section 2.10(v) above), (iii) [reserved], and (iv) insuring that the balance of the Remaining Property (excluding the Atrium Parcel) constitutes separate tax lots and has been legally subdivided;
(vii)    Borrower shall have delivered to Administrative Agent evidence that would be reasonably satisfactory to Administrative Agent that the release of the Atrium Parcel will not violate any term or provision of any Lease in effect at the Remaining Property at the time of the release of the Atrium Parcel, which evidence may take the form of a certification from Borrower contained in the Officer’s Certificate referenced in Section 2.10(xiii) below;
(viii)    To the extent such survey is not delivered in connection with the closing of the Loan, Borrower shall have delivered, or caused to be delivered, a survey of the Atrium Parcel and the Remaining Property, which survey shall include a legal description of the Atrium Parcel and the Remaining Property and shall otherwise be in such form as would be reasonably satisfactory to Administrative Agent;
(ix)    Intentionally omitted.
(x)    As of the date of consummation of the Partial Release, after giving effect to the release of the Atrium Parcel from the lien of the Security Instrument, the LTV with respect to the remaining Property shall be no greater than the LTV as of the Closing Date (i.e., 74.8%);
(xi)    Borrower shall have (or shall have caused to be) paid or reimbursed Administrative Agent for all out-of-pocket costs and expenses incurred by Administrative Agent (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with the release of the Atrium Parcel. Borrower shall pay all recording charges, filing fees, taxes or other expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the release of the Atrium Parcel. Borrower shall have paid all costs and expenses of the Rating Agencies incurred in connection with the release of the Atrium Parcel;
(xii)    If required by Administrative Agent after a Securitization, Borrower shall furnish Administrative Agent with an opinion of counsel that the release will not constitute a “significant modification” of the Loan under Section 1001 of the IRS Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC, which opinion shall not contain any qualifications or assumptions other than qualifications and assumptions customary for such an opinion;

(xiii)    Intentionally omitted;
(xiv)    Borrower shall deliver all other documents and items as Administrative Agent may reasonably request and execute such documents and instruments as are typical for transactions similar to such release of the Atrium Parcel;
(xv)    All conditions precedent to the applicable Partial Release set forth in Section 2.10 of the applicable Mezzanine Loan Agreement have been complied with by Mezzanine Borrowers and Borrower shall have delivered, or cause to be delivered, to Administrative Agent evidence thereof; and
(xvi)    Borrower shall deliver an Officer’s Certificate certifying that all requirements set forth in this Section 2.10 have been satisfied.
Notwithstanding the foregoing provisions of this Section 2.10, if the Loan is included in a REMIC, the release of the Atrium Parcel shall not be permitted unless, immediately after the release of the Atrium Parcel, either (i) the ratio of the unpaid principal balance of the Loan to the value of the Remaining Property is equal to or less than 125% (such value to be determined, in Administrative Agent’s sole discretion, by any commercially reasonable method permitted to a REMIC) or (ii) the principal balance of the Loan is paid down by the least of the following amounts: (1) the net proceeds of the sale of the Atrium Parcel, (2) the fair market value of the Atrium Parcel at the time of the release of the Atrium Parcel, or (3) an amount such that the loan-to-value ratio of the Loan (as so determined by Lender) does not increase after the release of the Atrium Parcel, unless Administrative Agent receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC as a result of the release of the Atrium Parcel.
Administrative Agent shall, if requested by Borrower, confirm to the Mezzanine Lenders (which confirmation can be delivered via email) whether the conditions to the Partial Release set forth in this Section 2.10 have been satisfied (or waived).
Section 2.11    Pro Rata Treatment. Except to the extent otherwise provided herein: (a) any borrowing from Lenders under Section 2.2 shall be made from Lenders severally in accordance with their respective Percentage Shares, (b) each payment or prepayment of principal of the Loan by Borrower shall be made to Administrative Agent for the account of Lenders pro rata in accordance with the respective their respective Percentage Shares, and (c) each payment of interest on the Loan by Borrower shall be made to Administrative Agent for the account of Lenders pro rata in accordance with the amounts of interest on their Individual Loan Commitments then due and payable.
Section 2.12    Sharing of Payments, Etc. If a Lender shall obtain payment of any principal of its Note or of interest thereon through the exercise of any right of setoff, banker’s lien, counterclaim, or by any other means (including direct payment), and such payment results in such Lender receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to Lenders, then such Lender shall promptly purchase for cash from the other Lenders participations in the Loan in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all

Lenders shall share ratably the benefit of such payment. To such end, Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Individual Loan Commitments owed to such other Lenders may exercise all rights of set-off, banker’s lien, counterclaim or similar rights with the respect to such participation as fully as if such Lender were a direct holder of the Loan in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.
Section 2.13    Several Obligations. No Lender shall be responsible for the failure of any other Lender to perform any obligation to be made or performed by such other Lender hereunder, nor shall Borrower be responsible for the failure of any Lender to perform any obligation to be made or performed by such Lender hereunder, and the failure of any Lender to perform any obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make or to perform any obligation to be made or performed by such other Lender. The liability of each Lender hereunder shall be several and not joint.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES
Borrower represents and warrants to Administrative Agent and each Lender as of the Closing Date that:
Section 3.1    Legal Status and Authority. Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease the Property. Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed.
Section 3.2    Validity of Documents.
(a)    (1) The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by Borrower and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of Borrower; (ii) have been authorized by all requisite organizational action of such parties; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate in any material respect, conflict with in any material respect, result in a material breach of or constitute (with notice or lapse of time, or both) a material default under any provision of law, any order or judgment of any court or Governmental Authority, any material license, certificate or other approval required to operate the Property, any applicable organizational documents of the Borrower, or any applicable material indenture, agreement or other instrument binding upon Borrower or the Property, including, without limitation, the Management Agreement; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any material authorization or license from, or any filing with, any Governmental Authority (except for filings or recordings necessary to give notice of or to perfect liens or security interests, including the recordation of the Security Instrument and the Assignment of Leases and Rents in the appropriate land records in the State and except for Uniform Commercial Code filings relating to the security interest created hereby), (2) this Agreement, the Note, the Security Instrument and the other Loan Documents have been duly executed and delivered by Borrower and (3) this Agreement, the Note, the Security Instrument and the other Loan Documents constitute the legal, valid and binding obligations of Borrower subject to bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws and general principles of equity. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).
(b)    (1) The execution, delivery and performance of the Loan Documents to which Guarantor is a party (i) are within the power and authority of Guarantor; (ii) have been authorized by all requisite organizational action of Guarantor; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate in any material respect, conflict with in any material respect, result in a material breach of or constitute (with notice or lapse of time, or both) a material default under any applicable organizational documents of Guarantor, or any applicable material indenture, agreement or other instrument binding upon Guarantor; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of Guarantor’s assets; and (vi) will not require any material authorization or license from, or any filing with, any Governmental Authority, (2) the Loan Documents to which Guarantor is a party have been duly executed and delivered by Guarantor and (3) the Loan Documents to which Guarantor is a party constitute the legal, valid and binding obligations of Guarantor, subject to bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws and general principles of equity.
(c)    Neither Borrower nor Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect to the Loan Documents.
Section 3.3    Litigation. Except as set forth on Schedule VII, there is no action, suit, proceeding or governmental investigation, in each case, judicial, administrative or otherwise (including any condemnation or similar proceeding) (herein, “Litigation”), pending and served (if service is required by applicable law) or, to Borrower’s knowledge, threatened in writing or contemplated against Borrower, the Property, or any portion thereof, which, if adversely determined, is reasonably expected to result in a Material Adverse Effect. Except as set forth on Schedule VII, there is no Litigation pending or threatened in writing or, to any Borrower’s knowledge, contemplated against or affecting the Guarantor or any Affiliated Manager which, if adversely determined, is reasonably expected to result in a Material Adverse Effect.

Section 3.4    Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction that is reasonably likely to cause a Material Adverse Effect. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or the Property is bound which would result in a Material Adverse Effect. Except as set forth on Schedule VII or in the financial statements of Borrower previously delivered to Administrative Agent in connection with the closing of the Loan, Borrower has no material financial obligations under any agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property (including any obligations under Leases) and (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. There is no agreement or instrument to which Borrower is a party or by which Borrower is bound that would require the subordination in right of payment of any of Borrower’s obligations hereunder or under the Note to an obligation owed to another party.
Section 3.5    Financial Condition.
(a)    Borrower is solvent and Borrower has received reasonably equivalent value for the granting of the Security Instrument. No proceeding under Creditors Rights Laws with respect to any Borrower Party has been initiated.
(b)    In the last ten (10) years, no (i) petition in bankruptcy has been filed by or against any Borrower Party (other than Borrower) and (ii) no Borrower Party (other than Borrower) has ever made any general assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws. Since the Brookfield Acquisition Date and, to Borrower’s knowledge, in the last ten (10) years, no (i) petition in bankruptcy has been filed by or against Borrower and (ii) Borrower has never made any general assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws.
(c)    No Borrower Party is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property and Borrower has no knowledge of any Person contemplating the filing of any such petition against any Borrower Party.
(d)    There exists no Sale or Pledge (or contemplated redemption or conversion) of any direct interests in Borrower other than pursuant to the Mezzanine A Loan Documents.
Section 3.6    Intentionally Omitted.
Section 3.7    No Plan Assets. As of the date hereof and until the Debt is repaid in accordance with the applicable terms and conditions hereof, (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) transactions by or with Borrower hereunder or under the other Loan Documents are not and will not be in violation of any state statute regulating investments of, or fiduciary obligations with respect to, governmental plans and (d) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof, neither Borrower, nor any member of a “controlled group of corporations” (within the meaning of Section 414 of the IRS Code), maintains, sponsors or contributes to a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA).
Section 3.8    Not a Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.
Section 3.9    Intentionally Omitted.
Section 3.10    Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.
Section 3.11    Borrower’s Principal Place of Business. Borrower’s principal place of business and its chief executive office as of the date hereof is 250 Vesey Street, New York, New York 10281. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower’s organizational identification number, if any, assigned by the state of its incorporation or organization is 2860636. Borrower’s federal tax identification number is 95-4682715. Borrower is not subject to back-up withholding taxes.
Section 3.12    Status of Property.
(a)    Except as otherwise set forth in the zoning report delivered to Lender in connection with the closing of the Loan, to Borrower’s knowledge, Borrower has obtained all material Permits, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.
(b)    Except as set forth on Schedule VII, the Property and the present and contemplated use and occupancy thereof are, to Borrower’s knowledge, in compliance in all material respects with all applicable zoning ordinances, building codes, land use laws, Environmental Laws and other similar Legal Requirements.
(c)    The Property is served by all utilities required for the current use thereof. To Borrower’s knowledge, all utility service is provided by public utilities and the Property has accepted or is equipped to accept such utility service.
(d)    To Borrower’s knowledge, all public roads and streets necessary for service of and access to the Property for the current use thereof have been completed, are serviceable and all-weather and are physically and legally open for use by the public. The Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of Borrower and any subsequent owners of the Property.
(e)    The Property is served by public water and sewer systems.
(f)    The Property is free from damage caused by fire or other casualty (other than to a de minimis extent and which could not reasonably be expected to have a Material Adverse

Effect). Except as shown on any reports delivered by Borrower to Administrative Agent or obtained by Administrative Agent, in each case in connection with the closing of the Loan, to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, septic and sewer systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good operating condition and repair in all material respects; to Borrower’s knowledge, there exist no structural or latent defects or damages in the Property, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
(g)    To Borrower’s knowledge, all material costs and material expenses of any and all labor, materials, supplies and equipment due and payable (other than expenses due and payable in the ordinary course of Borrower’s current monthly payment cycle) in the construction of the Improvements have been paid in full. To Borrower’s knowledge, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and, to Borrower’s knowledge, except as a result of the Lobby Work (provided that adequate title insurance insuring the priority of the Security Interest over any workers’, mechanics’ or other similar liens on the Property that may result from the Lobby Work is provided to Administrative Agent), no rights are outstanding that under applicable Legal Requirements could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument. The parties agree that any time the representations made in this clause (g) are re-made (or deemed to have been re-made) by Borrower, such representations by Borrower shall be deemed to have excepted (i) any such costs and expenses that are being contested in good faith in accordance with (and subject to the terms and conditions of) Section 4.16(b) hereof and (ii) inchoate mechanic’s liens that may be asserted in connection with work recently completed and for which the statutory lien period has not expired.
(h)    Borrower has paid in full for, and is the owner or lessee of, all furnishings, fixtures and equipment (other than Tenants’ property or the property subject to a Permitted Equipment Lease) used in connection with the operation of the Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the Security Instrument and the other Loan Documents and other security interests, liens and encumbrances permitted pursuant to this Agreement.
(i)    Except as expressly disclosed on the Survey, no portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts. No part of the Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.
(j)    Except as disclosed on the Surveys, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land.
(k)    Except as expressly disclosed on the Title Insurance Policy, to Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
(l)    Borrower has not (i) made, ordered or contracted for any construction, repairs, alterations or improvements to be made on or to the Property which have not been completed and paid for in full, (ii) ordered materials for any such construction, repairs, alterations or improvements which have not been paid for in full or (iii) attached any fixtures to the Property which have not been paid for in full, in each case other than expenses which (1) are due and payable in the ordinary course of Borrower’s current monthly payment cycle, (2) will be paid in the ordinary course of Borrower’s current monthly payment cycle and (3) if unpaid, would not and could not result in Material Adverse Effect. To Borrower’s knowledge, there is no such construction, repairs, alterations or improvements ongoing at the Property as of the Closing Date. To Borrower’s knowledge, there are no outstanding or disputed claims for any Work Charges and there are no outstanding liens or security interests in connection with any Work Charges.
(m)    Borrower has no direct employees. All other personnel employed at or in connection with the Property are the direct employees of Manager or its Affiliates.
Section 3.13    Financial Information. All financial data in respect to Borrower, Guarantor and/or the Property, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense, occupancy statistics reports and rent rolls, that have been delivered to Administrative Agent or any Lender by Borrower or Guarantor or any Affiliate of Borrower or Guarantor or, to Borrower’s knowledge, by any other Person (a) are true in all material respects, (b) accurately represent the financial condition of Borrower, Guarantor or the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with the Approved Accounting Method throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements.
Section 3.14    Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s best knowledge, is threatened in writing or, to Borrower’s knowledge, is contemplated with respect to all or any portion of the Property or for the relocation of the access to the Property.
Section 3.15    Separate Lots. The Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the Property or any portion thereof.
Section 3.16    Insurance. Borrower has obtained and has delivered to Administrative Agent certified copies of all Policies or certificates of the Policies (or such other evidence reasonably acceptable to Administrative Agent) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. There are no present claims of any material nature under any of the Policies, and to Borrower’s knowledge, no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
Section 3.17    Use of Property. The Property is used exclusively as an office building with ancillary retail use and related parking, as set forth on the applicable Rent Roll.
Section 3.18    Leases and Rent Roll. Except as disclosed in the certified rent roll for the Property delivered to Administrative Agent in connection with the closing of the Loan (the “Rent Roll”), in the “unpaid charge” (i.e. ageing reports) and in the operating statements and management summaries delivered to Administrative Agent in connection with the closing of the Loan, or in the Tenant estoppel certificates delivered by Tenants to Lender in connection with the closing of the Loan or as disclosed in Schedule VII, (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases to which Borrower is a party are valid and enforceable and in full force and effect (subject to laws affecting creditors’ rights generally and general principles of equity); (c) all of the Leases to which Borrower is a party are arms-length agreements with third parties not Controlled by Borrower; (d) neither Borrower nor, to Borrower’s knowledge, any other party under any Lease to which Borrower is a party is in monetary or material non-monetary default; (e) all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) there are no subleases at the Property with any Affiliate of Borrower; (g) none of the Rents reserved in the Leases to which Borrower is a party are subject to any assignment, pledge or hypothecation, except pursuant to the Loan Documents; (h) none of the Rents have been collected for more than one (1) month in advance (except a Security Deposit shall not be deemed Rent collected in advance); (i) the premises demised under the Leases have been completed (to the extent Borrower, as landlord, is required to complete the same), all improvements, repairs, alterations or other work required to be furnished on the part of Borrower under the Leases have been completed, the Tenants under the Leases have accepted the premises demised thereunder and have taken possession of the same on a rent-paying basis and any payments, credits or abatements required to be given by Borrower to the Tenants under the Leases have been made in full; (j) there exist no offsets or defenses to the payment of any portion of the Rents and Borrower has no outstanding monetary obligation to any Tenant under any Lease; (k) Borrower has received no notice from any Tenant challenging the validity or enforceability of any Lease; (l) the copies of the Leases provided to Administrative Agent are true, correct and complete copies of such Leases; (m) the Leases are valid and enforceable against Borrower and the Tenants set forth therein; (n) no Lease contains an option to purchase, right of first refusal to purchase, right of first refusal to lease additional space at the Property, or any other similar provision; (o) no Person has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease and/or a Permitted Encumbrance; (p) all Security Deposits relating to the Leases are reflected on the Rent Roll and have been collected by Borrower; (q) no brokerage commissions or finders fees are currently due and payable regarding any Lease; (r) each Tenant under a Major Lease is in actual, physical occupancy of the premises demised under its Lease; (s) to Borrower’s knowledge, there are no actions or proceedings (voluntary or otherwise) pending against any Tenants or guarantors under Leases, in each case, under bankruptcy or similar insolvency laws or regulations; and (t) no event has occurred giving any Tenant the right to cease operations at its leased premises (i.e., “go dark”), terminate its Lease or pay reduced or alternative Rent to Borrower under any of the terms of such Lease, such as a co-tenancy provision. Prior to the Closing Date, Borrower has requested Tenant estoppel certificates from each Tenant. Borrower has made available to Administrative Agent true and correct copies of all Leases in effect with respect to the Property that have been requested by Administrative Agent (if any).
Section 3.19    Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of this Agreement, the Security Instrument, the Note and the other Loan Documents, including, without limitation, the Security Instrument, have been paid or will be paid, and, to Borrower’s knowledge, under current Legal Requirements, the Security Instrument and the other Loan Documents are enforceable in accordance with their terms by Administrative Agent (or any subsequent holder thereof) on behalf of Lenders, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 3.20    Management Agreement. The Management Agreement is in full force and effect and there is no material default thereunder by any party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a material default thereunder. As of the date hereof, no management fees under the Management Agreement are due and payable, other than the current monthly management fee.
Section 3.21    Illegal Activity/Forfeiture.
(a)    No portion of the Property, to Borrower’s knowledge, has been or will be purchased, improved, equipped or furnished with proceeds of any illegal activity and to Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at the Property.
(b)    To Borrower’s knowledge, there has not been and shall never be committed by Borrower or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture.
Section 3.22    Taxes. Borrower has filed (or has obtained effective extensions for filing) all material federal and state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it, except as are being contested in good faith in accordance with (and subject to the terms and conditions of) Section 4.5(b) hereof. To Borrower’s knowledge, there is no basis for any material additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.23    Permitted Encumbrances. To Borrower’s knowledge, none of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents materially and adversely affects the value or marketability of the Property, materially impairs the use or the operation of the Property for its intended use or impairs Borrower’s ability to pay its obligations in a timely manner.
Section 3.24    Third Party Representations. Each of the representations and the warranties made by Guarantor in the other Loan Documents (if any) are true, complete and correct in all material respects.
Section 3.25    Non-Consolidation Opinion Assumptions. All of the factual assumptions made in the Non-Consolidation Opinion, including, but not limited to, any exhibits attached thereto and/or certificates delivered in connection therewith, are true, complete and correct in all material respects.
Section 3.26    Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.
Section 3.27    Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
Section 3.28    Fraudulent Conveyance. Borrower (a) has not entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.29    Embargoed Person. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of any Borrower Party constitute (or will constitute) property of, or are (or will be) beneficially owned, directly or indirectly, by any Person or government that is the subject of economic sanctions or trade restrictions under U.S. law, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly) is prohibited by applicable law or the Loan made by Lenders is in violation of applicable law (“Embargoed Person”); (b) no Embargoed Person has (or will have) any interest of any nature whatsoever in any Borrower Party, with the result that the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law; and (c) none of the funds of any Borrower Party have been (or will be) derived from any unlawful activity with the result that transactions involving or the investment in any such Borrower Party (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law. Any violation of the clauses (a), (b) or (c) above shall, at Administrative Agent’s option, constitute an Event of Default hereunder. The representations contained in this Section 3.29 shall not be deemed to apply to any Person whose ownership interests in any indirect owner of Borrower is solely through the ownership of shares of stock in such indirect owner of Borrower whose shares are listed on the Toronto Stock Exchange, the New York Stock Exchange, or another nationally recognized stock exchange.
Section 3.30    Patriot Act and OFAC Regulations. Borrower hereby represents and warrants that neither Borrower, SPE Component Entity or Guarantor and, to Borrower’s knowledge, any other owner of a direct or indirect interest in Borrower: (i) is a person who has been determined by competent authority to be subject to economic sanctions administered or enforced by the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury, the Department of State, or other relevant sanctions authority (“Sanctions”); (ii) has been previously indicted for or convicted of, or pled guilty or no contest to, any felony or crimes under the USA PATRIOT Act or other applicable anti-money laundering laws and regulations and all Sanctions; (iii) fail to operate (or have operated) under policies, procedures and practices, if any, that are in compliance with the USA PATRIOT Act and other applicable anti-money laundering laws and regulations and Sanctions; (iv) be (or have been) in receipt of any notice from OFAC, the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States, in each case, claiming a violation or possible violation of applicable anti-money laundering laws and regulations and/or Sanctions; (v) be (or have been) the subject of Sanctions, including those listed as a Specially Designated National or as a “blocked” Person on any lists issued by OFAC and those owned or controlled by or acting for or on behalf of such Specially Designated National or “blocked” Person; (vi) be (or have been) a Person who has been determined by competent authority to be subject to any of the prohibitions contained in the USA PATRIOT Act; or (vii) be (or have been) owned or controlled by or be (or have been) acting for or on behalf of, in each case, any Person who has been determined to be subject to the prohibitions contained in the USA PATRIOT Act. Borrower covenants and agrees that in the event Borrower receives any notice that any Borrower Party (or any of their respective beneficial owners or Affiliates) became the subject of Sanctions or is indicted, arraigned, or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering, Borrower shall promptly notify Administrative Agent. It shall be an Event of Default hereunder if any Borrower Party or any other party to any Loan Document (other than Administrative Agent, a Lender or any third party that signs a collateral assignment or a subordination agreement) becomes the subject of Sanctions or is indicted, arraigned or custodially detained on charges involving Sanctions, money laundering or predicate crimes to money laundering. All capitalized words and phrases and all defined terms used in the USA PATRIOT Act of 2001, 107 Public Law 56 (October 26, 2001) and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to applicable anti-money laundering laws and regulations (collectively referred as the “Patriot Act”) are incorporated into this Section. The representations contained in this Section 3.30 shall not be deemed to apply to any Person whose ownership interests in any indirect owner of Borrower is solely through the ownership of shares of stock in such indirect owner of Borrower whose shares are listed on the Toronto Stock Exchange, the New York Stock Exchange, or another nationally recognized stock exchange.
Section 3.31    Organizational Chart. The organizational chart attached as Schedule III hereto (the “Organizational Chart”), relating to Borrower and certain Affiliates and other parties, is true and correct on and as of the date hereof.
Section 3.32    Bank Holding Company. Borrower is not a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
Section 3.33    Intentionally Omitted.
Section 3.34    Property Document, Garage Penthouse REA and Garage Penthouse Lease Representations. With respect to each Property Document, the Garage Penthouse REA (if any) and the Garage Penthouse Lease, Borrower hereby represents that (a) to Borrower’s knowledge, each such Property Document, the Garage Penthouse REA (if any) and the Garage Penthouse Lease is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein or as disclosed on the Title Insurance Policy), (b) to Borrower’s knowledge, there are no material defaults under such Property Document, the Garage Penthouse REA (if any) and/or the Garage Penthouse Lease by any party thereto and, to Borrower’s knowledge, no event has occurred which, but for the passage of time, the giving of notice, or both, would constitute a material default under any such Property Document, the Garage Penthouse REA (if any) or the Garage Penthouse Lease, in all cases, which would have a Material Adverse Effect, (c) all common charges, rents, additional rents and other sums due and payable by Borrower under such Property Documents, the Garage Penthouse REA (if any) and/or the Garage Penthouse Lease have been paid in full, except as is being contested in good faith in accordance with (and subject to the terms and conditions of) Section 4.2(d) hereof, (d) to Borrower’s knowledge, no party to any Property Document, the Garage Penthouse REA (if any) and/or the Garage Penthouse Lease has commenced any action or given or received any notice for the purpose of terminating (or contemplating the termination of) such Property Document, the Garage Penthouse REA (if any) and/or the Garage Penthouse Lease and (e) the representations made by Borrower or, to Borrower’s knowledge, by any other party in any estoppel or similar document delivered with respect to any Property Document, the

Garage Penthouse REA (if any) or the Garage Penthouse Lease in connection with the Loan are true, complete and correct and are hereby incorporated by reference as if fully set forth herein. The parties acknowledge that as of the Closing Date, no Garage Penthouse REA exists.
Section 3.35    No Change in Facts or Circumstances; Disclosure.
All information submitted by Borrower or Guarantor or any Affiliate of Borrower or Guarantor or, to Borrower’s knowledge, by any other Person to Administrative Agent and Lenders and in all financial statements, occupancy statistics reports, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects (as each may have been or may be updated or supplemented in writing through the Closing Date). To Borrower’s knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that is reasonably likely to cause a Material Adverse Effect.
Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents are made as of the date hereof but shall survive for so long as any portion of the Debt remains owing to Lenders. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Administrative Agent and Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent and/or Lenders or on their behalf.
ARTICLE 4
BORROWER COVENANTS
From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower hereby covenants and agrees with Administrative Agent and each Lender that:
Section 4.1    Existence. Borrower will continuously maintain (a) its existence and shall not dissolve or permit its dissolution, (b) its rights to do business in the State and (c) its franchises and trade names, if any.
Section 4.2    Legal Requirements.
(a)    Borrower shall promptly comply in all material respects and shall cause the Property to comply in all material respects with all Legal Requirements applicable to the Property or the use thereof (which such covenant shall be deemed to (i) include Environmental Laws and (ii) require Borrower to keep all material Permits in full force and effect), unless (other than as expressly set forth in this Agreement or the other Loan Documents regarding Environmental Laws, in which case Borrower shall comply and cause the Property to comply in all material respects) such failure to preserve, renew, keep or comply is not reasonably expected to result in a Material Adverse Effect).
(b)    Borrower shall from time to time, if requested by Administrative Agent (which request will be made only if Administrative Agent has a reasonable basis for believing the Property may not be in compliance with Legal Requirements), provide Administrative Agent with evidence reasonably satisfactory to Administrative Agent that the Property complies with all Legal Requirements in all material respects or is exempt from compliance with Legal Requirements.
(c)    Borrower shall give prompt notice to Administrative Agent of the receipt by Borrower of any notice alleging a violation of any Legal Requirements applicable to the Property, the result of which would be reasonably likely to cause a Material Adverse Effect, and of the commencement of any proceedings or investigations which relate to compliance with Legal Requirements.
(d)    Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, or any alleged violation of a Property Document, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any material instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Property (nor any part thereof or interest therein) will be in imminent danger of being sold, forfeited, terminated, cancelled or lost, nor shall there be any risk of the lien of the Security Instrument being primed by any lien arising from any such alleged violation; (iv) Borrower shall promptly upon final determination thereof comply in all material respects with any such Legal Requirement determined to be valid or applicable or cure any material violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property (or, alternatively, Borrower shall comply with such Legal Requirement during the pendency of the dispute); (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Administrative Agent, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith; and (vii) if the amount in dispute exceeds $500,000.00, Borrower shall have provided Administrative Agent with prior written notice of such contest or action. Administrative Agent may apply any such security or part thereof, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Administrative Agent, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be a risk of the lien of the Security Instrument being primed by any lien arising from any such alleged violation. Any security provided to Administrative Agent pursuant to clause (vi) above will be released to Borrower upon resolution of the dispute relating to compliance with the Legal Requirement and discharge of any sum owed by Borrower to resolve that dispute.

Section 4.3    Maintenance and Use of Property. Borrower shall cause the Property to be maintained in a good and safe condition and repair. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property) without the consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, or as otherwise permitted pursuant to Section 4.21 hereof. Subject to the terms and conditions of Article VII hereof, Borrower shall perform (or shall cause to be performed) the prompt repair, replacement and/or rebuilding of any part of the Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.14 hereof and shall complete and pay for (or use commercially reasonable efforts to cause the completion and payment for in circumstances where a Tenant is obligated to perform the work pursuant to the terms of its Lease and is undertaking such work) any work at the Property at any time in the process of construction or repair on the Land. Subject to any alterations expressly permitted by this Agreement, Borrower shall operate the Property for the same uses as the Property is currently operated and Borrower shall not, without the prior written consent of Administrative Agent, (i) change the use of the Property from office or retail or (ii) initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the Property or any part thereof. If under applicable zoning provisions the use of all or any portion of the Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 4.4    Waste. Borrower shall not commit or knowingly suffer any waste of the Property or make any change in the use of the Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of the Property, or knowingly take any action that would invalidate or give cause for cancellation of any Policy, or do or permit (to the extent within Borrower’s control to prevent) to be done thereon anything that would materially impair the value of the Property or the security for the Loan. Borrower will not, without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld, conditioned or delayed, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Property, regardless of the depth thereof or the method of mining or extraction thereof.
Section 4.5    Property Taxes and Other Charges.
(a)    Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the date the same shall become delinquent, subject to Borrower’s right to contest any Taxes and Other Charges pursuant to Section 4.5(b) below; provided, however, prior to the occurrence and continuance of an Event of Default, Borrower’s obligation to directly pay such Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 8.6 hereof. Borrower shall furnish to Administrative Agent receipts for the payment of such Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Administrative Agent pursuant to Section 8.6 hereof). Subject to

Borrower’s right to contest same pursuant to subsection (b) below, Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against the Property, and shall promptly pay for all utility services provided to the Property.
(b)    Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof (or, if required under applicable Legal Requirements, prior thereto in connection with such contest) pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; (vi) Borrower shall furnish such security as may be required in the proceeding, or deliver to Administrative Agent such reserve deposits as may be reasonably requested by Administrative Agent (it being agreed that Administrative Agent shall take into account any amounts then on deposit in the Tax Account), to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon; and (vii) if the amount in dispute exceeds $250,000.00, Borrower shall have provided Administrative Agent with prior written notice of such contest or action. Administrative Agent may pay over any such cash deposit or part thereof held by Administrative Agent to the claimant entitled thereto at any time when, in the reasonable judgment of Administrative Agent, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, canceled or lost. Without limiting Administrative Agent’s rights set forth in the preceding sentence, any such security provided to Administrative Agent pursuant to clause (vi) above will be released to Borrower to pay and discharge any sum ultimately determined to be owed by Borrower for disputed Taxes and Other Charges (with the remainder, if any, going to Borrower).
Section 4.6    Litigation. Borrower shall give prompt written notice to Administrative Agent of any litigation or governmental proceedings pending or threatened in writing against Borrower which is reasonably likely to have a Material Adverse Effect.
Section 4.7    Access to Property. Borrower shall permit agents, representatives and employees of Administrative Agent to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to the rights of Tenants under their respective Leases.
Section 4.8    Notice of Default. Borrower shall promptly advise Administrative Agent of any material adverse change in Borrower’s and/or Guarantor’s condition (financial or otherwise) or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

Section 4.9    Cooperate in Legal Proceedings. Borrower shall cooperate in all reasonable respects with Administrative Agent with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Administrative Agent and/or any Lender hereunder or any rights obtained by Administrative Agent and/or any Lender under any of the Note, the Security Instrument or the other Loan Documents and, in connection therewith, permit Administrative Agent, at its election, to participate in any such proceedings.
Section 4.10    Performance by Borrower. Borrower hereby acknowledges and agrees that Borrower’s observance, performance and fulfillment of each and every covenant, term and provision to be observed and performed by Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents is a material inducement to Lenders in making the Loan.
Section 4.11    Intentionally Omitted.
Section 4.12    Books and Records.
(a)    Borrower shall furnish to Administrative Agent:
(i)    quarterly certified rent rolls within sixty (60) days after the end of each fiscal quarter;
(ii)    quarterly operating statements of the Property detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, within sixty (60) days after the end of each fiscal quarter;
(iii)    within eighty-five (85) days after the close of each fiscal year of Borrower, (A) with respect to Borrower, an annual balance sheet, statement of cash flow, profit and loss statement and statement of change in financial position (each of which shall not include any Person other than Borrower), (B) an annual operating statement of the Property (detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information) and (C) a revised version of the organizational chart delivered to Administrative Agent in connection with the Loan reflecting equity transfers (if any) consummated in accordance with Section 6.3 hereof (or a statement from a Responsible Officer of Borrower that no such equity transfer has occurred) since the most recent organizational chart delivered to Administrative Agent; and
(iv)    by no later than December 1 of each calendar year, an annual operating budget (the “Annual Budget”) for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for the Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements, which such budget shall (A) until the occurrence and continuance of a Trigger Period, be provided to Administrative Agent and Lenders for informational purposes and (B) after the occurrence and during the continuance of a Trigger Period, not take effect until approved by Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed) (after such approval has been given in writing, such approved budget shall be referred to herein, as the “Approved Annual Budget”). Until such time that Administrative Agent approves a proposed Annual Budget, (1) to the extent that an Approved Annual Budget does not exist for a prior calendar year, all operating expenses of the Property for the then current calendar year shall be deemed extraordinary expenses of the Property and shall be subject to Administrative Agent’s prior written approval (not to be unreasonably withheld or delayed) and (2) to the extent that an Approved Annual Budget exists for a prior calendar year, the most recent Approved Annual Budget shall apply to the then current calendar year; provided, that such Approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums and utilities expenses. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Administrative Agent’s approval under this Section 4.12(a) and Administrative Agent thereafter fails to respond, Administrative Agent’s approval shall be deemed given with respect to the matter for which approval was requested.
(b)    Intentionally omitted.
(c)    Borrower shall, within ten (10) Business Days after Administrative Agent’s request therefor, furnish Administrative Agent (and shall cause Guarantor to furnish to Administrative Agent) with such other additional financial or management information relating to Borrower, Guarantor or the Property as may, from time to time, be reasonably requested by Administrative Agent; provided, however, that such additional information shall be obtained at no material expense to Borrower. During the continuance of an Event of Default, Borrower shall furnish to Administrative Agent and its agents reasonable facilities for the examination and audit of any such financial or management information.
(d)    Borrower agrees that (i) Borrower shall keep adequate books and records of account and (ii) all Required Financial Items (defined below) to be delivered to Administrative Agent pursuant to this Section 4.12 shall: (A) be complete and correct in all material respects; (B) [reserved]; (C) disclose all liabilities that are required to be reflected or reserved against; (D) be prepared (1) in the form reasonably required by Administrative Agent (it being agreed that the form of financial reports submitted to Administrative Agent in connection with the closing of the Loan shall be deemed acceptable to Administrative Agent) and certified by a Responsible Officer of Borrower, (2) in hardcopy and electronic formats and (3) in accordance with the Approved Accounting Method; and (E) within a reasonable period of time following request of Administrative Agent (on its own behalf or on behalf of any Lender), be audited (on a consolidated basis at the Guarantor-level) by an independent certified public accountant reasonably acceptable to Administrative Agent.
(e)    Borrower acknowledges the importance to Lenders of the timely delivery of each of the items required by this Section 4.12 (each, a “Required Financial Item” and, collectively, the “Required Financial Items”). In the event Borrower fails to deliver to Administrative Agent any of the Required Financial Items within the time frame specified herein (each such event, a “Reporting Failure”) and such Reporting Failure continues for seven (7) Business Days after written demand is made for delivery of such Required Financial Item(s) (or such longer period of time agreed to by Administrative Agent in its sole discretion taking into account an explanation from Borrower as to why such Required Financial Item(s) cannot be timely delivered), the same shall, at Administrative Agent’s option, constitute an immediate Event of Default hereunder.
Section 4.13    Estoppel Certificates.
(a)    After request by Administrative Agent (on its own behalf or on behalf of any Lender), Borrower, within fifteen (15) Business Days after such request, shall furnish Administrative Agent (for the benefit of Lenders) or any proposed assignee of any Lender with a statement stating (i) the Outstanding Principal Balance of the Loan, (ii) the Interest Rate, (iii) the date installments of interest and/or principal were last paid, (iv) any offsets or defenses to the payment and performance of the Obligations, if any, and (v) that this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification. After request by Borrower not more than once in any calendar year, Administrative Agent shall within fifteen (15) Business Days furnish Borrower with a statement stating (i) the Outstanding Principal Balance of the Loan, (ii) the Interest Rate and (iii) that, to Administrative Agent’s knowledge, this Agreement and the other Loan Documents have not been modified or if modified, giving particulars of such modification.
(b)    Borrower shall use commercially reasonable efforts to deliver to Administrative Agent (for the benefit of Lenders) or any proposed assignee of any Lender, upon request, estoppel certificates from each Tenant under any Lease in substantially the same form and substance delivered at closing or otherwise in form and substance reasonably satisfactory to Administrative Agent (subject to requirements set forth in such Lease); provided, that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year (except that prior to a Securitization Borrower will deliver up to two (2) estoppel certificates in any calendar year).
(c)    In connection with any Secondary Market Transaction, at Administrative Agent’s request, Borrower shall provide an estoppel certificate to any Investor or any prospective Investor in such form, substance and detail as Administrative Agent, such Investor or prospective Investor may reasonably require.
(d)    Borrower shall use commercially reasonable efforts to deliver to Administrative Agent, within fifteen (15) Business Days of request, estoppel certificates from each party under any Property Document, the Garage Penthouse REA and/or the Garage Penthouse Lease in form and substance reasonably acceptable to Administrative Agent; provided, that Borrower shall not be required to deliver such certificates more frequently than one (1) time in any calendar year (except that prior to a Securitization Borrower will deliver up to two (2) estoppel certificates in any calendar year).
Section 4.14    Leases and Rents.
(a)    Borrower may, in the ordinary course of business without Administrative Agent’s consent, enter into, amend or modify any Lease provided that such Lease (i) provides for rental rates comparable in all material respects to existing local market rates for similar properties, (ii) is on commercially reasonable terms (unless otherwise consented to by Administrative Agent), (iii) is with unaffiliated, third parties (unless otherwise consented to by Administrative Agent), (iv) provides that the Tenant thereunder will attorn to Administrative Agent and any purchaser at a foreclosure sale and (v) does not contain any terms which are reasonably likely to have a Material Adverse Effect. Borrower shall have the right, without the consent or approval of Administrative Agent, to terminate or accept a surrender of any Lease that is not a Major Lease so long as such termination or surrender is (A) by reason of a Tenant default under the applicable Lease and (B) in the ordinary course of Borrower’s business. Notwithstanding anything to the contrary contained herein, Borrower shall not, without the prior written approval of Administrative Agent (which approval shall not be unreasonably withheld, conditioned or delayed), enter into, renew, extend, amend, or modify (other than to a de minimis extent), consent to any assignment of or subletting under, waive any provisions of, release any party to, terminate, reduce rents under, accept a surrender of space under, or shorten the term of, in each case, any Major Lease, except (x) in the case of any Major Lease other than any Specified Tenant Lease and the Oaktree Lease, to the extent that the terms of such Major Lease require Borrower to act reasonably in approving such action and withholding approval under the circumstances would be unreasonable (for the avoidance of doubt, the foregoing proviso shall not be applicable to any Specified Tenant Lease and the Oaktree Lease, and Administrative Agent’s approval with respect to any Specified Tenant Lease and the Oaktree Lease shall be required as otherwise provided herein) and (y) to the extent that a Tenant under any Major Lease has, pursuant to the terms of its Lease, an unilateral right (without Borrower’s consent and/or approval) to effectuate such action. Notwithstanding the foregoing provisions of this Section 4.14(a), it being acknowledged that Borrower is permitted to enter into an amendment to the Convene Lease on the terms set forth on Schedule I hereto.
(b)    Borrower (i) shall observe and perform the obligations (other than those of a de minimis nature) imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce all terms, covenants and conditions (other than those of a de minimis nature) contained in the Leases upon the part of the Tenants thereunder to be observed or performed in a commercially reasonable manner, provided, however, Borrower shall not terminate or accept a surrender of a Major Lease without the Administrative Agent’s prior approval, which approval shall not be unreasonably withheld, conditioned or delayed; provided, further that to the extent that the Deemed Approval Requirements are fully satisfied in connection with a Borrower request for Administrative Agent consent under this clause (ii) and Administrative Agent thereafter fails to respond, Administrative Agent’s approval shall be deemed given; (iii) shall not collect any of the Rents more than one (1) month in advance (other than Security Deposits); (iv) shall not execute any assignment of Borrower’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not, without the Administrative Agent’s prior written consent, alter, modify or change any Lease so as to change the amount of or payment date for rent, change the expiration date, grant any option for additional space or term, materially reduce the obligations of the Tenant or increase the obligations of lessor, in each case, to the extent the same would, individually or in the aggregate, (A) cause any such Lease to violate Section 4.14(a)(i) through (iii) above or (B) have a Material Adverse Effect; and (vi) shall hold all Security Deposits in accordance with Legal Requirements in all material respects. Upon request, Borrower shall furnish Administrative Agent with executed copies of all Leases.

(c)    Notwithstanding anything contained herein to the contrary, Borrower shall provide to Administrative Agent any information regarding renewal, extension, amendment, modification, waiver of provisions of, termination, rental reduction of, surrender of space of, or shortening of the term of, any Major Lease (or at Administrative Agent’s reasonable request any Lease) during the term of the Loan within fifteen (15) days after the occurrence of any such event. Borrower further agrees to provide Administrative Agent with written notice of any Tenant under a Major Lease “going dark” under such Tenant’s Lease within fifteen (15) days after Borrower obtains knowledge that such Tenant “has gone dark”. Borrower agrees to provide Administrative Agent with written notice of any monetary or material non-monetary default under a Major Lease within fifteen (15) days after Borrower obtains knowledge of the occurrence of any such event of default. Borrower’s failure to provide any of the aforesaid notices shall, at Administrative Agent’s option, constitute an Event of Default.
(d)    Borrower shall notify Administrative Agent in writing, within two (2) Business Days following receipt thereof, of Borrower’s receipt of any Lease Termination Payment or other termination fee or payment paid by any Tenant under any Lease. During the continuance of a Trigger Period, any Lease Termination Payment paid by any Tenant at Property but only to the extent that such Lease Termination Payment paid by such Tenant exceeds Five Hundred Thousand and No/100 Dollars ($500,000.00), shall be deposited into the Leasing Reserve Account to be held and disbursed in accordance with Section 8.3 hereof; and Borrower covenants and agrees that, until deposited in accordance herewith, Borrower shall hold any such termination fee or payment in trust for the benefit of Lenders.
(e)    Intentionally omitted.
(f)    Administrative Agent, upon Borrower’s request and at Borrower’s sole cost and expense, shall execute and deliver a subordination, non-disturbance and attornment agreement, in form and substance substantially similar to the form attached hereto as Exhibit E or otherwise reasonably acceptable to Administrative Agent with any Tenant entering into a new Lease or a modification of a Lease with such commercially reasonable changes as may be requested by such Tenant and which are reasonably acceptable to Administrative Agent.
Section 4.15    Management Agreement.
(a)    Borrower shall (i) diligently and promptly perform, observe and enforce all of the terms, covenants and conditions (other than those of a de minimis nature) of the Management Agreement on the part of Borrower to be performed, observed and enforced, (ii) promptly notify Administrative Agent of any default (other than those of a de minimis nature) under the Management Agreement of which Borrower is aware; (iii) [reserved]; (iv) promptly give notice to Administrative Agent of any written notice or credible information that Borrower receives which indicates that Manager is terminating the Management Agreement or that Manager is otherwise discontinuing its management of the Property; and (v) promptly enforce the performance and observance of all of the covenants (other than those of a de minimis nature) required to be performed and observed by Manager under the Management Agreement.
(b)    Borrower shall not, without the prior written consent of Administrative Agent (not to be unreasonably withheld, conditioned or delayed), (i) surrender, terminate or cancel the

Management Agreement; (ii) consent to any assignment of the Manager’s interest under the Management Agreement (other than in accordance with Section 4.15(f) below); (iii) replace Manager or enter into any other management agreement with respect to the Property (other than in accordance with Section 4.15(f) below); (iv) increase or consent to the increase of the management fees or any other material fees or charges under the Management Agreement; or (v) otherwise modify, change, alter or amend, in any material respect, or waive or release any of its material rights and remedies under, the Management Agreement in any material respect.
(c)    During the continuance of an Event of Default under the Loan Documents, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Administrative Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action reasonably necessary to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. Upon prior written notice to Borrower, Administrative Agent and any Person designated by Administrative Agent shall have, and are hereby granted, the right to enter upon the Property during the continuance of an Event of Default for the purpose of taking any such action. If Manager shall deliver to Administrative Agent a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Administrative Agent and Lenders for any action taken or omitted to be taken by Administrative Agent or any Lender in good faith, in reliance thereon. Borrower shall not permit Manager to sub-contract to a third party (other than an Affiliate) any or all of its management responsibilities under the Management Agreement, provided, that Manager may sub-contract to a Qualified Manager the management responsibilities of Manager under a Management Agreement pursuant to a sub-management agreement, provided, that (1) the fees and charges payable under any such sub-management agreement do not exceed the management fees and charges payable to Manager under such Management Agreement and are the sole obligation of Manager, (2) any sub-management agreement terminates in the event of a termination of the Management Agreement, and (3) Borrower shall have no obligations or liabilities under any such sub-management agreement.
(d)    Borrower shall, from time to time, use commercially reasonable efforts to obtain from Manager under the Management Agreement such certificates of estoppel with respect to compliance by Borrower with the terms of the Management Agreement as may be requested by Administrative Agent (on its own behalf or on behalf of any Lender).
(e)    In the event that the Management Agreement is scheduled to expire at any time during the term of the Loan, then, unless the Management Agreement is subject to automatic renewals without any action to be taken on the part of any Person (and the Management Agreement is in fact automatically extended) Borrower shall submit to Administrative Agent by no later than forty-five (45) days prior to such expiration a draft replacement management agreement for approval in accordance with the terms and conditions hereof.
(f)    Borrower shall have the right to replace Manager or consent to the assignment of Manager’s rights under the Management Agreement, in each case, to the extent that (i) no Event of Default has occurred and is continuing, (ii) Administrative Agent receives, in the case of an assignment to a Manager who is not an Affiliated Manager, at least forty-five (45) days and, in the case of an assignment to an Affiliated Manager, at least fifteen (15) days prior written notice of the same, and consents (not to be unreasonably withheld, conditioned or delayed) to such replacement (and the replacement Manager), (iii) the applicable New Manager is a Qualified Manager engaged pursuant to a Qualified Management Agreement and (iv) all the other conditions relating to a termination of the Management Agreement and replacement of the Manager set forth in the Assignment of Management Agreement are satisfied. If and for so long as Manager is an Affiliate of Borrower, Borrower shall not permit Manager to resign as Manager or otherwise cease managing the Property until a New Manager approved by Administrative Agent is engaged to manage the Property in accordance with the applicable terms and conditions hereof and of the other Loan Documents.
(g)    Without limitation of the foregoing, if the Management Agreement is terminated or expires pursuant to the Assignment of Management Agreement, ceases to be in full force or effect or is for any other reason no longer in effect (including, without limitation, in connection with any Sale or Pledge), then Administrative Agent may require Borrower to engage, in accordance with the terms and conditions set forth herein and in the Assignment of Management Agreement, a New Manager to manage the Property, which such New Manager shall be a Qualified Manager and shall be engaged pursuant to a Qualified Management Agreement.
(h)    As conditions precedent to any engagement of a New Manager hereunder, (i) such New Manager and Borrower shall execute an assignment of management agreement in the form reasonably required by Administrative Agent and (ii) to the extent that a Non-Consolidation Opinion was previously delivered, to the extent that such New Manager is an Affiliated Manager, if requested in writing by Administrative Agent, Borrower shall deliver to Administrative Agent for the benefit of Lenders, a New Non-Consolidation Opinion with respect to such New Manager and new management agreement
(i)    Intentionally omitted.
(j)    Any reasonable out-of-pocket costs expended by Administrative Agent pursuant to this Section 4.15 shall bear interest at the Default Rate from the date that is ten (10) Business Days after Administrative Agent demands payment from Borrower to the date of payment to Administrative Agent, shall be deemed to constitute a portion of the Debt, shall be secured by the lien of the Security Instrument and the other Loan Documents and shall be immediately due and payable upon demand by Administrative Agent or any Lender therefor.
Section 4.16    Payment for Labor and Materials.
(a)    Subject to Section 4.16(b) below, Borrower will promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred by Borrower in connection with the Property (any such bills and costs, a “Work Charge”), the failure of which to pay could reasonably be expected to have a Material Adverse Effect, and in any event never permit to exist against the Property (or any part thereof) or against Borrower’s interest in the Property (or any part thereof) any lien or security interest, even though inferior to the liens and the security interests of the Loan Documents other than the liens or security interests created hereby and by the Security Instrument, except for the Permitted Encumbrances.
(b)    Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to the Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable Legal Requirements; (iii) neither the Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost nor shall there be any risk of the lien of the Security Instrument being primed by any lien as a result of such Work Charge; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) if the amount in dispute exceeds $500,000 and such Work Charge relates to the work which is not a Permitted Alteration (or if such work is a Permitted Alteration, but the Completion Guaranty is not in full force and effect), Borrower shall provide evidence reasonably acceptable to Administrative Agent that such liabilities have been satisfactorily bonded over with third parties such or Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or as may be reasonably requested by Administrative Agent, to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith. Administrative Agent may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the reasonable judgment of Administrative Agent, the validity, applicability or non-payment of such Work Charge is finally established or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the lien of the Security Instrument being primed by any lien as a result of such Work Charge.
Section 4.17    Performance of Other Agreements. Borrower shall observe and perform in all material respects each and every material term to be observed or performed by Borrower pursuant to the terms of any agreement or recorded instrument binding upon or applicable to the Property, or given by Borrower to Administrative Agent, for the benefit of Lenders, for the purpose of further securing the Debt and any amendments, modifications or changes thereto.
Section 4.18    Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
Section 4.19    ERISA.
(a)    Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Administrative Agent or any Lender of any of its rights hereunder or under the other Loan Documents) to be a non-exempt prohibited transaction under ERISA.
(b)    Borrower further covenants and agrees to deliver to Administrative Agent such certifications or other evidence from time to time throughout the term of the Security Instrument, as requested by Administrative Agent in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, or other retirement arrangement, which is subject to Title I of ERISA or Section 4975 of the IRS Code, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) transactions with Borrower hereunder or under the other Loan Documents are not in violation state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances is true:

(A)	Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. § 2510.3 101(b)(2);

(B)	Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R.§ 2510.3 101(f)(2); or

(C)
Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R § 2510.3 101(c), (d) or (e) or an investment company registered under The Investment Company Act of 1940, as amended.

(c)    Borrower shall not maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any member of Borrower’s “controlled group of corporations” to maintain, sponsor, contribute to or become obligated to contribute to a “defined benefit plan” or a “multiemployer pension plan”. The terms in quotes above are defined in Section 3.7 of this Agreement.
Section 4.20    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property with (a) any other real property constituting a tax lot separate from the Property, or (b) any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to the Property.
Section 4.21    Alterations. The Administrative Agent’s prior approval (not to be unreasonably withheld, conditioned or delayed (other than in the case of an alteration that is reasonably likely to have a Material Adverse Effect)) shall be required in connection with any alterations to any Improvements (a) that is reasonably likely to have a Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, or (c) that are structural in nature (other than, with respect to this clause (c), ordinary course Replacements for which the following are each true: (1) the cost (including any related alteration, improvement or replacement) is not reasonably anticipated to exceed the applicable Alteration Threshold, (2) such Replacement is not reasonably likely to have a Material Adverse Effect, and (3) adequate funds for such

Replacement are being reserved under Section 8.2 hereof). Notwithstanding the foregoing, Administrative Agent’s consent shall not be required in connection with (i) any Permitted Alterations that are not reasonably likely to have a Material Adverse Effect (it being acknowledged that the Permitted Alterations may result in disruption, from time to time, of the retail tenants that are located in the Atrium) and/or (ii) alterations required to be made pursuant to any Lease entered into in compliance with this Agreement and any Property Document that are not reasonably likely to have a Material Adverse Effect. Prior to commencing any construction in connection with Permitted Alterations, Borrower shall deliver to Administrative Agent, for information purposes only, plans, specifications and a revised budget, and Borrower may make changes to any such plans, specifications and budgets previously delivered to Administrative Agent, without the consent of Administrative Agent, provided that (i) such changed plans, specifications and budgets are promptly delivered to Administrative Agent and (ii) Administrative Agent consent shall be required for modifications to the plans, specifications and budget for the Permitted Alterations that are reasonably likely to result in a Material Adverse Effect (it being acknowledged that the Permitted Alterations may result in disruption, from time to time, of the retail tenants that are located in the Atrium) or a material change in the overall use of the Property subject to Permitted Alterations, provided, further, Administrative Agent’s approval (which approval shall not be unreasonably withheld, conditioned or delayed) shall be required for to the plans, specifications and budget for the Permitted Alterations if the budgeted construction costs (e.g., hard costs and unpaid architectural, design and permitting costs) for such Permitted Alterations are expected to exceed $75,000,000. Notwithstanding anything to the contrary contained herein, from and after a Mezzanine Foreclosure Event, Borrower shall be prohibited from performing any Permitted Alterations without Administrative Agent’s consent unless, prior to the commencement of any such Permitted Alterations, Borrower shall have delivered to Administrative Agent as security for the payment of the costs of all Permitted Alterations and as additional security for Borrower’s obligations under the Loan Documents any of the following: (I) cash, (II) U.S. Obligations, (III) a completion bond reasonably acceptable to Administrative Agent or (IV) a completion guaranty from a replacement guarantor (which guarantor and guaranty shall be acceptable to Administrative Agent in its sole and absolute discretion). To the extent any construction in connection with Permitted Alterations has commenced, Borrower shall diligently complete all Permitted Alterations in accordance with the most recent plans, specifications and budget previously delivered to, and approved by (to the extent such approval is required hereunder), Administrative Agent. If the total unpaid amounts incurred and to be incurred with respect to any alterations (other than the Permitted Alterations) to the Improvements shall at any time exceed the Alteration Threshold, Borrower shall promptly deliver to Administrative Agent as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following: (i) cash, (ii) U.S. Obligations, (iii) other security reasonably acceptable to Administrative Agent (provided that, if such alteration occurs after a Securitization, Administrative Agent shall have received a Rating Agency Confirmation as to the form and issuer of same), or (iv) a completion bond reasonably acceptable to Administrative Agent (provided that, if such alteration occurs after a Securitization, Administrative Agent shall have received a Rating Agency Confirmation as to the form and issuer of same); provided, however, Administrative Agent shall not require any additional security if Guarantor has executed a guaranty with respect to the amount equal to the excess of the total unpaid amounts incurred and to be incurred with respect to such alterations to the Improvements over the Alteration Threshold; provided further, however, Borrower shall elect either (selection of which option shall be at Borrower’s election) (x) post such security with Administrative Agent or (y) provide the foregoing guaranty. Any such security provided to Administrative Agent will be released on a percentage basis equal to Borrower’s completion of the alteration for which the security was provided. If the alteration, improvement or replacement in question is not reasonably likely to have a Material Adverse Effect, to the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Administrative Agent’s consent or approval under this Section 4.21 with respect to such alteration, improvement or replacement and Administrative Agent thereafter fails to respond, Administrative Agent’s consent or approval, as applicable, shall be deemed given with respect to the matter for which approval was requested.
Section 4.22    Property Document and Garage Penthouse Lease Covenants. Borrower shall (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements (other than those of a de minimis nature) required to be performed and observed by it under the Property Documents, the Garage Penthouse Lease, and/or any Garage Penthouse REA, and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Administrative Agent of any material default under the Property Documents, the Garage Penthouse Lease, and/or any Garage Penthouse REA of which it is aware which is reasonably likely to have a Material Adverse Effect; (iii) [reserved]; (iv) enforce the performance and observance of all of the covenants and agreements (other than those of a de minimis nature) required to be performed and/or observed under the Property Documents, the Garage Penthouse Lease, and/or any Garage Penthouse REA in a commercially reasonable manner; (v) cause the Property to be operated, in all material respects, in accordance with the Property Documents; and (vi) not, without the prior written consent of Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed), (A) enter into any new Property Document, (B) surrender, terminate or cancel any of the Property Documents, the Garage Penthouse REA or the Garage Penthouse Lease (unless, solely with respect to the Garage Penthouse Lease, the Garage Penthouse Lease is replaced with an easement agreement in accordance with Section 4.23 hereof), (C) reduce or consent to the reduction of the term of the Property Documents, the Ground Penthouse REA or the Garage Penthouse Lease (unless, solely with respect to the Garage Penthouse Lease, the Garage Penthouse Lease is replaced with an easement agreement in accordance with Section 4.23 hereof), (D) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, or, except in connection with an extension of the Garage Penthouse Lease approved by Administrative Agent, increase or consent to the increase of the amount of any charges payable by Borrower under the Property Documents, the Garage Penthouse REA or the Garage Penthouse Lease, in each case, if it could reasonably be expected to have a Material Adverse Effect, or (E) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Property Documents, the Garage Penthouse REA or the Garage Penthouse Lease if any of the foregoing could reasonably be expected to have a Material Adverse Effect.
Section 4.23    Garage Penthouse Lease. As soon as commercially practicable (using diligent efforts), but in no event later than within six (6) months after the date hereof (the “Garage Penthouse Extension Date”), Borrower shall deliver evidence reasonably satisfactory to Administrative Agent that Borrower has either (I) extended the Garage Penthouse Lease on terms reasonably acceptable to Administrative Agent for a term, unless otherwise agreed to by

Administrative Agent in its reasonable discretion, of not less than the remaining term of the Nick & Stef’s Lease or (II) entered into an easement agreement (in form and substance reasonably satisfactory to Administrative Agent), which agreement shall provide, unless otherwise agreed to by Administrative Agent, for the continuing use by the owner of the Property of the space demised under Garage Penthouse Lease for the same purposes as such space is being used as of the Closing Date. The easement agreement referred to in the preceding clause (II) can be a part of the Atrium REA (provided the Atrium REA has been entered into in accordance with the terms hereof prior to the Garage Penthouse Extension Date). In connection with any such easement agreement, Borrower shall provide an endorsement (to the extent such endorsement is available under the applicable Legal Requirements and unless otherwise waived by Administrative Agent in writing to Borrower) to the Title Insurance Policy relating to the Property (which endorsement shall be issued by the title insurance company that issued the Title Insurance Policy): (i) insuring Administrative Agent’s (on behalf of Lenders) interest in the easement created by such easement agreement benefitting the Property and (ii) insuring, as of the effective date of such easement agreement, no change in the priority of the Security Instrument on the Property (for the avoidance of doubt, other than with respect to such new property (i.e., easements) being added to the Property as a result of the easement agreement, which new property shall have the priority applicable at the time insured) and insuring that there are no liens, mortgages, deeds of trust or other security instruments, as the case may be, not otherwise permitted by the Loan Documents, encumbering the Property. Notwithstanding anything to the contrary set forth herein, upon satisfaction of all conditions set forth in this Section 4.23 and approval of the easement agreement referred to in this Section 4.23 by Administrative Agent in accordance with the terms hereof, Administrative Agent shall subordinate the lien of the Security Instrument to such easement agreement.
ARTICLE 5

ENTITY COVENANTS
Section 5.1    Single Purpose Entity/Separateness.
(a)    Borrower will not and Borrower hereby represents and warrants to Administrative Agent and each Lender that Borrower has not since the date of its formation:
(i)    engage in any business or activity other than the ownership, operation, management, leasing, improvement and/or maintenance of the Property and activities incidental thereto;
(ii)    acquire or own any assets other than (A) the Property, (B) Borrower’s leasehold interest in the Garage Penthouse Lease and (C) such incidental Personal Property as may be necessary for the ownership, leasing, improvement, maintenance and/or operation of Property and activities related or incidental thereto;
(iii)    merge into or consolidate with any Person, or, to the fullest extent permitted by law, dissolve, terminate, liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure from a Delaware limited liability company, other than, in each case, such activities as are contemplated or permitted pursuant to any provision of this Agreement or of any of the other Loan Documents;
(iv)    fail to observe all organizational formalities, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable Legal Requirements of the jurisdiction of its organization or formation, or amend (except as otherwise expressly permitted hereunder), modify, terminate or fail to comply with the provisions of its organizational documents;
(v)    own any subsidiary, or make any investment in, any Person (other than, with respect to any SPE Component Entity, in Borrower);
(vi)    commingle its funds or assets with the funds or assets of any other Person;
(vii)    incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than (A) the Debt, (B) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (1) unsecured, (2) not evidenced by a note, (3) on commercially reasonable terms and conditions, and (4) due not more than one hundred and twenty (120) days past the date incurred and paid on or prior to such date, (C) Permitted Equipment Leases, (D) indebtedness incurred prior to the Closing Date in connection with the ownership of the Property that has been indefeasibly repaid in full or is otherwise no longer owed by Borrower (contingent or otherwise) and/or (E) the Permitted Alterations Obligations; provided however, the aggregate amount of the indebtedness described in (B) and (C) shall not exceed at any time three percent (3%) of the outstanding principal amount of the Debt. No Indebtedness other than the Debt may be secured (senior, subordinate or pari passu) by the Property;
(viii)    fail to maintain all of its books of account, records, financial statements, accounting records, other entity documents and bank accounts separate and apart from those of any other Person (including, without limitation, any Affiliates). Borrower’s assets have not and will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated and/or combined financial statement of its Affiliates provided that, to the extent necessary to (i) prevent a substantive consolidation of the assets and liabilities of Borrower with the assets and liabilities of any other Person or (ii) deliver a Non-Consolidation Opinion when required under this Agreement: (1) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (2) such assets shall be listed on Borrower’s own separate balance sheet. Borrower has maintained and will maintain its books of account, records, financial statements, accounting records, other entity documents, resolutions and agreements as official records;
(ix)    enter into any transaction, contract or agreement with any general partner, member, shareholder, principal or Affiliate, except (i) as may have been approved in writing by Administrative Agent in its sole and absolute discretion or (ii) upon terms and conditions that are intrinsically fair, commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;
(x)    maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xi)    assume or guaranty the debts or obligations of any other Person, hold itself out to be responsible for the debts or obligations of any other Person, or otherwise pledge its assets or credit for the benefit of any other Person or hold out its assets or credit as being available to satisfy the debts or obligations of any other Person;
(xii)    make any loans or advances to any Persons;
(xiii)    fail to file its own tax returns separate from those of any other Person (unless prohibited by applicable Legal Requirements from doing so or except to the extent Borrower is treated as a “disregarded entity” for tax purposes and is not required to file such tax returns under applicable Legal Requirements) and pay any taxes so required to be paid by such Borrower under applicable Legal Requirements (to the extent there is sufficient cash flow from the Property to do so);
(xiv)    fail to (A) hold itself out to the public and identify itself, in each case, as a legal entity separate and distinct from any other Person and not as a division, department or part of any other Person, (B) conduct its business solely in its own name, (C) hold its assets in its own name or (D) correct any known misunderstanding regarding its separate identity;
(xv)    fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Property to do so); provided, however, that no Person shall be required to make any direct or indirect additional capital contributions to Borrower in order to comply with the foregoing;
(xvi)    without the prior unanimous written consent of all of its partners, shareholders or members, as applicable, the prior unanimous written consent of its board of directors or managers, as applicable, and the prior written consent of each Independent Manager (regardless of whether such Independent Manager is engaged at the Borrower or SPE Component Entity level), (a) file or consent to the filing of any petition, either voluntary or involuntary, to take advantage of any Creditors Rights Laws, (b) seek or consent to the appointment of a receiver, liquidator or any similar official unless such appointment is sought by Administrative Agent, (c) take any action that might cause such entity to become insolvent, (d) make an assignment for the benefit of creditors or (e) take any Material Action with respect to Borrower or any SPE Component Entity (provided, that, none of any member, shareholder or partner (as applicable) of Borrower or any SPE Component Entity or any board of directors or managers (as applicable) of Borrower or any SPE Component Entity may vote on or otherwise authorize the taking of any of the foregoing actions unless, in each case, there are at least two (2) Independent Managers then serving in such capacity in accordance with the terms of the applicable organizational documents and each of such Independent Managers has consented to such foregoing action);
(xvii)    fail to allocate fairly and reasonably shared expenses with its Affiliates (including, without limitation, shared office space) or fail to use separate stationery, invoices and checks bearing its own name (or, for so long as the Manager is acting on behalf of Borrower, the name of the Manager on behalf of Borrower);
(xviii)    fail to intend to remain solvent and pay its own liabilities (including, without limitation, salaries of its own employees, if any) only from its own funds or fail to maintain a sufficient number of employees (if any) in light of its contemplated business operations (in each case to the extent there exists sufficient cash flow from the Property to do so); provided, however, that no Person shall be required to make any direct or indirect additional capital contributions to Borrower in order to comply with the foregoing;
(xix)    acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable;
(xx)    identify its partners, members, shareholders or other Affiliates, as applicable, as a division, department or part of it;
(xxi)    violate or cause to be violated the assumptions made with respect to Borrower and its principals in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion;
(xxii)    hold itself out as having agreed to pay indebtedness incurred by any Affiliate;
(xxiii)    hold out the assets or credit of any Affiliate as being available to satisfy any of its debts or obligations; or
(xxiv)    allow an Affiliate to act in its name, to the extent of its power to do so.
(b)    If Borrower is a partnership or limited liability company (other than an Acceptable LLC), each general partner (in the case of a partnership) and at least one member (in the case of a limited liability company) of Borrower, as applicable, shall be a corporation or an Acceptable LLC (each, an “SPE Component Entity”) whose sole asset is its interest in Borrower. Each SPE Component Entity (i) will at all times comply with each of the covenants, terms and provisions contained in Section 5.1(a)(iii) – (vi) (inclusive) and (viii) – (xxi) (inclusive) and, if such SPE Component Entity is an Acceptable LLC, Section 5.1(c) and (d) hereof, as if such representation, warranty or covenant was made directly by such SPE Component Entity; (ii) will not engage in any business or activity other than owning an interest in Borrower; (iii) will not acquire or own any assets other than its partnership, membership, or other equity ownership interest in Borrower; (iv) will at all times continue to own no less than a 0.5% direct equity ownership interest in Borrower; (v) will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (vi) will cause Borrower to comply with the provisions of this Section 5.1.
(c)    In the event Borrower or any SPE Component Entity is an Acceptable LLC, the limited liability company agreement of Borrower or such SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of Borrower or such SPE Component Entity (as applicable) (“Member”) to cease to be the member of Borrower or such SPE Component Entity (as applicable) (other than (A) upon an assignment by Member of all of its limited liability company interest in Borrower or such SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement or (B) the resignation of Member and the admission of an additional member of Borrower or such SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Manager of Borrower or such SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of Borrower or such SPE Component Entity (as applicable) automatically be admitted to Borrower or such SPE Component Entity (as applicable) as a member with a zero percent (0%) economic interest (“Special Member”) and shall continue Borrower or such SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from Borrower or such SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to Borrower or such SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Managers of such SPE Component Entity or Borrower (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of Borrower or such SPE Component Entity (as applicable) upon the admission to Borrower or such SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of Borrower or such SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of Borrower or such SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of Borrower or such SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the limited liability company act of the State of Delaware (the “Act”), Special Member shall not be required to make any capital contributions to Borrower or such SPE Component Entity (as applicable) and shall not receive a limited liability company interest in Borrower or such SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind Borrower or such SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, Borrower or such SPE Component Entity (as applicable) including, without limitation, the merger, consolidation or conversion of Borrower or such SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Manager, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to Borrower or such SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to Borrower or such SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of Borrower or such SPE Component Entity (as applicable), but Special Member may serve as an Independent Manager of Borrower or such SPE Component Entity (as applicable).
(d)    In the event Borrower or any SPE Component Entity is an Acceptable LLC, the LLC Agreement shall further provide that (i) upon the occurrence of any event that causes the Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) (other than upon continuation of the Company without dissolution upon (A) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee in accordance with this Agreement, or (B) the resignation of the member and the admission of an additional member of the Company in accordance with the terms of this Agreement) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in Borrower or such SPE Component Entity (as applicable) agree in writing (A) to continue Borrower or such SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower or such SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in Borrower or such SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of Borrower or such SPE Component Entity (as applicable) shall continue without dissolution and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve Borrower or such SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of Borrower or such SPE Component Entity (as applicable).
Section 5.2    Independent Manager.
(a)    The organizational documents of Borrower (to the extent Borrower is a corporation or an Acceptable LLC) or the applicable SPE Component Entity, as applicable, shall provide that at all times there shall be at least two (2) duly appointed independent directors or managers of such entity (each, an “Independent Manager”) who each shall (I) not have been at the time of each such individual’s initial appointment, and shall not have been at any time during the preceding five years, and shall not be at any time while serving as Independent Manager, (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Manager), partner, member or employee of, Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (ii) a customer of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates, (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, supplier, customer or other Person or (v) a trustee or similar Person in any proceeding under Creditors Rights Laws involving Borrower, the applicable SPE Component Entity or any of their respective shareholders, partners, members, subsidiaries or Affiliates; (II) have, at the time of their appointment, had at least three (3) years experience in serving as an independent director and (III) be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider. Notwithstanding the foregoing, no Independent Manager shall also serve as an Independent Manager (as such term is defined in the applicable Mezzanine Loan Agreement) for any Mezzanine Borrower or any SPE Component Entity (as such term is defined in the applicable Mezzanine Loan Agreement) of any Mezzanine Borrower. A natural person who satisfies the foregoing definition of the “Independent Manager” other than clause (I)(ii) shall not be disqualified from serving as an Independent Manager of Borrower or an SPE Component Entity if such individual is an independent director, independent manager or special manager provided by an Approved ID Provider that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.
(b)    The organizational documents of Borrower and each SPE Component Entity shall further provide that (I) the board of directors or managers of Borrower and each SPE Component Entity (if any) and the constituent equity owners of such entities (constituent equity owners, the “Constituent Members”) shall not take any action set forth in Section 5.1(a)(xvi) or any other action which, under the terms of any organizational documents of Borrower or any SPE Component Entity, requires the vote of the Independent Managers unless, in each case, at the time of such action there shall be at least two Independent Managers engaged as provided by the terms hereof and such Independent Managers vote in favor of or otherwise consent to such action; (II) any resignation, removal or replacement of any Independent Manager shall not be effective without (1) prior written notice to Administrative Agent and the Rating Agencies (which such prior written notice must be given on the earlier of five (5) days or three (3) Business Days prior to the applicable resignation, removal or replacement) and (2) evidence that the replacement Independent Manager satisfies the applicable terms and conditions hereof and of the applicable organizational documents (which such evidence must accompany the aforementioned notice); (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Managers shall consider only the interests of the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors) in acting or otherwise voting on the matters provided for herein and in Borrower’s and each SPE Component Entity’s organizational documents (which such fiduciary duties to the Constituent Members and Borrower and each SPE Component Entity (including Borrower’s and each SPE Component Entity’s respective creditors), in each case, shall be deemed to apply solely to the extent of their respective economic interests in Borrower or the applicable SPE Component Entity (as applicable) exclusive of (x) all other interests (including, without limitation, all other interests of the Constituent Members), (y) the interests of other Affiliates of the Constituent Members, Borrower and each SPE Component Entity and (z) the interests of any group of Affiliates of which the Constituent Members, Borrower or any SPE Component Entity is a part)); (IV) other than as provided in subsection (III) above, the Independent Managers shall not have any fiduciary duties to any Constituent Members, any directors of Borrower or any SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Manager shall not be liable to Borrower, any SPE Component Entity, any

Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct; and (VII) except as provided in the foregoing subsections (III) through (VI), the Independent Managers shall, in exercising their rights and performing their duties under the applicable organizational documents, have a fiduciary duty of loyalty and care similar to that of a director of a business corporation organized under the General Corporation Law of the State of Delaware.
Section 5.3    Change of Name, Identity or Structure. Borrower shall not change (or permit to be changed) Borrower’s or any SPE Component Entity’s (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or (d) if not an individual, Borrower’s or any SPE Component Entity’s corporate, partnership or other structure or state of formation, without, in each case, notifying Administrative Agent of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in Borrower’s or any SPE Component Entity’s structure or state of formation, without first obtaining the prior written consent of Administrative Agent and, if required by Administrative Agent, a Rating Agency Confirmation with respect thereto. Borrower shall authorize Administrative Agent, prior to or contemporaneously with the effective date of any such change, to file any financing statement or financing statement change required by Administrative Agent to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Administrative Agent, Borrower shall execute a certificate in form satisfactory to Administrative Agent listing the trade names under which Borrower or any applicable SPE Component Entity intends to operate the Property, and representing and warranting that Borrower or the applicable SPE Component Entity does business under no other trade name with respect to the Property.
Section 5.4    Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of the State and each other applicable jurisdiction in which the Property is located, in each case, as and to the extent the same are required for the ownership, maintenance, management and operation of the Property.
Section 5.5    Recycled Entity. Borrower hereby represents and warrants to Administrative Agent and each Lender that all representations and warranties set forth in that certain Borrower’s Recycled Entity Certification dated the date hereof executed by Borrower in favor of Administrative Agent are true, correct and not violated or breached.
ARTICLE 6

NO SALE OR ENCUMBRANCE
Section 6.1    Transfer Definitions. As used herein and in the other Loan Documents, “Restricted Party” shall mean Borrower, Mezzanine A Borrower, Mezzanine B Borrower Guarantor, any SPE Component Entity, any Mezzanine SPE Component Entity, any Affiliated Manager, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Mezzanine A Borrower, Mezzanine B Borrower,

Guarantor, any SPE Component Entity, any Mezzanine SPE Component Entity any Affiliated Manager or any non-member manager; and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) of a legal or beneficial interest.
Section 6.2    No Sale/Encumbrance.
(a)    It shall be an Event of Default if, without the prior written consent of Administrative Agent with Requisite Lender consent, a Sale or Pledge of the Property or any part thereof or any legal or beneficial interest therein (including, without limitation, the Loan and/or Loan Documents) occurs, a Sale or Pledge of an interest in any Restricted Party occurs, a Fee Acquisition occurs and/or Borrower shall acquire any real property in addition to the real property owned by Borrower as of the Closing Date (each of the foregoing, collectively, a “Prohibited Transfer”), other than as permitted pursuant to the express terms of this Article 6. For the avoidance of doubt, entering into Leases pursuant to the terms of this Agreement, Permitted Encumbrances, a release of the Atrium Parcel in accordance with this Agreement, or the sale or disposition of obsolete personal property (which is replaced with personal property of the same or greater utility and value) shall not be considered “Prohibited Transfers”.
(b)    A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any (A) Leases or any Rents or (B) Property Documents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions or the grant of options, warrants or other interests with respect to the stock of such corporation; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests or the grant of options, warrants or other interests with respect to the partnership interests in such partnership; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest or the grant of options, warrants or other interests with respect to the membership interests in such limited liability company; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests in a Restricted Party or the revocation, rescission or termination of a Restricted Party; (vii) [reserved]; (viii) any action for partition of the Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by (or at the behest of) Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates, pursuant to any contractual agreement or other instrument or under applicable law (including, without limitation, common law) and/or any other action instituted by (or at the behest of) Borrower or its Affiliates or consented to or acquiesced in by Borrower or its Affiliates which results in a Property Document Event and/or (ix) the incurrence of any property-assessed clean energy loans or similar indebtedness with respect to Borrower and/or the Property, including, without limitation, if such loans or indebtedness are made or otherwise provided by any Governmental Authority and/or secured or repaid (directly or indirectly) by any taxes or similar assessments.
Section 6.3    Permitted Transfers. Notwithstanding anything to the contrary herein, the following transfers and events (individually, a “Permitted Transfer” and collectively, the “Permitted Transfers”) shall not be deemed Prohibited Transfers and shall not require the prior written consent of Administrative Agent: (a) a Sale or Pledge (but not a pledge or encumbrance) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the Sale or Pledge (but not a pledge or encumbrance, other than a pledge of, in one or a series of transactions, not more than 49% of the ownership interests in a Restricted Party provided that such pledge is not (1) a pledge of any direct interests in Borrower or Mezzanine A Borrower and (2) made in connection with a mezzanine loan or any debt disguised as equity), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party, (c) any issuance of “accommodation shares” by (or any transfer of “accommodation shares” in) any direct or indirect owner of Guarantor that has elected (or intends to elect) to be treated as a real estate investment trust (for purposes of this provision, “accommodation shares” shall mean up to $125,000 in preferred shares (or such greater amount as hereinafter may be required under Section 856 of the IRS Code) issued by such direct or indirect owner of Guarantor to enable such direct or indirect owner of Guarantor to satisfy the 100 shareholder requirement under Section 856(a) of the IRS Code), (d) the sale, transfer or issuance of shares of common stock in any Restricted Party that is a publicly traded entity, provided such accommodation shares or shares of common stock, as applicable, are listed on the Toronto Stock Exchange, the New York Stock Exchange, or another nationally recognized stock exchange, (e) the pledge of any interest in Borrower in connection with the Mezzanine A Loan and the exercise of any rights or remedies Mezzanine A Lender may have under the Mezzanine A Loan Documents and the pledge of any interest in Mezzanine A Borrower in connection with the Mezzanine B Loan and the exercise of any rights or remedies Mezzanine B Lender may have in connection with the Mezzanine B Loan, in each case in accordance with and subject to the terms of the Intercreditor Agreement, as applicable, or (f) the Sale or Pledge of any interest in Affiliated Manager so long as Affiliated Manager is Controlled by or under common Control with BAM and/or BPY; (provided, that, the foregoing provisions of clauses (a), (b), (c), (d), (e) and (f) above shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); provided, further, that, with respect to the transfers listed in clauses (a), (b), (c) and/or (f) above, (A) to the extent that any transfer results in the transferee (either itself or collectively with its affiliates) owning a 10% or greater (direct or indirect) equity interest in Borrower (unless such transferee together with its Affiliates owned 10% or more prior to such transfer), Administrative Agent shall receive, unless otherwise waived by Administrative Agent in its sole discretion, not less than ten (10) Business Days prior written notice of such transfers with respect to any domestic Person or not less than thirty (30) days prior written notice of such transfer with respect to any foreign Person (provided, that, for purposes of clarification, with respect to the transfers contemplated in subsection (a) above, the aforesaid notice shall only be deemed to be required ten (10) days prior to the consummation of the applicable transfers made as a result of probate or similar process following such death (as opposed to prior notice of the applicable death)); (B) no such transfers shall result in a change in Control of Guarantor or Affiliated Manager; (C) after giving effect to such transfers, the Minimum Ownership/Control Test shall continue to be satisfied; (D) after giving effect to such transfers, the Property shall continue to be managed by Manager or a New Manager approved in accordance with the applicable terms and conditions hereof; (E) in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, such transfers shall be, unless otherwise waived by Administrative Agent in its sole discretion, conditioned upon continued compliance with the relevant provisions of Article 5 hereof; (F) to the extent that a Non-Consolidation Opinion was previously delivered, in the case of (1) the transfer of the management of the Property (or any portion thereof) to a new Affiliated Manager in accordance with the applicable terms and conditions hereof, (2) the addition and/or replacement of a Guarantor in accordance with the applicable terms and conditions hereof and of the Guaranty or (3) the transfer of any equity ownership interests that results in any Person (individually or together with its Affiliates) owning more than forty-nine percent (49%) of the direct or indirect interests in Borrower or in any SPE Component Entity and such Person (individually or together with its Affiliates) did not own more than forty-nine percent (49%) of the direct or indirect interests in Borrower previously, such transfers shall be, unless otherwise waived by Administrative Agent in its sole discretion, conditioned upon delivery to Administrative Agent of a New Non-Consolidation Opinion addressing such transfer, addition and/or replacement; (G) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question (I) remake the representations contained herein relating to ERISA matters (and, upon Administrative Agent’s request, Borrower shall deliver to Administrative Agent an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (II) continue to comply with the covenants contained herein relating to ERISA matters; (H) such transfers shall be permitted pursuant to the terms of the Property Documents; and (I) if a transfer results in (1) the transferee owning direct or indirect interest in a Borrower in an amount which equals or exceeds ten percent (10%) (unless such transferee together with its Affiliates owned a direct or indirect interest in Borrower equal to or exceeding ten percent (10%) prior to such Transfer) or (2) a change of Control of Borrower or Guarantor, Administrative Agent shall have received “KYC” searches (in form, scope and substance and from a provider, in each case, determined by and reasonably acceptable to Administrative Agent). Upon request from Administrative Agent, Borrower shall promptly provide Administrative Agent with a revised version of the organizational chart delivered to Administrative Agent in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.3. Notwithstanding anything to the contrary contained in this Section 6.3, at all times during the term of the Loan, the Minimum Ownership/Control Test shall be required to be complied with.
Borrower shall pay to Administrative Agent all actual out-of-pocket costs and expenses incurred by Administrative Agent and Lenders in connection with any transfer pursuant to this Section 6.3.
Section 6.4    Intentionally Omitted.
Section 6.5    Intentionally Omitted.

Section 6.6    Economic Sanctions, Anti-Money Laundering, OFAC, Patriot Act and Transfers. Borrower shall (and shall cause their direct and indirect constituent owners and Affiliates to) (a) at all times act so as to cause the representations and warranties contained in Sections 3.29 and 3.30 to remain true, correct and not violated or breached and (b) not permit a Prohibited Transfer to occur and shall cause the Minimum Ownership/Control Test in this Article 6 to be complied with at all times. Borrower hereby represents that, other than in connection with the Loan, the Loan Documents and any Permitted Encumbrances, as of the date hereof, there exists lien or encumbrance (i) on the Property or any part thereof or any legal or beneficial interest therein or (ii) on any interest in any Restricted Party (other than, as to Guarantor, liens or encumbrances as may be expressly indicated on the financial statements delivered to Administrative Agent in connection with the closing of the Loan; provided such liens or encumbrances do not and could not result in violation by Guarantor of any of the financial covenants in Section 26(d) of the Guaranty). Notwithstanding anything to the contrary contained herein or in any other Loan Document (including, without limitation Sections 6.3 and 6.4 hereof), in no event shall Borrower or any SPE Component Entity be (I) a Prohibited Entity, (II) Controlled (directly or indirectly) by any Prohibited Entity or (II) more than 49% owned (directly or indirectly) by any Prohibited Entities (whether individually or in the aggregate), unless, in the case of each of the foregoing, Lender’s prior written consent is first obtained (which such consent shall be given or withheld in Lender’s sole discretion and may be conditioned on, among other things, Lender’s receipt of a Rating Agency Confirmation).
ARTICLE 7

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
Section 7.1    Insurance.
(a)    Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Property providing at least the following coverages:
(i)    insurance with respect to the Improvements and the Personal Property insuring against any peril now or hereafter included within the classification “All Risk” or “Special Perils” (including, without limitation, fire, lightning, windstorm, hail, terrorism), in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement cost exclusive of costs of excavations, foundations, underground utilities and footings (save for flood and earthquake which shall be reasonably sublimited), with a waiver of depreciation; (B) in an amount sufficient so that no co-insurance penalties shall apply; (C) providing for no deductible in excess of Two Hundred and Fifty Thousand and No/100 Dollars ($250,000), except flood and earthquake which may have deductibles up to 5% of the total insurable value of the Property at time of loss or as otherwise expressly and specifically permitted herein; (D) at all times insuring against at least those hazards that are commonly insured against under a “special causes of loss” form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; (E) providing coverage for contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements together with an “Ordinance or Law Coverage”

endorsement; and (F) notwithstanding the above, terrorism may be purchased on a separate, stand-alone policy in lieu of being included within an “All Risks” or “Special Perils” policy as long as the same protections are afforded as required under this Subsection 7.1(a)(i). The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Administrative Agent. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Administrative Agent to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;
(ii)    commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000, with a deductible or self-insured retention no greater than $250,000; (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; (5) contractual liability covering the indemnities contained in Article 13 hereof to the extent the same is available; and (6) acts of terrorism;
(iii)    loss of rents and/or business interruption insurance (A) with loss payable to Administrative Agent for the benefit of Lenders subject to the Restoration Threshold stated in Section 7.4 hereof; (B) covering all risks required to be covered by the insurance provided for in Subsection 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to 100% of the projected gross income from the Property for no-less than an 18-month restoration period; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter determined based on the projected gross income from the Property for the succeeding twelve (12) month period; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and the Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. Notwithstanding anything to the contrary contained herein or in any other Loan Documents, to the extent that insurance proceeds are payable to Administrative Agent pursuant to this Subsection (the “Rent Loss Proceeds”) and Borrower is entitled to disbursement of Net Proceeds for Restoration in accordance with the terms hereof, (1) a Trigger Period shall be deemed to exist and (2) such Rent Loss Proceeds shall be deposited by Administrative Agent in the Cash Management Account and disbursed as provided in Article 9 hereof; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent

Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Administrative Agent or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account (which shall deemed to be included within the definition of the “Accounts” hereunder) and Administrative Agent or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account into the Cash Management Account each month during the performance of such Restoration;
(iv)    at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and subject to subsection 7.1(c) below, (A) owner’s controlled insurance program, contractor’s controlled insurance program, owner’s contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsection 7.1(a)(i), (3) including permission to occupy the Property, and (4) with an agreed amount endorsement waiving co-insurance provisions;
(v)    workers’ compensation, subject to the statutory limits of the state in which the Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease in the aggregate in respect of any work or operations on or about the Property, or in connection with the Property or its operation (if applicable);
(vi)    comprehensive boiler and machinery insurance (or equipment breakdown coverage), in each case, covering all mechanical and electrical equipment and pressure vessels and boilers in an amount not less than their replacement cost or in such other amount as shall be reasonably required by Administrative Agent;
(vii)    if any portion of the Improvements is at any time located in an area identified by (A) the Federal Emergency Management Agency in the Federal Register as an area having special flood hazards and/or (B) the Secretary of Housing and Urban Development or any successor thereto as an area having special flood hazards pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance in an amount equal to the maximum limit of coverage available for the Property under the Flood Insurance Acts, or such higher amount or other related and/or excess coverage as Administrative Agent may require, but in each case, required amounts will be no higher than amounts required by prudent lenders of similar loan types and sizes for commercial property similar to the Property located in or around the region in which the Property is located);

(viii)    earthquake, sinkhole and mine subsidence insurance, if Property is located within a Seismic Zone 3 or 4 and the probable maximum loss is 20% or greater, in amounts equal to the probable maximum loss of the Property as determined by an independent seismic or engineering study in form and substance satisfactory to Administrative Agent, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with the all risk insurance policy required under Section 7.1(a)(i);
(ix)    umbrella and/or excess liability insurance in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;
(x)    intentionally Omitted;
(xi)    if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence, including umbrella coverage, of One Million and No/100 Dollars ($1,000,000); and
(xii)    such other insurance and in such amounts as (A) may be required pursuant to the terms of the Property Documents and (B) Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for commercial property similar to the Property located in or around the region in which the Property is located.
(b)    All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Administrative Agent, issued by financially sound and responsible insurance companies authorized and admitted to do business in the state in which the Property is located and approved by Administrative Agent. The insurance companies must have a claims paying ability/financial strength rating of ”A-“ or better by S&P or “A3” or better by Moody’s or, for insurance companies that are not rated by S&P or Moody’s (which shall be permitted in similar participation amounts and placement within the overall program as on the Close Date, or as otherwise approved by Administrative Agent), a general policy rating of “A” or better and a financial class of “X” or better by A.M. Best Company, Inc. (each such insurer shall be referred to below as a “Qualified Insurer”). Within 10 days of Administrative Agent’s request following a loss at the Property, Borrower shall deliver redacted certified copies of the Policies to Administrative Agent, provided the Policies are available. Prior to the expiration dates of the Policies or certificates theretofore furnished to Administrative Agent, certificates of insurance evidencing the renewal or successor Policies accompanied by evidence satisfactory to Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Administrative Agent.
Notwithstanding anything to the contrary contained above, Liberty IC Casualty LLC (“Liberty”) shall be an acceptable insurer of perils of terrorism and acts of terrorism, so long as (i) the policy issued by Liberty has (A) no aggregate limit, and (B) a deductible of no greater than that as calculated pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (TRIPRA) or the then-current successor act, (ii) other than the deductible, the portion of such insurance which is not reinsured by the government of the United States of America is reinsured by an insurance carrier or carriers rated no less than “A-” or better by S&P or “A3” or better by Moody’s (provided that Borrower shall cause such re-insurance agreements to provide a cut-through endorsement acceptable to Lender), (iii) TRIPRA or a similar federal statute is in effect and provides that the federal government must reinsure that portion of any terrorism insurance claim (A) above the applicable deductible payable by Liberty, and (B) as per the current TRIPRA legislation, (iv) Liberty shall be licensed in the District of Columbia; (v) Liberty is not the subject of a bankruptcy or similar insolvency proceeding, and (vi) no Governmental Authority issues any statement, finding, or decree that insurers of perils of terrorism similar to Liberty (i.e., captive insurers arranged similar to Liberty) do not qualify for the payments or benefits of TRIPRA. Coverage provided by Liberty shall have no deductible in excess of One Million Dollars ($1,000,000) per occurrence. In the event that Liberty is providing insurance coverage (i) to other properties in close proximity to the Property, and/or (ii) to other properties owned by a Person(s) who is not an Affiliate of Borrower, and such insurance is not subject to the same reinsurance and other requirements of this Section 7.1, then Lender may reasonably re-evaluate the limits and deductibles of the insurance required to be provided by Liberty hereunder. In the event any of the foregoing conditions are not satisfied, Liberty shall not be deemed an acceptable insurer of terrorism losses. Borrower represents, warrants, and covenants to Lender, on behalf of Liberty, that the insurance premiums for the insurance coverages provided to Borrower by Liberty are fair market value insurance premiums
(c)    Borrower shall not obtain (or permit to be obtained) with regard to the Property (i) any umbrella or blanket liability or casualty Policy unless, in each case, such Policy is approved in advance in writing by Administrative Agent, the interest of the Administrative Agent for the benefit of the Lenders is included therein as provided in this Agreement, such Policy is issued by a Qualified Insurer and such Policy includes such changes to the coverages and requirements set forth herein as may be required by Administrative Agent (including, without limitation, increases to the amount of coverages required herein) or (ii) separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower.
(d)    All Policies of insurance provided for or contemplated by Subsection 7.1(a) shall name Borrower as the insured and, in the case of liability Policies (except for the Policies referenced in Subsections 7.1(a)(v) and (xi)), shall include Administrative Agent, for the benefit of Lenders, as an additional insured, as their respective interests may appear, and, in the case of property damage Policies (including, but not limited to, terrorism, rental income, business interruption, boiler and machinery, earthquake and flood insurance), such Policies shall contain a standard noncontributing mortgagee clause in favor of Administrative Agent, for the benefit of Lenders, providing that the loss thereunder shall be payable to Administrative Agent for the account of Lenders, always subject to the Restoration Threshold stated in Section 7.4 hereof.
(e)    All property damage Policies provided for in Subsection 7.1(a) shall contain clauses or endorsements to the effect that:
(i)    the following shall in no way affect the validity or enforceability of the Policy insofar as Administrative Agent on behalf of the Lenders is concerned: (A) any act or negligence of Borrower, of anyone acting for Borrower or of any other Person named as an insured, additional insured and/or loss payee, (B) any foreclosure or other similar exercise of remedies and (C) the failure to comply with the provisions of the Policy which might otherwise result in a forfeiture of the insurance or any part thereof;
(ii)    the Policy shall not be cancelled without at least 30 days’ written notice (via certified mail, postage prepaid, return receipt requested) to Administrative Agent and any other party included therein as an insured, save for 10 days’ notice for cancellation due to non-payment of premium;
(iii)    the issuer(s) of the Policy shall give written notice to Administrative Agent (via certified mail, postage prepaid, return receipt requested) if the Policy has not been renewed prior to its expiration. If insurers will not provide said notice, the obligation will fall to the Borrower to inform of the same;
(iv)    not contain any clause or provision that would make Administrative Agent or any Lender liable for any Insurance Premiums thereon or subject to any assessments or commissions thereunder and that the related issuer(s) waive any related claims to the contrary; and
(v)    Administrative Agent shall, at its option and with no obligation to do so, have the right to directly pay Insurance Premiums in order to avoid cancellation, expiration and/or termination of the Policy due to non-payment of Insurance Premiums.
(f)    Intentionally Omitted.
(g)    If at any time Administrative Agent is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Administrative Agent shall have the right, with written notice to Borrower to take such action as Administrative Agent deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such levels of insurance coverage as stipulated in this Section 7.1, and all expenses incurred by Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Administrative Agent upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.
(h)    Intentionally Omitted.
(i)    As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided, that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Administrative Agent’s prior written consent thereto and (2) if required by Administrative Agent, confirmed that Administrative Agent has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy. Notwithstanding the foregoing, Administrative Agent hereby reserves the right to deny its consent to any Non-Conforming

Policy regardless of whether or not Administrative Agent has consented to the same on any prior occasion.
(j)    Borrower shall cooperate with Administrative Agent in obtaining for Administrative Agent for the account of Lenders the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with the Property, and Administrative Agent shall be reimbursed for any expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Administrative Agent in case of a Casualty or Condemnation affecting the Property or any part thereto) out of such Awards or insurance proceeds. Any Net Proceeds related to such Awards or insurance proceeds shall be deposited with Administrative Agent and held and applied in accordance with the applicable terms and conditions hereof.
(k)    Borrower hereby represents that the physical address(es) for each portion of the Improvements for all purposes (including, without limitation, insurance purposes) are as follows: 333 S Grand Ave and 330 S Hope Street, Los Angeles, CA 90071.
Section 7.2    Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Administrative Agent (provided that such notice shall not be required in the case of non-material damage for which the costs of completing Restoration shall be less than $2,500,000) and shall promptly commence and diligently prosecute the completion of the Restoration of the Property and otherwise comply with the provisions of Section 7.4. Borrower shall pay all costs of Restoration (including, without limitation, any applicable deductibles under the Policies) whether or not such costs are covered by the Net Proceeds. Administrative Agent may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.
Section 7.3    Condemnation. Borrower shall promptly give Administrative Agent notice of the actual or threatened in writing commencement of any proceeding for the Condemnation of the Property of which Borrower has knowledge and shall deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings, and Borrower shall from time to time deliver to Administrative Agent all instruments reasonably requested by Administrative Agent to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Administrative Agent, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including without limitation any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property (to the extent such Restoration is applicable) and otherwise comply with the provisions of Section 7.4. Borrower shall pay all costs of Restoration whether or not such costs are covered by the Net Proceeds. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent, for the benefit of Lenders of the Award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. Notwithstanding the foregoing or anything to the contrary contained herein, if, in connection with any Casualty or Condemnation, after a Securitization a prepayment of the Debt (in whole or in part) is required under REMIC Requirements, (a) the applicable Net Proceeds shall be applied to the Debt in accordance with Section 7.4(c) hereof and (b) to the extent that the amount of the applicable Net Proceeds actually applied to the Debt in connection therewith is insufficient under REMIC Requirements, Borrower shall, within five (5) days of demand by Administrative Agent, prepay the principal amount of the Debt in accordance with the applicable terms and conditions hereof in an amount equal to such insufficiency plus the amount of any then applicable Interest Shortfall (such prepayment, together with any related Interest Shortfall payment, collectively, the “REMIC Payment”). After a Securitization Administrative Agent may require Borrower to deliver a REMIC Opinion in connection with each of the foregoing.
Section 7.4    Restoration. The following provisions shall apply in connection with the Restoration of the Property:
(a)    If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed to Borrower, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.
(b)    If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Administrative Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.
(i)    The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:
(A)    no Event of Default shall have occurred and be continuing;
(B)    (1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C)    Leases demising in the aggregate a percentage amount equal to or greater than 75% of the total rentable space in the Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of the applicable Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration (other than Leases which automatically expire by their terms), notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be;
(D)    Borrower shall commence (or shall cause the commencement of) the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after the issuance of a building permit with respect thereto) and shall diligently pursue the same to satisfactory completion;
(E)    Administrative Agent shall be satisfied that any operating deficits which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;
(F)    Administrative Agent shall be satisfied that the Net Proceeds together with any other collateral, guaranties, any cash or cash equivalent deposited by Borrower with or delivered by Borrower to Administrative Agent are sufficient to cover the cost of the Restoration;
(G)    Administrative Agent shall be satisfied that, upon the completion of the Restoration, the debt yield for the Property (which debt yield shall be determined by Administrative Agent in its reasonable discretion), shall be at least equal to the lesser of (1) (i) 5.50% during the first year of the initial term of the Loan, (ii) 5.75% during the second year of the initial term of the Loan and the first Extension Period, (iii) 6.00% during the second Extension Period and (iv) 6.15% during the third Extension Period and (2) the Debt Yield as of the date immediately prior to the occurrence of the applicable Casualty or Condemnation;
(H)    Administrative Agent shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) such time as may be required under applicable Legal Requirements or (3) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above;
(I)    Administrative Agent shall be satisfied that, upon the completion of the Restoration, the Debt Service Coverage Ratio, shall be at least 1.00:1.00;
(J)    the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements in all material respects and the Property Documents;

(K)    the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance in all material respects with all applicable Legal Requirements and the Property Documents;
(L)    the Property Documents (other than those of a de minimis nature) will remain in full force and effect during and after the Restoration and a Property Document Event shall not occur as a result of the applicable Casualty, Condemnation and/or Restoration; and
(M)    after a Securitization, Administrative Agent shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements and, in that regard, Administrative Agent may require Borrower to deliver a REMIC Opinion in connection therewith.
(ii)    The Net Proceeds shall be held by Administrative Agent, for the benefit of Lenders and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Administrative Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Administrative Agent that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which (1) are not being contested by Borrower in accordance with the terms hereof, (2) have not either been fully bonded to the reasonable satisfaction of Administrative Agent and discharged of record or (3) in the alternative fully insured to the satisfaction of Administrative Agent by the title company issuing the Title Insurance Policy.
(iii)    With respect to any Casualty in excess of the Restoration Threshold, all plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Administrative Agent and by an independent consulting engineer selected by Administrative Agent (the “Casualty Consultant”), such acceptance of the plans and specifications not to be unreasonably withheld, conditioned or delayed. Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration shall be subject to prior review and acceptance by Administrative Agent and the Casualty Consultant if the applicable contract is for an amount equal to or greater than $3,000,000. All reasonable and actual out-of-pocket costs and expenses incurred by Administrative Agent in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle (i) all claims under the Policies which claims are less than the Settlement Threshold without Administrative Agent’s consent (provided, however, that Borrower shall consult with Administrative Agent with respect to any settlement discussions with any insurance companies) and (ii) all claims under the Policies which claims are equal or in excess of the Settlement Threshold jointly with Administrative Agent, provided that, in each case, (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim. If an Event of Default exists, Administrative Agent shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for Administrative Agent’s approval under this clause (iii) and Administrative Agent thereafter fails to respond, Administrative Agent’s approval shall be deemed given with respect to the matter for which approval was requested.
(iv)    In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Section 7.4(b) shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Administrative Agent that Net Proceeds representing fifty percent (50%) of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last fifty percent (50%) of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 7.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Administrative Agent receives evidence reasonably satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Administrative Agent will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Administrative Agent or by the title company insuring the lien of the Security Instrument. If reasonably required by Administrative Agent, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.
(v)    Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.
(vi)    If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Administrative Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration (which Restoration for the purposes of this clause (vi) shall exclude the Atrium for so long as the Permitted Alterations have not been completed and the Completion Guaranty remains in full force and effect), Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent, for the benefit of Lenders, before any further disbursement of the Net Proceeds shall be made. If the Net Proceeds Deficiency is deposited with Administrative Agent, then such Net Proceeds Deficiency shall be held by Administrative Agent, for the benefit of Lenders, and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.
(vii)    The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Administrative Agent of evidence reasonably satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Administrative Agent to Borrower, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents. During a Trigger Period any Net Proceeds required to be disbursed to Borrower in accordance with this Section 7.4(b)(vii) shall be deposited by Administrative Agent into the Cash Management Account.
(c)    All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 7.4(b)(vii) shall be retained and applied by Administrative Agent toward the payment of the Debt whether or not then due and payable in such order, priority and proportions as Administrative Agent in its discretion shall deem proper. Without limiting the provisions of the first sentence of this Section 7.4(c), if Administrative Agent shall receive and retain Net Proceeds, the lien of the Security Instrument shall be reduced only by the amount thereof received and retained by Administrative Agent and actually applied by Administrative Agent in reduction of the Debt.
Section 7.5    Distributions to Net Proceeds to Mezzanine Lender. Notwithstanding anything to the contrary contained in this Article VII, provided no Trigger Period has occurred and is continuing, to the extent that Borrower is entitled to a disbursement of Net Proceeds under Section 7.4(b)(vii) above for any purpose other than Restoration, Borrower hereby authorizes and directs Administrative Agent to pay the same to Mezzanine A Lender to the extent that Mezzanine A Lender is entitled to the same under the terms and conditions of the Mezzanine A Loan Documents and to Mezzanine B Lender to the extent that Mezzanine B Lender is entitled to the same under the terms and conditions of the Mezzanine B Loan Documents, and in each case, pursuant to the terms of the Intercreditor Agreement. Borrower further (i) agrees that Administrative Agent shall be entitled to conclusively rely on Mezzanine Lender’s assertion that it is entitled to such Net Proceeds and (ii) hereby releases Administrative Agent and Lenders and indemnifies Administrative Agent and Lenders against any Losses that may be incurred by Administrative Agent and/or Lenders as a result of any Person claiming that Administrative Agent improperly remitted such Net Proceeds to Mezzanine Lender.
ARTICLE 8

RESERVE FUNDS
Section 8.1    Intentionally Omitted.
Section 8.2    Replacement Reserve Funds.
(a)    Borrower shall deposit into an Eligible Account held by Administrative Agent or Servicer (the “Replacement Reserve Account”) on each Monthly Payment Date an amount equal to $23,437.67 (the “Replacement Reserve Monthly Deposit”) for the Replacements. Amounts deposited pursuant to this Section 8.2 are referred to herein as the “Replacement Reserve Funds”. Administrative Agent may reassess its estimate of the amount necessary for Replacements from time to time and, and may require Borrower to increase the monthly deposits required pursuant to this Section 8.2 upon thirty (30) days’ notice to Borrower if Administrative Agent determines in its reasonable discretion that an increase is necessary to maintain the Property in compliance with all Legal Requirements.
(b)    Administrative Agent shall disburse Replacement Reserve Funds only for Replacements. Administrative Agent shall disburse to Borrower the Replacement Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Administrative Agent at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Replacements to be paid; (ii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) Administrative Agent shall have received a certificate from Borrower (A) stating that the items to be funded by the requested disbursement are Replacements, (B) stating that all Replacements at the Property to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in a good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval required by any Governmental Authority in connection with the Replacements, if any, (C) identifying each Person that supplied materials or labor in connection with the Replacements to be funded by the requested disbursement; (D) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers from each general contractor and any other contractor performing work under a direct contract with Borrower (and, to the extent the same are received by Borrower, lien waivers from any subcontractor) for any work above Two Hundred Thousand and No/100 Dollars ($200,000) (which lien waivers may be conditioned on payment from the requested disbursement), invoices and/or other evidence of payment reasonably satisfactory to Administrative Agent, and (E) stating that all previous disbursements of Replacement Reserve Funds have been used to pay for the previously identified Replacements; (iv) at Administrative Agent’s option, if the cost of any individual Replacement exceeds Five Hundred Thousand and No/100 Dollars ($500,000), a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances other than Permitted Encumbrances; (v) at Administrative Agent’s option, if the cost of any individual Replacement exceeds Five Hundred Thousand and No/100 Dollars ($500,000) (or One Hundred Thousand and No/100 Dollars ($100,000) in the case of the Replacement of any life safety systems), Administrative Agent shall have received a report reasonably satisfactory to Administrative Agent in its reasonable discretion from an architect or engineer approved by Administrative Agent in respect of such architect or engineer’s inspection of the required repairs; and (vi) Administrative Agent shall have received such other evidence as Administrative Agent shall reasonably request that the Replacements at the Property to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) and are paid for or will be paid upon such disbursement to Borrower. Administrative Agent shall not be required to disburse Replacement Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Replacement Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).
(c)    Nothing in this Section 8.2 shall (i) make Administrative Agent or any Lender responsible for making or completing the Replacements; (ii) require Administrative Agent or any Lender to expend funds in addition to the Replacement Reserve Funds to complete any Replacements; (iii) obligate Administrative Agent or any Lender to proceed with the Replacements; or (iv) obligate Administrative Agent or any Lender to demand from Borrower additional sums to complete any Replacements.
(d)    Borrower shall permit Administrative Agent and Administrative Agent’s agents and representatives (including, without limitation, Administrative Agent’s engineer, architect, or inspector) or third parties to enter onto the Property upon reasonable advance notice during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Replacements. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to cooperate with Administrative Agent or Administrative Agent’s representatives or such other Persons described above in connection with inspections described in this Section.
Section 8.3    Leasing Reserve Funds.
(a)    Borrower shall deposit into an Eligible Account held by Administrative Agent or Servicer (the “Leasing Reserve Account”) (i) on each Monthly Payment Date the sum of $146,485.42 (the “Leasing Reserve Monthly Deposit”) for tenant improvements and leasing commissions that may be incurred following the date hereof and (ii) during the continuance of a Trigger Period, any Lease Termination Payment paid by any Tenant at Property but only to the extent that such Lease Termination Payment paid by such Tenant exceeds Five Hundred Thousand and No/100 Dollars ($500,000.00). Amounts deposited pursuant to this Section 8.3 are referred to herein as the “Leasing Reserve Funds”.
(b)    Administrative Agent shall disburse to Borrower the Leasing Reserve Funds upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Administrative Agent at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the tenant improvement costs and leasing commissions to be paid; (ii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default shall exist and remain uncured; (iii) Administrative Agent shall have reviewed and approved the Lease and related leasing commissions in respect of which Borrower is obligated to pay or reimburse certain tenant improvement costs and leasing commissions; (iv) Administrative Agent shall have received and approved a budget for tenant improvement costs and a schedule of leasing commissions payments and the requested disbursement will be used to pay all or a portion of such costs and payments; (v) Administrative Agent shall have received a certificate from Borrower stating either that such tenant improvement payment is required to be paid to the tenant under its Lease or, otherwise, (A) stating, to Borrower’s knowledge, that all tenant improvements at the Property to be funded by the requested disbursement have been completed (or completed to the extent of the requested disbursement) in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (B) identifying each Person that, to Borrower’s knowledge, supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement and (C) stating that each such Person has been paid in full or will be paid in full upon such disbursement, such certificate to be accompanied by lien waivers from each general contractor and any other contractor performing work under a direct contract with Borrower (and, to the extent the same are received by Borrower, lien waivers from any subcontractor) for any work above Two Hundred Thousand and No/100 Dollars ($200,000) (which lien waivers may be conditioned on payment from the requested disbursement), invoices and/or other evidence of payment reasonably satisfactory to Administrative Agent; (vi) at Administrative Agent’s option, if the cost of any individual tenant improvement exceeds Five Hundred Thousand and No/100 Dollars ($500,000), a title search for the Property indicating that the Property is free from all liens, claims and other encumbrances not previously approved by Administrative Agent; and (vii) Administrative Agent shall have received such other evidence as Administrative Agent shall reasonably request that the tenant improvements at the Property and/or leasing commissions to be funded by the requested disbursement have been completed (to the extent applicable), are due and payable and are paid for or will be paid upon such disbursement to Borrower. Administrative Agent shall not be required to disburse Leasing Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Leasing Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).
Section 8.4    Operating Expense Funds. On each Monthly Payment Date occurring on and after the occurrence and continuance of a Trigger Period, to the extent funds are available after deposits required under clauses (i) through (vii) of Section 9.3(a) hereof are made in accordance with such Section 9.3(a), Borrower shall deposit (or shall cause there to be deposited) into an Eligible Account held by Administrative Agent or Servicer (the “Operating Expense Account”) an amount equal to the aggregate amount of Approved Operating Expenses and Approved Extraordinary Expenses to be incurred by Borrower for the then current Interest Accrual Period (such amount, the “Op Ex Monthly Deposit”). Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Operating Expense Funds”. Provided no Event of Default has occurred and is continuing, Administrative Agent shall disburse the Operating Expense Funds to Borrower to pay Approved Operating Expenses and/or Approved Extraordinary Expenses upon Borrower’s request (which such request shall be accompanied by an Officer’s Certificate containing reasonable detail as to the applicable expenses to which the requested disbursement relates and attesting that such expense shall be paid with the requested disbursement).
Section 8.5    Excess Cash Flow Funds.
(a)    On each Monthly Payment Date occurring on and after the occurrence and continuance of a Trigger Period, Excess Cash Flow for the immediately preceding Interest Accrual Period (each such monthly deposit being herein referred to as the “Monthly Excess Cash Flow Deposits” and the amounts on deposit in the Excess Cash Flow Account being herein referred to as the “Excess Cash Flow Funds”) will be deposited into an Eligible Account with Administrative Agent or Servicer (the “Excess Cash Flow Account”) as required by Article IX of this Agreement.
(b)    Provided no Trigger Period has occurred and is continuing, but a Mezzanine Trigger Period has occurred and is continuing, any Excess Cash Flow Funds remaining in the Excess Cash Flow Account upon the expiration of a Trigger Period shall be promptly disbursed to the Mezzanine A Debt Service Account. Provided no Trigger Period or Mezzanine A Trigger Period has occurred and is continuing, any Excess Cash Flow Funds remaining in the Excess Cash Flow Account shall be promptly disbursed to the Mezzanine B Debt Service Account. In the event that a Trigger Period no longer is continuing but a Mezzanine A Trigger Period then exists, any Excess Cash Flow Funds remaining in the Excess Cash Flow Account shall be promptly disbursed to Mezzanine A Lender. In the event that neither a Trigger Period nor a Mezzanine A Trigger Period is continuing but a Mezzanine B Trigger Period then exists, any Excess Cash Flow Funds remaining in the Excess Cash Flow Account shall be promptly disbursed to Mezzanine B Lender. Provided none of a Trigger Period, a Mezzanine A Trigger Period, or a Mezzanine B Trigger Period has occurred and is continuing, any Excess Cash Flow Funds remaining in the Excess Cash Flow Account shall be promptly disbursed to Borrower upon the expiration of any Trigger Period in accordance with the applicable terms and conditions hereof. Notwithstanding anything to the contrary set forth in this clause (b) or in the definition of the Low Cash Flow Period, to the extent any funds on deposit in the Excess Cash Flow Account were deposited into the Excess Cash Flow Account during any time when a Low Cash Flow Period existed, such funds shall not be disbursed to Borrower (A) prior to the date that the Debt Yield is equal to or greater than (w) during the first year of the initial term of the Loan, 5.50%, (x) during the second year of the initial term of the Loan and the first Extension Period, 5.75%, (y) during the second Extension Period, 6.00% and (z) during the third Extension Period, 6.15%, in each case for two (2) consecutive calendar quarters (B) if any other Trigger Period exists.

Section 8.6    Tax and Insurance Funds. In addition to the initial deposits with respect to Taxes and, if applicable, Insurance Premiums made by Borrower to Administrative Agent on the Closing Date to be held in Eligible Accounts by Administrative Agent or Servicer and hereinafter respectively referred to as the “Tax Account” and the “Insurance Account”, Borrower shall pay (or cause to be paid) to Administrative Agent on each Monthly Payment Date (a) one-twelfth of an amount which would be sufficient to pay the Taxes levied or assessed or imposed against the Property or any part thereof payable, or reasonably estimated by Administrative Agent to be payable, during the next ensuing twelve (12) months assuming that said Taxes are to be paid in full on each Tax Payment Date (the “Monthly Tax Deposit”), each of which such deposits shall be held in the Tax Account, and (b) at the option of Administrative Agent, if the liability or casualty Policy maintained by Borrower covering the Property shall not constitute an approved blanket or umbrella Policy pursuant to Subsection 7.1(c) hereof, or Administrative Agent shall require Borrower to obtain a separate Policy pursuant to Subsection 7.1(c) hereof, one-twelfth of an amount which would be sufficient to pay the Insurance Premiums due for the renewal of the coverage afforded by the Policies upon the expiration thereof (the “Monthly Insurance Deposit”), each of which such deposits shall be held in the Insurance Account (amounts held in the Tax Account and the Insurance Account are collectively herein referred to as the “Tax and Insurance Funds”). In the event Administrative Agent shall elect, after the Closing Date, to collect payments in escrow for Insurance Premiums or Taxes, Borrower shall make a True Up Payment with respect to the same into the applicable Reserve Account. Additionally, if, at any time, Administrative Agent reasonably determines that amounts on deposit in or scheduled to be deposited in (i) the Tax Account will be insufficient to pay all applicable Taxes in full on the Tax Payment Date and/or (ii) the Insurance Account will be insufficient to pay all applicable Insurance Premiums in full on the Insurance Payment Date, Borrower shall make a True Up Payment with respect to such insufficiency into the applicable Reserve Account. Borrower agrees to notify Administrative Agent promptly of any changes to the amounts, schedules and instructions for payment of any Taxes and Insurance Premiums of which it has or obtains knowledge and authorizes Administrative Agent or its agent to obtain the bills for Taxes directly from the appropriate taxing authority. Provided there are sufficient amounts in the Tax Account and Insurance Account, respectively, and no Event of Default exists, Administrative Agent shall be obligated to pay the Taxes and Insurance Premiums as they become due on their respective due dates on behalf of Borrower by applying the Tax and Insurance Funds to the payment of such Taxes and Insurance Premiums. If the amount of the Tax and Insurance Funds shall exceed the amounts due for Taxes and Insurance Premiums pursuant to Sections 4.5 and 7.1 hereof, Administrative Agent shall, in its discretion, return any excess to Borrower or credit such excess against the next payments to be made to the Tax and Insurance Funds.
Section 8.7    The Accounts Generally.
(a)    Borrower grants to Administrative Agent, for the benefit of Lenders, a first-priority perfected security interest in each of the Accounts and any and all sums now or hereafter deposited in the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Accounts and the funds deposited therein shall constitute additional security for the Debt. The provisions of this Section 8.7 (together with the other related provisions of the other Loan Documents) are intended to give Lenders, Administrative Agent and/or Servicer “control” of the Accounts and the Account Collateral and serve as a

“security agreement” and a “control agreement” with respect to the same, in each case, within the meaning of the UCC. Borrower acknowledges and agrees that the Accounts are subject to the sole dominion, control and discretion of Administrative Agent and Lenders, their authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Account except with the prior written consent of Administrative Agent or as otherwise provided herein. The funds on deposit in the Accounts shall not constitute trust funds and may be commingled with other monies held by Administrative Agent.
(b)    Borrower shall not, without obtaining the prior written consent of Administrative Agent, further pledge, assign or grant any security interest in the Accounts or the sums deposited therein or permit any lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Administrative Agent, for the benefit of Lenders, as the secured party, to be filed with respect thereto. Borrower hereby authorizes Administrative Agent to file a financing statement or statements under the UCC in connection with any of the Accounts and the Account Collateral in the form required to properly perfect Administrative Agent’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable, or that Administrative Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby (including, without limitation, any security interest in and to any Permitted Investments) or to enable Administrative Agent, on behalf of Lenders, to exercise and enforce their rights and remedies hereunder with respect to any Account or Account Collateral; provided, however, the same shall not otherwise increase Borrower’s obligations or decrease any rights of Borrower under the Loan Documents, other than (i) to a de minimis extent, or (ii) to the extent necessary to correct any scrivener’s error in a manner consistent with the parties’ intention in connection with the Loan.
(c)    Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Administrative Agent or Servicer (i) Borrower shall have no rights in respect of the Accounts, (ii) Administrative Agent may liquidate and transfer any amounts then invested in Permitted Investments pursuant to the applicable terms hereof to the Accounts or reinvest such amounts in other Permitted Investments as Administrative Agent may reasonably determine is necessary to perfect or protect any security interest granted or purported to be granted hereby or pursuant to the other Loan Documents or to enable Administrative Agent and Lenders to exercise and enforce their rights and remedies hereunder or under any other Loan Document with respect to any Account or any Account Collateral, and (iii) Administrative Agent and each Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Account Collateral as described in this Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement or in the Security Instrument, may apply the amounts of such Accounts as Administrative Agent determines in its sole discretion including, without limitation, payment of the Debt.
(d)    The insufficiency of funds on deposit in the Accounts shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
(e)    Borrower shall indemnify Administrative Agent and each Lender and hold Administrative Agent and each Lender harmless from and against any and all actions, suits, claims, demands, liabilities, actual losses, damages (excluding lost profits, diminution in value and other consequential damages, punitive damages and special damages except to the extent paid to a third party), obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses of counsel; provided, however, that Borrower shall not be required to pay for more than one legal counsel in connection with its indemnification hereunder unless an actual or perceived conflict of interest exists or an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party), in each case, for Administrative Agent and Lenders arising from or in any way connected with the Accounts, the sums deposited therein or the performance of the obligations for which the Accounts were established, except to the extent arising from the gross negligence, willful misconduct, illegal actors or fraud of Administrative Agent, any Lender, or their respective agents or employees. Borrower shall assign to Administrative Agent, for the benefit of Lenders, all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Accounts; provided, however, that none of Administrative Agent or any Lender may pursue any such right or claim unless an Event of Default has occurred and remains uncured.
(f)    Borrower and Administrative Agent (or Servicer on behalf of Administrative Agent) shall maintain each applicable Account as an Eligible Account, except as otherwise expressly agreed to in writing by Administrative Agent and Borrower. In the event that Administrative Agent or Servicer no longer satisfies the criteria for an Eligible Institution, Borrower shall cooperate with Administrative Agent in transferring the applicable Accounts to an institution that satisfies such criteria. Borrower hereby grants Administrative Agent power of attorney (irrevocable for so long as the Loan is outstanding) with respect to any such transfers and the establishment of accounts with a successor institution, which shall be effective solely to the extent that an Event of Default exists or Borrower has failed to take such action within five (5) Business Days after Administrative Agent’s request.
(g)    Interest accrued on any Account other than an Interest Bearing Account shall not be required to be remitted either to Borrower or to any Account and may instead be retained by Administrative Agent for the benefit of Servicer; provided, that Borrower shall not be responsible for payment of any federal, State or local income or other tax applicable to income earned from such Accounts. Funds deposited in the Interest Bearing Accounts shall be invested in Permitted Investments as provided for in Section 8.7(h) hereof. Interest accrued, if any, on sums on deposit in the Interest Bearing Accounts shall be remitted to and become part of the applicable Account. All such interest that so becomes part of the applicable Account shall be disbursed in accordance with the disbursement procedures contained herein applicable to such Account; provided, however, that Administrative Agent may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default.

(h)    Sums on deposit in the Interest Bearing Accounts shall, upon Borrower’s written request, be invested in Permitted Investments selected by Administrative Agent or Servicer provided (i) such investments are then regularly offered by Administrative Agent (or Servicer on behalf of Administrative Agent) for accounts of this size, category and type (Borrower acknowledges that the Servicer or Administrative Agent may only offer as an investment opportunity the right to place funds on deposit in the applicable Accounts in an interest bearing account (bearing interest at the money market rate)), (ii) such investments are permitted by applicable federal, State and local rules, regulations and laws, (iii) the maturity date of the Permitted Investment is not later than the date on which sums in the Interest Bearing Accounts are required to be disbursed pursuant to the terms hereof, and (iv) no Event of Default shall have occurred and be continuing. All income earned from the aforementioned Permitted Investments shall be property of Borrower and Borrower hereby irrevocably authorizes and directs Administrative Agent (or Servicer on behalf of Administrative Agent) to hold any income earned from the aforementioned Permitted Investments as part of the applicable Interest Bearing Account. Borrower shall be responsible for payment of any federal, State or local income or other tax applicable to income earned from Permitted Investments. No other investments of the sums on deposit in the Interest Bearing Accounts shall be permitted. Neither Administrative Agent nor any Lender shall be liable for any loss sustained on the investment of any funds in the Interest Bearing Accounts.
(i)    Borrower acknowledges and agrees that it solely shall be, and shall at all times remain, liable to the institution holding each Account for all fees, charges, costs and expenses in connection with such Account, this Agreement and the enforcement hereof, including, without limitation, any monthly or annual fees or charges as may be assessed by such institution in connection with the administration of such Account.
(j)    Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be promptly paid to (i) in the event the Mezzanine A Loan is outstanding, Mezzanine A Lender; (ii) in the event the Mezzanine B Loan is outstanding and the Mezzanine A Loan is no longer outstanding, Mezzanine B Lender and (iii) in the event both Mezzanine Loans have been indefeasibly paid in full, Borrower.
Section 8.8    Letters of Credit.
(a)    This Section shall apply to any Letters of Credit which are permitted to be delivered pursuant to the express terms and conditions hereof. Other than in connection with any Letters of Credit delivered in connection with the closing of the Loan, Borrower shall give Administrative Agent no less than ten (10) days’ written notice of Borrower’s election to deliver a Letter of Credit together with a draft of the proposed Letter of Credit and Borrower shall pay to Administrative Agent all of Administrative Agent’s reasonable out-of-pocket costs and expenses in connection therewith. No party other than Administrative Agent for the benefit of Lenders shall be entitled to draw on any such Letter of Credit. In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Administrative Agent a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder and (ii) Administrative Agent, after receiving such replacement Letter of Credit, returning such original Letter of Credit to Borrower; provided, that, no replacement Letter of Credit shall be required with respect to the final disbursement of the applicable Reserve Funds such that no further sums are required to be deposited in the applicable Reserve Funds.
(b)    Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right, at its option, to draw for the benefit of Lenders on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Administrative Agent may determine. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Administrative Agent shall have the additional rights to draw in full any Letter of Credit: (i) if Administrative Agent has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least fifteen (15) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Administrative Agent has not received a notice from the issuing bank that it has renewed the Letter of Credit at least fifteen (15) Business Days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least fifteen (15) Business Days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than fifteen (15) Business Days prior to such termination); (iv) if Administrative Agent has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution and Borrower has not substituted a Letter of Credit from an Eligible Institution within fifteen (15) days after notice; and/or (v) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any Person designated by Administrative Agent. If Administrative Agent draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default exists, Administrative Agent shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Administrative Agent is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Administrative Agent has not drawn the Letter of Credit.
Section 8.9    Unfunded Obligations Reserve Funds.
(a)    Deposits to Unfunded Obligations Account. Borrower hereby acknowledges that as of the Closing Date, (i) certain Tenants have outstanding free rent credits and operating expenses reimbursement credits pursuant to their Leases in the aggregate amount of $20,849,470.43 as described on Schedule VIII attached hereto (the “Outstanding Lease Credits”) and (ii) Borrower has outstanding tenant improvement allowances and leasing commission and related obligations in the aggregate amount of $29,428,180.51 as described on Schedule VIII attached hereto (the “Outstanding TI/LC Obligations” and, collectively with the Outstanding Lease Credits, the “Unfunded Obligations”). On the Closing Date, Borrower shall deposit into an Eligible Account held by Administrative Agent or Servicer (the “Unfunded Obligations Account”) an amount equal to $50,190,311.24, which amount shall be deposited with and held by Administrative Agent or Servicer to be applied in accordance with Section 8.9(b) below. Amounts deposited pursuant to this Section 8.9(a) are referred to herein as the “Unfunded Obligations Funds”. Notwithstanding the foregoing, (1) in the event, and for so long as, that the Unfunded Obligations Reserve Waiver Requirements are satisfied, Borrower shall not be required to make any of the deposits described in this Section 8.9(a) into the Unfunded Obligations Account as and when required hereunder and (2) to the extent that Administrative Agent or Servicer is holding any Unfunded Obligations Funds and provided no Event of Default exists, Administrative Agent or Servicer shall disburse such Unfunded Obligations Funds to Borrower in the event that the Unfunded Obligations Reserve Waiver Requirements are satisfied. For the purposes hereof “Unfunded Obligations Reserve Waiver Requirements” shall mean an occurrence of either of (a) Borrower delivering to Administrative Agent a Letter of Credit in an amount not less than the Remaining Unfunded Obligations; or (b) Borrower delivering to Administrative Agent the Unfunded Obligations Guaranty from Guarantor guaranteeing payment of an amount equal to the Remaining Unfunded Obligations. Administrative Agent hereby acknowledges and agrees that in connection with the closing of the Loan Borrower has delivered the Unfunded Obligations Guaranty to Administrative Agent and, therefore, the Unfunded Obligations Reserve Waiver Requirements are satisfied as of the Closing Date.
(b)    Disbursements of Unfunded Obligations Funds.
(i)    With respect to disbursements related to the Outstanding Lease Credits, provided no Event of Default hereunder exists, Administrative Agent shall make disbursements from the Outstanding Obligations Reserve Account in accordance with Schedule VIII attached hereto. Each such disbursement shall be made on the Monthly Payment Date relating to such month set forth on Schedule VIII attached hereto and shall be (i) if a Trigger Period does not exist, disbursed to Borrower and (ii) if a Trigger Period exists, deposited into the Cash Management Account and applied in the same manner as Rent pursuant to Section 9.3 hereof.
(ii)    With respect to disbursements related to the Outstanding TI/LC Obligations, Administrative Agent shall disburse to Borrower the Outstanding Obligations Reserve Funds upon satisfaction by Borrower of each of the conditions set forth in Section 8.3(b) hereof.
(iii)    Administrative Agent shall not be required to disburse Outstanding Obligations Reserve Funds more frequently than once each calendar month nor in an amount less than the Minimum Disbursement Amount (or a lesser amount if the total amount of Leasing Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining in the account shall be made).
Section 8.10    Specified Tenant Space Leasing Reserve Funds.

(a)    Borrower shall deposit into an Eligible Account held by Administrative Agent or Servicer (the “Specified Tenant Space Leasing Reserve Account”) on each Monthly Payment Date during the continuation of a Specified Tenant Trigger Period (provided no other Trigger Period exists) all Excess Cash Flow in accordance with Section 9.3(a)(xi) hereof for tenant improvements and leasing commissions that may be incurred in connection with the re-leasing of the Specified Tenant Space following the date hereof until such time as the amount reserved in the Specified Tenant Space Leasing Reserve Account equals or exceeds $75 per square foot leased by the applicable Specified Tenant on the Closing Date, at which time such Specified Tenant Trigger Period shall terminate. Amounts deposited pursuant to this Section 8.3 are referred to herein as the “Specified Tenant Space Leasing Reserve Funds”.
(b)    Administrative Agent shall disburse to Borrower the Specified Tenant Space Leasing Reserve Funds upon satisfaction by Borrower of each of the conditions set forth in Section 8.3(b) hereof.
(c)    Notwithstanding anything to the contrary contained in clause (b) above, provided neither a Trigger Period nor a Mezzanine Trigger Period has occurred and is continuing, any Specified Tenant Space Leasing Reserve Funds remaining in the Specified Tenant Space Leasing Reserve Account shall be promptly disbursed to Borrower upon the expiration of any Trigger Period in accordance with the applicable terms and conditions hereof.
ARTICLE 9

CASH MANAGEMENT
Section 9.1    Establishment of Certain Accounts.
(a)    Borrower shall, simultaneously herewith, establish an Eligible Account (the “Restricted Account”) pursuant to the Restricted Account Agreement in the name of Borrower for the sole and exclusive benefit of Administrative Agent (for the benefit of Lenders) into which Borrower shall deposit, or cause to be deposited, all revenue generated by the Property. Pursuant to the Restricted Account Agreement, funds on deposit in the Restricted Account shall be transferred on each Business Day to or at the direction of Borrower unless a Trigger Period exists, in which case such funds shall be transferred on each Business Day to the Cash Management Account.
(b)    Upon the first occurrence of a Trigger Period, Administrative Agent, on Borrower’s behalf, shall establish an Eligible Account (the “Cash Management Account”) with Administrative Agent or Servicer, as applicable, in the name of Borrower for the sole and exclusive benefit of Administrative Agent (for the benefit of Lenders). Upon the first occurrence of a Trigger Period, Administrative Agent, on Borrower’s behalf, shall also establish with Administrative Agent or Servicer (i) an Eligible Account into which the amounts required for the payment of Debt Service under the Loan will be deposited (the “Debt Service Account”), (ii) an Eligible Account into which the amounts required for the payment of Mezzanine A Debt Service under the Mezzanine A Loan will be deposited (the “Mezzanine A Debt Service Account”) and (iii) an Eligible Account into which the amounts required for the payment of Mezzanine B Debt

Service under the Mezzanine B Loan will be deposited (the “Mezzanine B Debt Service Account”).
Section 9.2    Deposits into the Restricted Account; Maintenance of Restricted Account.
(a)    Borrower represents, warrants and covenants that, so long as the Debt remains outstanding, (i) Borrower shall, or shall cause Manager to, within two (2) Business Days of receipt thereof, deposit all revenue derived from the Property and received by Borrower or Manager, as the case may be, into the Restricted Account; (ii) Borrower shall instruct Manager to immediately deposit (A) all revenue derived from the Property collected by Manager, if any, pursuant to the Management Agreement (or otherwise) into the Restricted Account and (B) all funds otherwise payable to Borrower by Manager pursuant to the Management Agreement (or otherwise in connection with the Property) into the Restricted Account; (iii) (A) on or before the Closing Date, Borrower shall have sent (and hereby represents that it has sent) a notice, substantially in the form of Exhibit A attached hereto, to all Tenants now occupying space at the Property directing them to pay all rent and other sums due under the Lease to which they are a party into the Restricted Account (such notice, the “Tenant Direction Notice”), (B) simultaneously with the execution of any Lease entered into on or after the date hereof in accordance with the applicable terms and conditions hereof, Borrower shall furnish each Tenant under each such Lease the Tenant Direction Notice and (C) Borrower shall continue to send the aforesaid Tenant Direction Notices until each addressee thereof complies with the terms thereof; (iv) there shall be no other accounts (other than the Restricted Account) maintained by Borrower or any other Person into which revenues from the ownership and operation of the Property are directly deposited; and (v) neither Borrower nor any other Person shall open any other such account with respect to the direct deposit of income in connection with the Property. Until deposited into the Restricted Account, any Rents and other revenues from the Property held by Borrower shall be deemed to be collateral and shall be held in trust by it for the benefit, and as the property, of Lenders pursuant to the Security Instrument and shall not be commingled with any other funds or property of Borrower. Borrower warrants and covenants that, until the Loan is paid in full, it shall not rescind, withdraw or change any notices or instructions required to be sent by it pursuant to this Section 9.2 without Administrative Agent’s prior written consent.
(b)    Borrower shall maintain the Restricted Account for so long as the Debt remains outstanding, which Restricted Account shall be under the sole dominion and control of Administrative Agent (for the benefit of Lenders) (subject to the terms hereof and of the Restricted Account Agreement). The Restricted Account shall have a title evidencing the foregoing in a manner reasonably acceptable to Administrative Agent. Borrower hereby grants to Administrative Agent (for the benefit of Lenders) a first-priority security interest in the Restricted Account and all deposits at any time contained therein and the proceeds thereof and will take all actions reasonably necessary to maintain in favor of Administrative Agent (for the benefit of Lenders) a perfected first priority security interest in the Restricted Account. Borrower hereby authorizes Administrative Agent to file UCC Financing Statements and continuations thereof with respect to Administrative Agent’s (for the benefit of Lenders) security interest in the Restricted Account and all deposits at any time contained therein and the proceeds thereof. All costs and expenses for establishing and maintaining the Restricted Account (or any successor thereto) shall be paid by Borrower. All monies now or hereafter deposited into the

Restricted Account shall be deemed additional security for the Debt. Borrower shall pay all sums due under and otherwise comply with the Restricted Account Agreement. Borrower shall not alter or modify either the Restricted Account or the Restricted Account Agreement, in each case without the prior written consent of Administrative Agent. Borrower shall use commercially reasonable efforts to ensure that the Restricted Account Agreement shall provide (and Borrower shall authorize and instruct Bank to provide) Administrative Agent online access to bank and other financial statements relating to the Restricted Account (including, without limitation, a listing of the receipts being collected therein). In connection with any Secondary Market Transaction, Administrative Agent shall have the right to cause the Restricted Account to be entitled with such other designation as Administrative Agent may select to reflect an assignment or transfer of Lenders’ rights and/or interests with respect to the Restricted Account. Administrative Agent shall provide Borrower with prompt written notice of any such renaming of the Restricted Account. Except for liens (if any) in favor of Bank pursuant to the Restricted Account Agreement, Borrower shall not further pledge, assign or grant any security interest in the Restricted Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Administrative Agent, for the benefit of Lenders, as the secured party, to be filed with respect thereto. The Restricted Account (i) shall be an Eligible Account and (ii) shall not be commingled with other monies held by Borrower or Bank. Upon (A) Bank ceasing to be an Eligible Institution, (B) the Restricted Account ceasing to be an Eligible Account, (C) any resignation by Bank or termination of the Restricted Account Agreement by Bank or Administrative Agent and/or (D) the occurrence and continuance of an Event of Default, Borrower shall, within fifteen (15) days of Administrative Agent’s request, (1) cooperate with Administrative Agent to terminate the existing Restricted Account Agreement, (2) appoint a new Bank (which such Bank shall (I) be an Eligible Institution, (II) other than during the continuance of an Event of Default, be selected by Borrower and approved by Administrative Agent and (III) during the continuance of an Event of Default, be selected by Administrative Agent), (3) cause such Bank to open a new Restricted Account (which such account shall be an Eligible Account) and enter into a new Restricted Account Agreement with Administrative Agent on substantially the same terms and conditions as the previous Restricted Account Agreement and (4) send new Tenant Direction Notices and the other notices required pursuant to the terms hereof relating to such new Restricted Account Agreement and Restricted Account. Borrower constitutes and appoints Administrative Agent its true and lawful attorney-in-fact with full power of substitution to complete or undertake any action required of Borrower under this Section 9.2 in the name of Borrower in the event an Event of Default exists or Borrower fails to do the same within five (5) days of receipt of written notice. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked.
Section 9.3    Disbursements from the Cash Management Account.
(a)    On each Monthly Payment Date during a Trigger Period, Administrative Agent or Servicer, as applicable, shall allocate all funds, if any, on deposit in the Cash Management Account and disburse such funds in the following amounts and order of priority (so long as no Event of Default then exists):

(i)    First, funds sufficient to pay the Monthly Tax Deposit due for the then applicable Monthly Payment Date (if any) and any True Up Payments required to be made in the Tax Account (if any) shall be deposited in the Tax Account;
(ii)    Second, funds sufficient to pay the Monthly Insurance Deposit due for the then applicable Monthly Payment Date (if any) and any True Up Payments required to be made in the Insurance Account (if any) shall be deposited in the Insurance Account;
(iii)    Third, funds sufficient to pay any interest accruing at the Default Rate and late payment charges, if any, shall be deposited in the Debt Service Account;
(iv)    Fourth, funds sufficient to pay the Debt Service due on the then applicable Monthly Payment Date shall be deposited in the Debt Service Account;
(v)    Fifth, funds sufficient to pay the Replacement Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Replacement Reserve Account;
(vi)    Sixth, funds sufficient to pay the Leasing Reserve Monthly Deposit for the then applicable Monthly Payment Date, if any, shall be deposited in the Leasing Reserve Account;
(vii)    Seventh, funds sufficient to pay any other amounts due and owing to Administrative Agent and/or Servicer pursuant to the terms hereof and/or of the other Loan Documents, if any, shall be deposited with or as directed by Administrative Agent;
(viii)    Eighth, funds sufficient to pay the Op Ex Monthly Deposit for the then-current Monthly Payment Date (if any) shall be deposited in the Operating Expense Account;
(ix)    Ninth, funds sufficient to pay the Mezzanine A Debt Service due on the then applicable Monthly Payment Date shall be deposited in the Mezzanine A Debt Service Account;
(x)    Tenth, funds sufficient to pay the Mezzanine B Debt Service due on the then applicable Monthly Payment Date shall be deposited in the Mezzanine B Debt Service Account;
(xi)    Eleventh, during the continuation of a Specified Tenant Trigger Period (provided no other Trigger Period exists) all amounts remaining in the Cash Management Account after deposits for items (i) through (x) above (the “Excess Cash Flow”) shall be deposited in the Specified Tenant Space Leasing Reserve Account; and
(xii)    Twelfth, all Excess Cash Flow shall (i) to the extent that a Trigger Period (other than a Mezzanine Trigger Period or a Trigger Period caused solely by a Specified Tenant Trigger Period) has occurred and is continuing, be deposited in the Excess Cash Flow Account, (ii) to the extent that a Mezzanine A Trigger Period has occurred and is continuing and no other Trigger Period exists, be deposited in the Mezzanine A Debt

Service Account, (iii) to the extent that both a Mezzanine A Trigger Period and a Mezzanine B Trigger Period have occurred and are continuing and no other Trigger Period exists, be deposited in the Mezzanine A Debt Service Account, (iv) to the extent that a Mezzanine B Trigger Period has occurred and is continuing and no other Trigger Period exists, be deposited in the Mezzanine B Debt Service Account, and (v) to the extent that no Trigger Period exists, be disbursed to Borrower.
Section 9.4    Withdrawals from the Debt Service Account. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Debt Service Account, if any, shall be used to pay Debt Service when due, together with any late payment charges or interest accruing at the Default Rate.
Section 9.5    Withdrawals from the Mezzanine A Debt Service Account. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Mezzanine A Debt Service Account, if any, shall be used to pay Mezzanine A Debt Service when due.
Section 9.6    Withdrawals from the Mezzanine B Debt Service Account. Prior to the occurrence and continuance of an Event of Default, funds on deposit in the Mezzanine B Debt Service Account, if any, shall be used to pay Mezzanine B Debt Service when due.
Section 9.7    Payments Received Under this Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the monthly payment of Debt Service and amounts due for the Reserve Accounts shall (provided Administrative Agent is not prohibited from withdrawing or applying any funds in the applicable Accounts by operation of law or otherwise) be deemed satisfied to the extent sufficient amounts are deposited in applicable Accounts to satisfy such obligations on the dates each such payment is required, regardless of whether any of such amounts are so applied by Administrative Agent on behalf of Lenders.
Section 9.8    Distributions to Mezzanine Borrower. All transfers of funds on deposit in the Cash Management Account to the Mezzanine A Debt Service Account or the Mezzanine B Debt Service Account or otherwise to or for the benefit of Mezzanine A Lender or Mezzanine B Lender pursuant to this Agreement, the Cash Management Agreement or any of the other Loan Documents, the Mezzanine A Loan Documents or the Mezzanine B Loan Documents are intended by Borrower to constitute, and shall constitute, distributions from Borrower to the Mezzanine A Borrower or Mezzanine A Borrower, as applicable, and shall be recorded accordingly in the books and records of the Borrower and the applicable Mezzanine Borrower and comply with the separateness provisions set forth in Section 5.1 hereof. No provision of the Loan Documents, the Mezzanine A Loan Documents or the Mezzanine B Loan Documents shall create a debtor-creditor relationship between Borrower and Mezzanine A Lender or Mezzanine B Lender.
Section 9.9    Lender Reliance. Administrative Agent shall have no duty to confirm, inquire or determine whether a Mezzanine Loan Event of Default or Mezzanine Trigger Period has occurred. Administrative Agent may rely on any notice it believes in good faith to be genuine and given by Mezzanine A Lender and/or Mezzanine B Lender, as applicable.

ARTICLE 10

EVENTS OF DEFAULT; REMEDIES
Section 10.1    Event of Default.
The occurrence of any one or more of the following events shall constitute an “Event of Default”:
(a)    if (A) any monthly Debt Service payment or the payment due on the Maturity Date is not paid when due, (B) any deposit to any of the Accounts required hereunder or under the other Loan Documents is not made within five (5) Business Days of the date when due or (C) any other portion of the Debt is not paid when due and such non-payment continues for five (5) Business Days following notice to Borrower that the same is due and payable, except to the extent that (i) sums sufficient to make such payment are available in the Cash Management Account (taking into account the priority of payment in Section 9.3) and (ii) Administrative Agent’s access to such sums is not restricted or constrained in any manner;
(b)    subject to Borrower’s right to contest Taxes or Other Charges as set forth herein, if any of the Taxes or Other Charges are not paid prior to delinquency except to the extent sums sufficient to pay such Taxes and Other Charges have been deposited with Administrative Agent in accordance with the terms of this Agreement and Administrative Agent’s access to such sums is not restricted or constrained in any manner;
(c)    if (A) the Policies are not kept in full force and effect or (B) if evidence of the same is not delivered to Administrative Agent as provided in Section 7.1 hereof, and with respect to the evidence to be delivered pursuant to clause (B), if such failure continues for ten (10) Business Days after written notice from Administrative Agent;
(d)    any of the representations, covenants or provisions contained in Article 5 (other than Section 5.1(a)(xxi), which is addressed in clause (j) below), Article 6 (but excluding failure to comply with the prior notice requirements set forth in the definition of “Permitted Transfer” in Section 6.3 of this Agreement), Section 3.34, or Section 4.22 hereof are breached or violated; provided, however, that in the case of a breach under Section 3.34, Section 4.22 or Section 5.1(a), such breach shall not constitute an Event of Default hereunder if (i) such breach or violation was inadvertent, capable of being cured and could not be reasonably expected to result in a Material Adverse Effect, (ii) within ten (10) Business Days of the date Borrower becomes aware of such breach or violation, Borrower cures (or causes to be cured) such breach or violation and provides Administrative Agent with satisfactory evidence thereof and (iii) such breach or violation does not result in any material detriment to Lender;
(e)    if any representation or warranty made herein, in the Guaranty or in the Environmental Indemnity or in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Administrative Agent in connection with the Loan shall have been false or misleading in any material respect when made, unless the fact underlying such representation or warranty is capable of being cured (and is cured) by the Borrower within thirty (30) days after the Borrower’s knowledge thereof;

(f)    if (i) Borrower, any SPE Component Entity or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, liquidation or dissolution, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, any SPE Component Entity or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, any SPE Component Entity or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (iii) there shall be commenced against Borrower, any SPE Component Entity or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets (other than any case, action or proceeding already constituting an Event of Default by operation of the other provisions of this subsection) which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; (iv) Borrower, any SPE Component Entity or Guarantor shall take any action in furtherance of, in collusion with respect to, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; (v) Borrower, any SPE Component Entity or Guarantor shall admit in writing its insolvency or inability to, pay its debts as they become due; (vi) any Restricted Party is substantively consolidated with any other entity in connection with any proceeding under the Bankruptcy Code or any other Creditors Rights Laws involving Borrower, any SPE Component Entity or Guarantor; or (vii) a Bankruptcy Event occurs;
(g)    if Borrower shall be in default beyond applicable notice and grace periods under any other mortgage, deed of trust, deed to secure debt or other security agreement covering any part of the Property whether it be superior or junior in lien to the Security Instrument;
(h)    if the Property becomes subject to any mechanic’s, materialman’s or other lien (other than a lien for any Taxes not then delinquent) and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of thirty (30) days unless Borrower shall be contesting such lien (to the extent permitted in this Agreement) and in accordance with all applicable Legal Requirements;
(i)    subject to Borrower’s right to contest Taxes as set forth herein, if any federal tax lien is filed against Borrower, any SPE Component Entity, Guarantor or the Property (or any portion thereof) and same is not discharged of record (by payment, bonding or otherwise) within thirty (30) days after same is filed (except that, if Borrower diligently and expeditiously proceeds to discharge the same, such thirty (30) day period shall be extended for an additional thirty (30) day period; provided, however, that if a foreclosure has commenced, Borrower must discharge same immediately);
(j)    if any of the factual assumptions contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion (including, without limitation, in any schedules thereto and/or certificates delivered in connection therewith) are untrue or shall become untrue, in each case, in any material respect; provided, however, that any such untrue assumption shall not constitute an Event of Default hereunder if (i) such untrue assumption was inadvertent, capable of being cured and could not be reasonably expected to result in a Material Adverse Effect and (ii) within ten (10) Business Days of the date Borrower becomes aware of such untrue assumption, Borrower cures (or causes to be cured) such untrue assumption and if required by Administrative Agent Borrower delivers a New Non-Consolidation Opinion or an update (from the original issuing firm) to the applicable existing Non-Consolidation Opinion confirming that such breach does not alter the opinions given therein;
(k)    if (A) any of the financial covenants in Section 26(d) of the Guaranty are breached or (B) any other default occurs under any guaranty or indemnity executed in connection herewith for the benefit of Administrative Agent and/or Lenders (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable notice, grace and/or cure periods, if any; provided that any such breach or default described in (A) or (B) shall not constitute an Event of Default if (1) such breach or default was inadvertent, immaterial and non-recurring, (2) such breach or default is non-monetary in nature, and (3) such breach or default is curable and Borrower or Guarantor shall promptly cure such breach or default within five (5) calendar days of Borrower’s or Guarantor’s obtaining knowledge of such breach or default;
(l)    without the prior written consent of Administrative Agent, the Garage Penthouse REA or the Garage Penthouse Lease is canceled, terminated, surrendered or modified in any material adverse respect, in each case, in violation of the terms of Section 4.22 hereof;
(m)    if, (A) at any time the Manager is not a Qualified Manager or (B) without the prior written consent of Administrative Agent in each case, the Management Agreement is canceled, terminated, surrendered, expires pursuant to its terms or otherwise ceases to be in full force and effect, in each case, in violation of the terms of this Agreement;
(n)    if any representation under Section 3.7 and/or covenant under Section 4.19 herein relating to ERISA matters is breached other than to a de minimis extent provided (A) such breach does not, when taken together with any other uncured breaches in the aggregate, give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or cause or result in a Material Adverse Effect) and (B) such breach is promptly remedied after knowledge of the same;
(o)    if (A) Borrower shall fail (beyond any applicable notice or grace period) to pay any rent, additional rent or other charges payable under any Property Document as and when payable thereunder, (B) Borrower defaults under the Property Documents beyond the expiration of applicable notice and grace periods, if any, thereunder, (C) any of the Property Documents are amended, supplemented, replaced, restated or otherwise modified without Administrative Agent’s prior written consent or if Borrower consents to a transfer of any party’s interest thereunder without Administrative Agent’s prior written consent, (D) any Property Document and/or the estate created thereunder is canceled, rejected, terminated, surrendered or expires pursuant to its terms, unless in such case Borrower enters into a replacement thereof in accordance with the applicable terms and provisions hereof or (E) a Property Document Event occurs, in each case, to the extent it has a Material Adverse Effect;
(p)    if Borrower shall fail to observe, perform or discharge any of Borrower’s obligations, covenants, conditions or agreements under the Interest Rate Cap Agreement and otherwise comply with the covenants set forth in Section 2.8 hereof and such failure is not cured within five (5) Business Days after Borrower’s knowledge thereof;
(q)    With respect to any default or breach of any term, covenant or condition of this Agreement not specified in subsections (a) through (p) above or not otherwise specifically specified as an Event of Default in this Agreement, if the same is not cured (i) within ten (10) Business Days after notice from Administrative Agent (in the case of any default which can be cured by the payment of a sum of money) or (ii) within thirty (30) days after notice from Administrative Agent (in the case of any other default or breach); provided, that, with respect to any default or breach specified in subsection (ii), if the same cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure the same within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure the same, it being agreed that no such extension shall be for a period in excess of ninety (90) days; or
(r)    if any default exists under any of the other Loan Documents beyond any applicable cure periods contained in such Loan Documents and (for the avoidance of doubt, without limiting any other Event of Default set forth in the Loan Documents) the same is not cured within ten (10) Business Days after notice from Administrative Agent or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Administrative Agent to accelerate the maturity of all or any portion of the Debt.
Section 10.2    Remedies.
(a)    To the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity) and at any time thereafter Administrative Agent may, and shall at the direction of the Requisite Lenders, in addition to any other rights or remedies available to it and Lenders pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand except as is otherwise expressly required by the Loan Documents, that Administrative Agent or Requisite Lenders (if Administrative Agent is so directed by Requisite Lenders deem advisable to protect and enforce Administrative Agent’s and Lenders’ rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Administrative Agent, on behalf of Lenders, may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(f) above with respect to Borrower or any SPE Component Entity, the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the

Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.
(b)    Upon the occurrence and during the continuance of an Event of Default, to the extent permitted by applicable law, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent and Lenders against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Administrative Agent, on behalf of Lenders at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Administrative Agent on behalf of Lenders shall have commenced any foreclosure proceeding or other action for the enforcement of Administrative Agent’s and Lenders’ rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Administrative Agent on behalf of Lenders shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Administrative Agent, on behalf of Lenders, has determined, or as Administrative Agent has otherwise been directed by the Requisite Lenders, in their sole discretion, to the fullest extent permitted by applicable law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent and Lenders permitted by applicable law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
(c)    Administrative Agent shall have the right from time to time to partially foreclose the Security Instrument in any manner and for any amounts secured by the Security Instrument then due and payable as determined by Administrative Agent in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Administrative Agent may foreclose (or shall at the direction of the Requisite Lenders) the Security Instrument to recover such delinquent payments, or (ii) in the event Administrative Agent elects (or is directed by the Requisite Lenders) to accelerate less than the entire Outstanding Principal Balance of the Loan, Administrative Agent may foreclose the Security Instrument to recover so much of the principal balance of the Loan as Administrative Agent may (or may be directed to pursuant to the terms hereof) accelerate and such other sums secured by the Security Instrument as Administrative Agent may elect (or may be directed to elect pursuant to the terms hereof). Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.
(d)    During the continuance of an Event of Default, Requisite Lenders shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Requisite Lenders shall determine in their sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Administrative Agent, for the benefit of Lenders, from time to time, promptly after the request of Administrative Agent, a severance agreement and such other documents as Administrative Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Administrative Agent. Borrower hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, such Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Administrative Agent shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Administrative Agent of Administrative Agent’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
(e)    To the extent permitted by applicable law and notwithstanding anything to the contrary contained herein or in any other Loan Document, any amounts recovered from the Property or any other collateral for the Loan and/or paid to or received by Administrative Agent may, after an Event of Default, be applied by Administrative Agent toward the Debt in such order, priority and proportions as set forth in subsection(s) herein or as Requisite Lenders shall otherwise determine in their sole discretion.
(f)    To the extent permitted by applicable law, upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Administrative Agent may deem necessary. Administrative Agent is authorized to enter upon the Property for such purposes, or appear in, defend, or bring any action or proceeding to protect the Lenders’ interest in the Property for such purposes, and the actual out-of-pocket cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by applicable law), with interest as provided in this Section 10.2, shall constitute a portion of the Debt and shall be due and payable to Administrative Agent for itself or for the account of any Lender, as applicable upon demand. All such actual out-of-pocket costs and expenses incurred by Administrative Agent and/or any Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred into the date of payment to Administrative Agent for its own account or for the account of such Lender, as applicable. All such actual out-of-pocket costs and expenses incurred by Administrative Agent and/or any Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Administrative Agent and Lenders under the Loan Documents and shall be immediately due and payable upon demand by Administrative Agent therefor.

(g)    Unless otherwise agreed to in writing by Administrative Agent and Lenders in their sole discretion, if an Event of Default exists and maturity of the Debt has been accelerated, all payments received by Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Debt or any other amounts payable by Borrower hereunder or thereunder, shall be applied in the following order and priority:
(i)    First, to Administrative Agent in an amount equal to any Protective Advances that have not been reimbursed to Administrative Agent, and any other amounts due to Administrative Agent from Borrower pursuant to the terms hereof and the other Loan Documents, including, but not limited to, those costs and expenses due from Borrower pursuant to Sections 17.6 and 17.7 hereof;
(ii)    Second, to Lenders (other than any Defaulting Lender) in respect of fees and expenses due from Borrower pursuant to the terms hereof and the other Loan Documents;
(iii)    Third, to Lenders (other than any Defaulting Lender) for payments of interest (including, but not limited to, any interest accrued at the Default Rate) on each Individual Loan Commitment, to be applied for the ratable benefit of the Lenders;
(iv)    Fourth, to Lenders (other than any Defaulting Lender) for payments of principal on each Individual Loan Commitment, to be applied for the ratable benefit of the Lenders;
(v)    Fifth, to Lenders (other than any Defaulting Lender) for amounts due to Lenders pursuant to Article 12 hereof;
(vi)    Sixth, to Lenders (other than any Defaulting Lender) for payment of all other amounts due hereunder or under any of the other Loan Documents, if any, to be applied for the ratable benefit of the Lenders, in such order as Lenders may determine in their sole discretion;
(vii)    Seventh, to any Defaulting Lender for payment of any and all amounts due to such Defaulting Lender hereunder or under any of the other Loan Documents, including, without limitation, any principal and interest due and payable to such Defaulting Lender; and
(viii)    Eighth, any amount remaining after application as provided above shall be paid to the Borrower or, if Borrower is not legally entitled thereto, the Person legally entitled thereto.
ARTICLE 11

SECONDARY MARKET
Section 11.1    Securitization. Subject to Sections 11.7 and 18.14 hereof:

(a)    Administrative Agent shall have the right (i) to sell or otherwise transfer the Loan (or any portion thereof and/or interest therein), (ii) to sell participation interests in the Loan (or any portion thereof and/or interest therein) or (iii) to securitize the Loan (or any portion thereof and/or interest therein) in a single asset securitization or a pooled asset securitization. The transactions referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.
(b)    If requested by Administrative Agent, Borrower shall assist Administrative Agent in satisfying the market standards to which Administrative Agent customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, including, without limitation and to the extent customary and reasonable as provided in this sentence, to:
(i)    provide (A) updated financial and other information reasonably available to Borrower with respect to the Property, the business operated at the Property, Borrower, Mezzanine A Borrower, Mezzanine B Borrower, Guarantor, SPE Component Entity, Mezzanine A SPE Component Entity, Mezzanine B SPE Component Entity and Manager, (B) updated budgets relating to the Property, and (C) updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Administrative Agent and acceptable to the Rating Agencies and (D) revisions to and other agreements with respect to the Property Documents in form and substance reasonably acceptable to Administrative Agent and acceptable to the Rating Agencies;
(ii)    to the extent such opinions were delivered to Lender in connection with the closing of the Loan (provided any such opinion was not waived by Administrative Agent with respect to the Loan), provide updated opinions of counsel, which may be relied upon by Administrative Agent, Lenders and their respective counsel, agents and representatives, as to substantive non-consolidation, fraudulent conveyance, matters of Delaware and federal bankruptcy law relating to limited liability companies, true sale, true lease and any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property, Property Documents, Borrower and Borrower’s Affiliates, which counsel and opinions shall be reasonably satisfactory in form and substance to Administrative Agent and shall be satisfactory in form and substance to the Rating Agencies;
(iii)    provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents (which representations and warranties may be updated to reflect any change in facts and circumstances since the Closing Date, provided that such change in facts and circumstances is not due to a Default by Borrower under the Loan Documents); and

(iv)    execute such amendments to the Loan Documents, the Property Documents and Borrower’s or any SPE Component Entity’s organizational documents as may be reasonably requested by Administrative Agent or requested by the Rating Agencies or otherwise to effect any Secondary Market Transaction, including, without limitation, (A) amend and/or supplement the Independent Manager provisions provided herein and therein, in each case, in accordance with the applicable requirements of the Rating Agencies, (B) bifurcating the Loan into two or more components and/or additional separate notes and/or creating additional senior/subordinate note structure(s) (any of the foregoing, a “Loan Bifurcation”) and (C) to modify all operative dates (including but not limited to payment dates, interest period start dates and end dates, etc.) under the Loan Documents, by up to ten (10) days; provided, however, that Borrower shall not be required to so modify or amend any Loan Document or organizational document if such modification or amendment shall impose a Secondary Market Adverse Change on the Borrower or Guarantor. The term “Secondary Market Adverse Change” means (i) either Borrower’s or Guarantor’s liabilities or obligations under the Loan Documents are increased, or Borrower’s or Guarantor’s rights under the Loan Documents are decreased, in either case in any material respect (although change in the weighted average interest rate described in clause (ii) below shall not be deemed to increase any such liability or decrease any such rights in any material respect), (ii) any change in the weighted average interest rate (whether before or after the time of the proposed Loan Bifurcation or New Mezzanine) (other than as a result of (x) payments and recoveries after an Event of Default and/or (y) application of proceeds following a Casualty or Condemnation), (iii) any change to the stated Maturity Date (other than as described in clause (C) above) and/or (iv) any change that would affect the amortization of the Loan.
(c)    If, at the time a Disclosure Document is being prepared for a Securitization, Administrative Agent expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Administrative Agent upon request (i) the selected financial data or, if applicable, net operating income, required under Item 1112(b)(1) of Regulation AB, if Administrative Agent expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Administrative Agent expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. The financial data or financial statements set forth in the immediately preceding sentence shall be furnished to Administrative Agent (A) within ten (10) Business Days after notice from Administrative Agent in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than thirty (30) days after the end of each fiscal quarter of Borrower and (C) not later than eighty (80) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Administrative Agent, Borrower shall furnish to Administrative Agent financial data and/or financial statements for any tenant of the Property (which are available to Borrower or can be obtained by Borrower in the exercise of commercially reasonable efforts) if, in connection with a Securitization, Administrative Agent expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor.
(d)    All financial data and statements provided by Borrower hereunder shall be prepared in accordance with GAAP, and shall meet the requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in this Section shall be audited by independent accountants of Borrower acceptable to Administrative Agent in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance reasonably acceptable to Administrative Agent, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and statements (audited or unaudited) provided by Borrower under this Section shall be accompanied by an Officer’s Certificate, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this subsection (d).
(e)    If requested by Administrative Agent, Borrower shall provide Administrative Agent, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Administrative Agent shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Administrative Agent.
(f)    In the event Administrative Agent determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section, Administrative Agent may request, and Borrower shall promptly provide, such other financial data and financial statements as Administrative Agent determines to be necessary or appropriate for such compliance.
(g)    In connection with any anticipated Securitization, if requested by Administrative Agent, Borrower shall furnish to Administrative Agent:

(i)    monthly certified rent rolls within ten (10) days after the end of each calendar month; and
(ii)    monthly operating statements of the Property detailing the revenues received, the expenses incurred and the components of Underwritable Cash Flow before and after Debt Service and major capital improvements for the period of calculation and containing appropriate year-to-date information, within ten (10) days after the end of each calendar month.
Section 11.2    Disclosure.
(a)    Borrower (on its own behalf and on behalf of each other Borrower Party) understands that information provided to Administrative Agent by Borrower, any other Borrower Party and/or their respective agents, counsel and representatives may be (i) included in (A) the Disclosure Documents and (B) filings under the Securities Act and/or the Exchange Act and (ii) made available to Investors, the Rating Agencies and service providers, in each case, in connection with any Secondary Market Transaction.
(b)    Borrower shall indemnify Administrative Agent, Lenders and their officers, directors, partners, employees, representatives, agents and affiliates against any actual losses, claims, damages (excluding consequential, special and/or punitive damages except to the extent actually paid by such Person to a third party) or liabilities (collectively, the “Liabilities”) to which Administrative Agent, Lenders and/or their officers, directors, partners, employees, representatives, agents and/or affiliates are subject in connection with (x) any Disclosure Document and/or any Covered Rating Agency Information, in each case, insofar as such Liabilities arise out of or are based upon any untrue statement of any material fact in the Provided Information and (y) after a Securitization, any indemnity obligations incurred by Administrative Agent to Lenders or Servicer in connection with any Rating Agency Confirmation. Borrower’s liability under this paragraph will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished by or on behalf of Borrower in connection with the preparation of the Disclosure Document or otherwise in connection with the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property.
(c)    Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Administrative Agent and that each such Disclosure Document, as it relates to Borrower, Mezzanine Borrower, Borrower Affiliates, the Property, Manager and Guarantor (but not the description of the Loan terms, the adequacy of which shall be determined by Lender in its discretion), does not contain any untrue statement of a material fact, (B) indemnifying Administrative Agent and Lenders (and for purposes of this Section 11.2, Administrative Agent and Lenders hereunder shall include their officers and directors), the Affiliate of Lender (“Lender Affiliate”) that has filed the registration statement relating to the Securitization (the “Registration Statement”), each of its directors, each of its officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Lender Group”), and Lender Affiliate, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Lender Affiliate or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any Liabilities to which Administrative Agent, Lenders, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such sections and (C) agreeing to reimburse Administrative Agent, Lenders, the Lender Group and/or the Underwriter Group for any legal or other expenses reasonably incurred by Administrative Agent, Lenders, the Lender Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Administrative Agent by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property; provided, further, that, (i) Borrower shall have been given a reasonable time to review and comment on any Disclosure Document and/or Covered Rating Agency Information in accordance with this Section 11.2(c) prior to the publication or distribution thereof and (ii) Borrower shall not be liable for any Liabilities arising from Lender’s failure to revise any Disclosure Document and/or Covered Rating Agency Information in accordance with Borrower’s comments thereto that have been delivered to Lender. The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided so long as Borrower has had the opportunity to review and comment on the Disclosure Document and/or Covered Rating Agency Information as described above. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.
(d)    In connection with filings under Exchange Act and/or the Securities Act, Borrower shall (i) indemnify Administrative Agent, Lenders, the Lender Group and the Underwriter Group for Liabilities to which Administrative Agent, Lenders, the Lender Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon the misrepresentation of a material fact in the Disclosure Document (provided Borrower shall not be liable for such Liabilities to the extent Borrower has had the opportunity to review and comment on the Disclosure Document as described in clause (c) above and Lender has failed to revise any Disclosure Document in accordance with Borrower’s comments thereto that have been delivered to Lender) and (ii) reimburse Administrative Agent, Lender, the Lender Group or the Underwriter Group for any legal or other expenses reasonably incurred by Administrative Agent, Lender, the Lender Group or the Underwriter Group in connection with defending or investigating the Liabilities.
(e)    Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof (but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party). In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnifying party shall pay for any legal or other expenses subsequently incurred by such indemnifying party in connection with the defense thereof; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the reasonable cost of the indemnifying party.
(f)    The liabilities and obligations of Borrower, Administrative Agent and Lenders under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt. In the event Borrower and/or any Borrower Party fails to comply with the provisions of Section 11.1 and/or Section 11.2 within the timeframes specified therein and/or as otherwise required by Administrative Agent and such failure continues for five (5) Business Days after notice thereof from Administrative Agent to Borrower (or such longer period of time agreed to by Administrative Agent in its sole discretion taking into account an explanation from Borrower as to why such item(s) cannot be timely delivered), the same shall, at Administrative Agent’s option, constitute a breach of the terms thereof and/or an Event of Default.
Section 11.3    Reserves/Escrows. In the event that Securities are issued in connection with the Loan, all funds held by Administrative Agent in escrow or pursuant to reserves in accordance with this Agreement and the other Loan Documents shall be deposited in “eligible accounts” at “eligible institutions” and, to the extent applicable, invested in “permitted investments” as then defined and required by the Rating Agencies.
Section 11.4    Intentionally Omitted.
Section 11.5    Rating Agency Costs. In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all reasonable, out-of-pocket costs and expenses of Administrative Agent, Lenders and Servicer and all costs and expenses of each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.
Section 11.6    New Mezzanine Option. Administrative Agent shall have the option (the “New Mezzanine Option”) to create one or more additional mezzanine loans (each, a “New Mezzanine Loan”), provided, that (i) the total loan amounts for the Loan and the Mezzanine Loans and such New Mezzanine Loan shall equal the then outstanding amount of the Loan immediately prior to Administrative Agent’s exercise of the New Mezzanine Option, and (ii) the weighted average interest rate of the Loan, the Mezzanine Loans and the New Mezzanine Loan shall, unless otherwise approved by Borrower, equal the Interest Rate (subject to any deviation attributable to the imposition of any rate of interest at the Default Rate or prepayments occurring pursuant to Section 2.7(b) or 2.7(c) hereof). Borrower shall, at Borrower’s sole cost and expense, cooperate with Administrative Agent in Administrative Agent’s exercise of the New Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents (and causing Mezzanine Borrowers to execute such amendments to the applicable Mezzanine Loan Documents) and Borrower’s, Mezzanine A Borrower’s, Mezzanine B Borrower’s, any SPE Component Entity’s or any Mezzanine SPE Component Entity’s organizational documents as may be reasonably requested by Administrative Agent or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “New Mezzanine Borrower”), which such New Mezzanine Borrower shall (A) own, directly or indirectly, 100% of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such New Mezzanine Borrower as may be designated by Administrative Agent, execute such agreements, instruments and other documents as may be required by Administrative Agent in connection with the New Mezzanine Loan (including, without limitation, a promissory note evidencing the New Mezzanine Loan and a pledge and security agreement pledging the Equity Collateral as security for the New Mezzanine Loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies, documents and/or instruments relating to the Property Documents and other materials as may be required by Administrative Agent or the Rating Agencies. Notwithstanding anything contained herein to the contrary, Administrative Agent shall have the right to apply all payments to the Debt during the continuance of an Event of Default in such order as Administrative Agent determines in its sole discretion and to require that (x) no sums shall be paid to Mezzanine Lenders under the Mezzanine Loans or the holder of the New Mezzanine Loan under the New Mezzanine Loan during the existence of an Event of Default, and (y) all Net Proceeds be applied to the Loan to the exclusion of the Mezzanine Loans and the New Mezzanine Loan. Provided no Event of Default exists, prepayments of the Loan and the Mezzanine Loans made in connection with the Partial Release shall require a ratable prepayment of the New Mezzanine Loan. The rights and remedies of the holder of the Mezzanine A Loan, the Mezzanine A Loan and the New Mezzanine Loan shall be separate, distinct and in addition to the rights and remedies of Administrative Agent and Lenders under the Loan.
Section 11.7    Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 11 (but subject to Section 18.26 below), neither Borrower nor any of its direct or indirect owners shall be required to incur any material costs or expenses in the performance of Borrower’s obligations under Sections 11.1 or Section 11.6 above other than expenses of Borrower’s counsel, accountants and consultants.
ARTICLE 12

INDEMNIFICATIONS
Section 12.1    General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property (or any portion thereof) to be in compliance with any applicable Legal Requirements; (e) any and all claims and demands whatsoever which may be asserted against Administrative Agent or any Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease, management agreement or any Property Document; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Administrative Agent or any Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Accounts (the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation hereunder (x) to the extent that any Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent, Lenders or any other Indemnified Party or (y) any consequential, punitive and special damages except to the extent paid to a third party. Any amounts payable to Administrative Agent or Lenders by reason of the application of this Section 12.1 shall become due and payable on the date that is ten (10) days after Borrower receives written notice from Administrative Agent that such Losses were sustained by Administrative Agent and/or Lenders and shall bear interest at the Default Rate from the date that is ten (10) days after the date Borrower receives notice from Administrative Agent that such Losses were sustained by Administrative Agent or Lenders until such time as such amounts are paid. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Borrower shall have no liability for any Indemnified Liabilities imposed upon or incurred by or asserted against any Indemnified Parties to the extent that Borrower proves that such Indemnified Liabilities were caused by actions, conditions or events that first occurred or arose after the date that (i) Administrative Agent or Lender (or any purchaser at a foreclosure sale or Administrative Agent’s or Lender’s designee of a deed in lieu of foreclosure) actually acquired title to the Property pursuant to a foreclosure of the Security Instrument or a deed in lieu of foreclosure of the Security Instrument that has not been set aside, rescinded or invalidated, whereby Borrower is no longer the owner of the Property and to the extent that such Indemnified Liabilities were not caused by the actions of Borrower or any Affiliate or agent of Borrower, or (ii) Mezzanine A Lender (or any purchaser at a foreclosure sale or Mezzanine A Lender’s designee of an assignment in lieu of foreclosure) actually acquired title to the direct ownership interests in Borrower pursuant to a foreclosure of the Pledge Agreement (as defined in the Mezzanine A Loan Agreement) or an assignment in lieu of foreclosure of the Pledge Agreement (as defined in the Mezzanine A Loan Agreement) that has not been set aside, rescinded or invalidated, whereby Mezzanine A Borrower is no longer the 100% owner of Borrower and that such Indemnified Liabilities were not caused by the actions of Mezzanine A Borrower or any Affiliate or agent of Mezzanine A Borrower, or (iii) Mezzanine B Lender (or any purchaser at a foreclosure sale or Mezzanine B Lender’s designee of an assignment in lieu of foreclosure) actually acquired title to the direct ownership interests in Mezzanine A Borrower pursuant to a foreclosure of the Pledge Agreement (as defined in the Mezzanine B Loan Agreement) or an assignment in lieu of foreclosure of the Pledge Agreement (as defined in the Mezzanine B Loan Agreement) that has not been set aside, rescinded or invalidated, whereby Mezzanine B Borrower is no longer the 100% owner of Mezzanine A Borrower and that such Indemnified Liabilities were not caused by the actions of Mezzanine B Borrower or any Affiliate or agent of Mezzanine B Borrower.
Section 12.2    Mortgage and Intangible Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents (but excluding any income, franchise or other similar taxes imposed on Administrative Agent and/or Lenders).
Section 12.3    ERISA Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction, or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Administrative Agent’s sole discretion) that Administrative Agent and/or Lenders may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.
Section 12.4    Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Administrative Agent (for itself and/or on behalf of any other Indemnified Parties), Borrower shall defend Administrative Agent and/or any such Indemnified Parties (if requested by Administrative Agent, in the name of Administrative Agent and/or any such Indemnified Parties) to the extent required hereunder by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, Administrative Agent may (for itself and/or on behalf of any other Indemnified Parties), in its sole discretion, engage its own attorneys and other professionals to defend or assist Administrative Agent and/or any such Indemnified Parties, and, at the option of Administrative Agent (on its own behalf and/or on behalf of any Indemnified Parties), its attorneys shall control the resolution of any claim or proceeding subject to Borrower’s right to consent to any settlement (such consent not to be unreasonably withheld or delayed). Borrower shall pay or, in the sole discretion of the Administrative Agent, reimburse, the Administrative Agent for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith; provided, however, Borrower shall not be obligated to pay for fees and disbursements of more than one set of legal professionals retained by Indemnified Parties with respect to any indemnified claim (in addition to Borrower’s own legal professionals) regardless of the number of Indemnified Parties; provided, however (i) Indemnified Parties, collectively, may retain multiple law firms and/or multiple lawyers at the same firm if Indemnified Parties reasonably determine that separate specialized legal counsel is required with respect to specific matters, but no Indemnified Parties shall have its own separate counsel except as provided in subclause (ii) of this clause and (ii) (x) any Indemnified Party may retain its own separate counsel, and Borrower shall pay for the out-of-pocket fees and disbursement of such counsel, if such Indemnified Parties, based upon the advice of counsel, has separate defenses that would be materially and adversely compromised if it were to retain the same counsel or, if based upon the advice of counsel, a conflict exists between Borrower and such Indemnified Parties or the Indemnified Parties, or, if during the continuance of an Event of Default, based upon the advice of counsel, a Lender has no further common interests and (y) any Indemnified Party may retain its own separate counsel at any time as described above at any time at its sole cost and expense.
Section 12.5    Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.
Section 12.6    Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Administrative Agent and Lenders, which Environmental Indemnity is not secured by the Security Instrument.
ARTICLE 13

EXCULPATION
Section 13.1    Exculpation.
(a)    Subject to the qualifications below, no recourse shall be had against, and none of Administrative Agent or any Lender shall enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against, any Borrower Party or any direct or indirect principal, director, officer, employee, manager, beneficiary, parent, beneficial owner, shareholder, partner, member, trustee, agent, or Affiliate of any Borrower Party or any direct or indirect legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Administrative Agent, on behalf of Lenders, may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enforce the Note, this Agreement, the Security Instrument and the other Loan Documents, or to enable Administrative Agent to realize upon Lenders’ interest in the Property, the Rents, or any other collateral given to Administrative Agent, on behalf of Lenders, pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, in the Rents and in any other collateral given to Lenders and Administrative Agent, on behalf of Lenders, and Administrative Agent and Lenders, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment with respect to the Loan against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument, the other Loan Documents or otherwise. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Administrative Agent, on behalf of Lenders, to name any Borrower as a party defendant in any action or suit for foreclosure and sale under the Security Instrument; (3) affect the validity or enforceability of any Loan Document or any guaranty in connection with the Loan (including, without limitation, the indemnities set forth in Article 12 hereof, the Guaranty and the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Agent and Lenders thereunder; (4) intentionally omitted, (5) impair the right of Administrative Agent, on behalf of Lenders, to (A) obtain the appointment of a receiver and/or (B) enforce its rights and remedies provided in Articles 8 and 9 hereof; (6) impair the enforcement of the assignment of leases and rents contained in the Security Instrument and in any other Loan Documents; (7) constitute a prohibition against Administrative Agent, on behalf of Lenders, to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instrument or to commence any other appropriate action or proceeding in order for Administrative Agent to exercise Lenders’ remedies against the Property or any portion thereof; or (8) constitute a waiver of the right of Administrative Agent and Lenders to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual Losses incurred by Administrative Agent and/or Lenders (including actual out-of-pocket attorneys’ fees and costs reasonably incurred) arising out of or in connection with the following:
(i)    fraud or intentional misrepresentation by any Borrower Party in connection with the Loan;
(ii)    the willful misconduct of any Borrower Party in connection with the Loan;
(iii)    any litigation or other legal proceeding (including, the raising of defenses) related to the Debt filed or raised by any Borrower Party that delays, opposes, impedes, obstructs, hinders, enjoins or otherwise interferes with or frustrates the efforts of Administrative Agent or any Lender to exercise any rights and remedies available to Administrative Agent or any Lender as provided herein and in the other Loan Documents which is found by a court of competent jurisdiction to be without merit or brought or raised, as applicable, in bad faith;
(iv)    intentional physical waste to the Property in violation of the terms of this Agreement caused by any Borrower Party and/or the removal or disposal of any portion of the Property in violation of the terms of this Agreement during the continuance of an Event of Default;
(v)    the misappropriation or conversion by any Borrower Party, in contravention of the Loan Documents, of (A) any insurance proceeds paid by reason of any loss, damage or destruction to the Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of the Property, (C) any Rents, or (D) any Security Deposits or Rents collected in advance;
(vi)    to the extent there exists sufficient cash flow from the Property to pay Taxes or charges for labor or materials or other charges that create liens on any portion of the Property, Borrower’s failure to pay (or Borrower’s failure to cause payment of) such Taxes or charges (except to the extent (A) sums sufficient to pay such Taxes or charges have been deposited with Administrative Agent in accordance with the terms of this

Agreement or (B) such cash flow is not being made available to Borrower by Administrative Agent as a result of Administrative Agent’s exercise of its remedies under the Loan Documents) unless such Taxes or other charges are being contested as permitted hereunder;
(vii)    to the extent there exists sufficient cash flow from the Property to pay Insurance Premiums and/or to maintain the Policies in full force and effect, Borrower’s failure to pay (or Borrower’s failure to cause payment of) such Insurance Premiums and/or to maintain the Policies in full force and effect, in each case, as expressly provided herein (except to the (A) extent sums sufficient to pay such Insurance Premiums and/or to maintain the Policies have been deposited with Administrative Agent in accordance with the terms of this Agreement or (B) such cash flow is not being made available to Borrower by Administrative Agent as a result of Administrative Agent’s exercise of its remedies under the Loan Documents);
(viii)    any Security Deposits which are not delivered to Administrative Agent on behalf of Lenders by a Borrower Party following a foreclosure of the Property or action in lieu thereof, except to the extent any such Security Deposits were applied in accordance with the terms and conditions of any of the applicable Leases prior to the occurrence of an Event of Default;
(ix)    if as a result of the actions or inactions of Borrower or its Affiliates (including, without limitation, Borrower failing to comply with the terms of such Property Document) any Property Document is (A) materially modified in a manner adverse to Administrative Agent or any Lender or Borrower, (B) terminated, (C) cancelled or (D) otherwise ceases to exist, except in each of the foregoing cases, if such action or inaction of Borrower or its Affiliates is permitted pursuant to the terms of this Agreement and/or Administrative Agent has approved the same;
(x)    any representation, warranty or covenant contained in Article 5 hereof is violated or breached; provided, however, that solely with respect to a breach of Section 5.1(a)(vii) that arise from Borrower’s failure to pay trade and operational indebtedness, such breach shall not result in recourse under the Loan pursuant to this clause (x), if cash flow from the Property available to Borrower is not sufficient to pay such amounts;
(xi)    except as set forth in Section 13.1(b) below, (A) Borrower fails to obtain Lender’s prior consent to any Prohibited Transfer as required by this Agreement (other than a Permitted Transfer) or (B) any covenant contained in Section 6.6 hereof is violated or breached; and/or
(xii)    Borrower gives notice of termination of the Restricted Account Agreement other than in accordance with Section 8(d) of the Restricted Account Agreement in effect as of the Closing Date and the Restricted Account Agreement is terminated by Bank as a result of such notice.
(b)    Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Administrative Agent and Lenders shall not be deemed to have waived any right which Administrative Agent and Lenders may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Administrative Agent and Lenders in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that:
(i)    a Bankruptcy Event occurs;
(ii)    any voluntary Sale or Pledge of the Property (other than (i) an easement (except for an easement affecting the Property that interferes or impairs in a material way Borrower’s ability to use and operate the Property as currently used or that otherwise has a Material Adverse Effect), (ii) a covenant or restriction that (A) does not interfere with or impair in a material way Borrower’s ability to use and operate the Property as currently used and (B) does not have a Material Adverse Effect, and (iii) a Lease entered into at the Property (except for a lease of all or a majority of the Property, a ground lease, or a master lease)) or any direct or indirect interest in Borrower or Guarantor that results in a failure to comply with the Minimum Ownership/Control Test, in each case in violation of the terms of this Agreement (but excluding (x) any failure to comply with the requirements in any of clause (A), (D), (E), (G) or (H) appearing in the definition of “Permitted Transfer” in Section 6.3 of this Agreement and (y) any violation as a result of a failure of a Mezzanine Lender to comply with the Intercreditor Agreement);
(iii)    if Borrower fails to obtain Administrative Agent’s prior consent (if and to the extent required under the Loan Documents) to (A) any subordinate financing or other voluntary liens encumbering the Property that are not considered Permitted Encumbrances hereunder or (B) any subordinate financing or other voluntary liens encumbering: (1) a direct interest in any subsidiary of Guarantor to the extent such subsidiary owns a direct or indirect interest in Borrower; or (2) a direct or indirect interest in Borrower if foreclosed upon would result in the Minimum Ownership/Control Test not being met; and/or
(iv)    if any representation, warranty or covenant contained in Article 5 hereof is violated or breached and such violation or breach results in the substantive consolidation of the assets and liabilities of Borrower with the assets and liabilities of any other Person.
ARTICLE 14

NOTICES
Section 14.1    Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Borrower:	North Tower, LLC

c/o Brookfield Property Group
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: Executive Vice President and General Counsel

With a copy to:	c/o Brookfield Property Group
Brookfield Place
250 Vesey Street, 15th Floor
New York, New York 10281
Attention: Jason Kirschner

With a copy to:	Gibson, Dunn & Crutcher LLP 333 S. Grand Ave, 49th Floor
Los Angeles, California 90071
Attention: Drew Flowers

If to Administrative Agent:	Citibank N.A.
390 Greenwich Street
7th Floor
New York, New York 10013
Attention: Ana Rosu Marmann

With a copy to:	Citibank N.A.
390 Greenwich Street
7th Floor
New York, New York 10013
Attention: Lynn Forsell

With a copy to:	Hunton & Williams LLP
200 Park Avenue
New York, New York 10166
Attention: Peter J. Mignone, Esq.

If to any other Lender:	As set forth in the applicable Administrative Agent Questionnaire or addressed as such party may from time to time designate by written notice to the other parties.
Any party by notice to the other parties may designate additional or different addresses for subsequent notices or communications.
Section 14.2    Funds Transfer Disbursements.
(a)    Generally. Borrower hereby authorizes Administrative Agent to disburse the proceeds of the Loan made by Lenders and any Reserve Funds being disbursed to Borrower pursuant to Article 8 hereof as requested by an authorized representative of Borrower to any of the accounts designated in the Transfer Authorizer Designation Form. Borrower agrees to be bound by any transfer request: (i) authorized or transmitted by Borrower or (ii) made in Borrower’s name and reasonably accepted by Administrative Agent in good faith and in compliance with these transfer instructions, even if not properly authorized by Borrower. Borrower further agrees and acknowledges that Administrative Agent may rely solely on any bank routing number or identifying bank account number or name provided by Borrower to effect a wire or funds transfer even if the information provided by Borrower identifies a different bank or account holder than named by Borrower. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfer or requests or takes any actions in an attempt to detect unauthorized funds transfer requests, Borrower agrees that no matter how many times Administrative Agent takes these actions Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future and such actions shall not become any part of the transfer disbursement procedures authorized under this provision, the Loan Documents, or any agreement between Administrative Agent and Borrower. To the extent Borrower then has knowledge of any such errors, Borrower agrees to notify Administrative Agent of any errors in the transfer of any funds or of any unauthorized or improperly authorized transfer requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such transfer.
(b)    Funds Transfer. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each transfer will be made. Administrative Agent may delay or refuse to accept a funds transfer request if the transfer would: (i) violate the terms of this authorization (ii) require use of a bank unacceptable to Administrative Agent or any Lender in its reasonable discretion or prohibited by any Governmental Authority; (iii) cause Administrative Agent or any Lender to violate any Federal Reserve or other regulatory risk control program or guideline, or (iv) otherwise cause Administrative Agent or any Lender to violate any applicable law or regulation.
(c)    Limitation of Liability. Except to the extent expressly provided herein, neither the Administrative Agent nor any Lender shall be liable to Borrower or any other parties for (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s transfers may be made or information received or transmitted, and no such entity shall be deemed an agent of Administrative Agent or any Lender, (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s or any Lender’s control, or (iii) any special, consequential, indirect or punitive damages, whether or not (x) any claim for these damages is based on tort or contract or (y) Administrative Agent, such Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent nor any Lender makes any representations or warranties other than those expressly set forth herein.
Section 14.3    Electronic Delivery of Certain Information. If requested by Administrative Agent, documents required to be delivered by Borrower pursuant to the Loan Documents shall be delivered, in addition to the method set forth in Section 14.1 above, by electronic communication and delivery, including the Internet, e-mail or intranet websites to which Administrative Agent and each Lender have access (including a commercial, third-party website such as www.Edgar.com or a website sponsored or hosted by Administrative Agent), provided that no Lender has notified Administrative Agent that it cannot or does not want to receive electronic communications. Administrative Agent may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic delivery pursuant to procedures approved by it for all or particular notices or communications. Documents or notices delivered electronically by Borrower may be posted by Administrative Agent on a commercial website and Administrative Agent shall notify each Lender of said posting and shall provide a link thereto. It being understood that the posting of said documents shall constitute notice and delivery of such documents to Lenders by Administrative Agent as required hereunder and delivery shall be deemed properly given pursuant to Section 14.1 as of the date of said posting by Administrative Agent. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of any Officer’s Certificate to Administrative Agent and shall deliver paper copies of all documents to Administrative Agent until a written request to cease delivering paper copies is given by Administrative Agent (on behalf of Lenders). Except for the Officer’s Certificate, Administrative Agent shall have no obligation to maintain paper copies of the documents delivered electronically and, in any event, shall have no responsibility to monitor compliance by Borrower with any such request for delivery. Each Lender shall be solely responsible for requesting delivery to it of paper copies and maintaining its paper or electronic documents.
Section 14.4    Possession of Documents. Each Lender shall maintain possession of its own Note. Administrative Agent shall hold all other Loan Documents and related documents in its possession and maintain separate records and accounts with respect to the Loan, reflecting the interests of Lenders in the Loan, and shall permit Lenders (other than any Defaulting Lender) and their representatives access at all reasonable times during normal business hours to inspect such Loan Documents, related documents, records and accounts.
ARTICLE 15

FURTHER ASSURANCES
Section 15.1    Replacement Documents. Upon receipt of an affidavit of an officer of Administrative Agent or any Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise identical in form and substance; provided that in the case of lost Note, Borrower will execute a replacement note only if Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower Lender’s (or Lender’s custodian’s) then standard form of lost note affidavit. Under no circumstances shall any such action, replacement or reaffirmation increase Borrower’s obligations, or decrease Borrower’s rights, under the Loan Documents or modify any economic term thereof.
Section 15.2    Recording of Security Instrument, etc.

(a)    Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Property and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Administrative Agent, for the benefit of Lenders in, the Property. Borrower will pay all taxes (but excluding any income, franchise or other similar taxes imposed on Lender), filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Security Instrument, and any of the other Loan Documents creating or evidencing a lien or security interest on the Property and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges (but excluding any income, franchise or other similar taxes imposed on Lender) arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Property or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by applicable law so to do. The foregoing taxes, fees, expenses, duties, imposts, assessments and charges, as applicable, are herein referred to as the “Security Instrument Taxes”.
(b)    Borrower represents that it has paid all Security Instrument Taxes (if any) imposed upon the execution and recordation of the Security Instrument.
Section 15.3    Further Acts, etc. Borrower will, at the cost of Borrower, and, except as may be otherwise provided in Article 11 of this Agreement, without expense to Administrative Agent or any Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Administrative Agent shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lenders and/or Administrative Agent, for the benefit of Lenders, the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Administrative Agent, for the benefit of Lenders, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Legal Requirements, provided, however, the same shall not otherwise increase Borrower’s obligations or decrease any rights of Borrower under the Loan Documents, other than (i) to a de minimis extent, or (ii) to the extent necessary to correct any scrivener’s error in a manner consistent with the parties’ intention in connection with the Loan. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver within five (5) Business Days following written notice from Administrative Agent, hereby authorizes Administrative Agent to execute in the name of Borrower or without the signature of Borrower to the extent Administrative Agent may lawfully do so, one or more financing statements to evidence more effectively perfect the security interest of Administrative Agent, for the benefit of Lenders in the Property. Borrower grants to Administrative Agent an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Administrative Agent and Lenders at law and in equity, including without limitation, such rights and remedies available to Administrative Agent and Lenders pursuant to this Section 15.3; provided, however, Administrative Agent shall not execute any such documents under such power unless an Event of Default exists or Borrower has failed to do so after five (5) days written notice has been given to Borrower by Administrative Agent of Administrative Agent’s interest to exercise its rights under such power.
Section 15.4    Changes in Tax, Debt, Credit and Documentary Stamp Laws.
(a)    If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Property for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Administrative Agent’s, for the benefit of Lenders, interest in the Property, Borrower will pay the tax, with interest and penalties thereon, if any. If Administrative Agent is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Administrative Agent or Lenders or unenforceable or provide the basis for a defense of usury then Administrative Agent shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable without premium or penalty.
(b)    Intentionally omitted.
(c)    If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other tax or charge on the same, Borrower will pay for the same, with interest and penalties thereon, if any, provided that in no event Borrower shall be required to pay any Excluded Taxes.
ARTICLE 16

WAIVERS
Section 16.1    Remedies Cumulative; Waivers.
The rights, powers and remedies of Administrative Agent and Lenders under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Administrative Agent and Lenders may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Administrative Agent’s and Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Administrative Agent and Lenders may determine in their sole discretion. To the extent permitted by applicable law, no delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.
Section 16.2    Modification, Waiver, Consents and Approvals in Writing.

Subject to Section 18.18(d), no modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, and no consent to any departure by Borrower from any of the requirements or provisions of this Agreement or any of the other Loan Documents, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver, consent or approval shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
Section 16.3    Delay Not a Waiver.
To the extent permitted by applicable law, neither any failure nor any delay on the part of Administrative Agent or any Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, neither Administrative Agent nor any Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
Section 16.4    Waiver of Trial by Jury.
BORROWER ADMINISTRATIVE AGENT AND LENDERS, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF ADMINISTRATIVE AGENT, ANY LENDER OR BORROWER.
Section 16.5    Waiver of Notice.
Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent or Lenders except (a) with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provides for the giving of notice by Administrative Agent or any Lender to Borrower and (b) with respect to matters for which Administrative Agent or any Lender are required by applicable law to give notice, and, to the extent permitted by applicable law, Borrower hereby expressly waives the right to receive any notice from Administrative Agent or any Lender with respect to any matter for which this Agreement and the other Loan Documents do not specifically and expressly provide for the giving of notice by Administrative Agent or any Lender to Borrower.

Section 16.6    Remedies of Borrower.
In the event that a claim or adjudication is made that Administrative Agent, any Lender or any of their agents have acted unreasonably or unreasonably delayed acting in any case where by applicable law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, such Lender, Administrative Agent or such agent, as the case may be, has an obligation to act reasonably or promptly, to the extent permitted by applicable law, Borrower agrees that Administrative Agent, Lenders and their agents shall not be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Administrative Agent or any Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Administrative Agent and Lenders agree that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.
Section 16.7    Marshalling and Other Matters.
Borrower hereby waives, to the extent permitted by applicable Legal Requirements, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by applicable Legal Requirements.
Section 16.8    Waiver of Statute of Limitations.
To the extent permitted by applicable Legal Requirements, Borrower hereby expressly waives and releases to the fullest extent permitted by applicable Legal Requirements, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.
Section 16.9    Waiver of Counterclaim. To the extent permitted by applicable law, Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Administrative Agent, any Lender or any of their agents.
Section 16.10    Sole Discretion of Administrative Agent and Lenders. Wherever pursuant to this Agreement (a) Administrative Agent and/or any Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Administrative Agent and/or any Lender, or (c) any other decision or determination is to be made by Administrative Agent and/or any Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Administrative Agent and/or any Lender, shall be in the sole discretion of Administrative Agent and/or such Lender, except, in each case, as may be otherwise expressly and specifically provided herein.
ARTICLE 17

MISCELLANEOUS
Section 17.1    Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lenders of the Loan and the execution and delivery to Lenders of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents, it being acknowledged, however, that the representations and warranties in this Agreement are made solely as of the date hereof unless remade pursuant to the terms of this Agreement or another Loan Document. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Administrative Agent and each Lender.
Section 17.2    Governing Law. THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE AND ANY DISPUTES, CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS (WHETHER SOUNDING IN CONTRACT OR TORT LAW), THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW)) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES MATTERS RELATING TO THE CREATION, PERFECTION AND PROCEDURES RELATING TO THE ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT TO THE SECURITY INSTRUMENT AND THE ASSIGNMENT OF LEASES AND RENTS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE PROPERTY DESCRIBED THEREIN IS LOCATED (WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF), IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS (OTHER THAN §§ 5-1401 AND 5-1402 OF THE NEW YORK

GENERAL OBLIGATIONS LAW)) SHALL GOVERN ALL MATTERS RELATING TO THE SECURITY INSTRUMENT, THE ASSIGNMENT OF LEASES AND RENTS AND THE OTHER LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5‑1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ADMINISTRATIVE AGENT, ANY LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS WILL, AT ADMINISTRATIVE AGENT’S OPTION, BE INSTITUTED IN (OR, IF PREVIOUSLY INSTITUTED, MOVED TO) ANY FEDERAL OR STATE COURT DESIGNATED BY LENDER IN THE CITY OF NEW YORK, COUNTY OF NEW YORK. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER HEREBY (I) WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING AND (II) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER, ADMINISTRATIVE AGENT AND EACH LENDER HEREBY ACKNOWLEDGE AND AGREE THAT THE FOREGOING AGREEMENT, WAIVER AND SUBMISSION ARE MADE PURSUANT TO SECTION 5‑1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
BORROWER DOES HEREBY DESIGNATE AND APPOINT:
NORTH TOWER, LLC
C/O BROOKFIELD PROPERTIES, INC.
250 VESSEY STREET, 15TH FLOOR
NEW YORK, NEW YORK 10281
ATTENTION: GENERAL COUNSEL
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT AND LENDERS OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE

SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
Section 17.3    Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
Section 17.4    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but if any provision of this Agreement shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 17.5    Preferences. Administrative Agent and Lenders shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Administrative Agent or any Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent or such Lender.
Section 17.6    Expenses.
(a)    Except as otherwise expressly set forth herein (including, without limitation, as expressly provided in Article 11, Section 18.14 and Section 18.15 hereof), Borrower covenants and agrees to pay its own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Administrative Agent upon receipt of written notice from Administrative Agent for all reasonable out-of-pocket costs and expenses (including reasonable, actual attorneys’ fees and disbursements of counsel), in each case, for Administrative Agent and the Lenders in each case, incurred by Administrative Agent in accordance with this Agreement in connection with: (i) the preparation, negotiation, execution and delivery of this Agreement, the Security Instrument, the Note and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower (including without limitation any opinions reasonably requested by Administrative Agent prior to the Closing Date as to any legal matters arising under this Agreement, the Security Instrument, the Note and the other Loan Documents with respect to the Property); (ii) unless otherwise expressly provided in the Loan Documents, Administrative Agent’s actual out-of-pocket costs incurred in connection with (x) seeking the consent of Lenders as required under this Agreement and (y) with any requests made by Borrower pursuant to the provisions of this Agreement; (iii) Administrative Agent’s ongoing performance and compliance with all agreements and conditions contained in this Agreement, the Security Instrument, the Note and the other Loan Documents on its part to be performed or complied with after the Closing Date (including, without limitation, those contained in Articles 8 and 9 hereof); (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement, the Security Instrument, the Note and the other Loan Documents and any other documents or matters reasonably requested by (x) prior to the Closing Date, Administrative Agent and (y) after the Closing Date, Borrower; (v) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; and (vi) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Administrative Agent and Lenders all required legal opinions, and other similar expenses incurred in creating and perfecting the lien in favor of Administrative Agent for the benefit of Lenders pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent or any Lender.
(b)    In addition, except as otherwise expressly set forth herein (including, without limitation, as expressly provided in Section 18.14 and Section 18.15 hereof), Borrower covenants and agrees to pay their own costs and expenses and pay, or, if Borrower fails to pay, to reimburse, Administrative Agent and/or any Lender, upon receipt of written notice from Administrative Agent (on its own behalf and/or on behalf of any Lender) for all reasonable out-of-pocket costs and expenses (including reasonable, actual attorneys’ fees and disbursements of, counsel), in each case, for Administrative Agent and the Lenders, in each case, incurred by Administrative Agent or such Lender in accordance with this Agreement in connection with: (i) unless otherwise expressly provided in this Agreement, enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; (ii) servicing the Loan (including, without limitation, enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or with respect to the Property) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; and (iii) the preparation, negotiation, execution, delivery, review, filing, recording or administration of any documentation associated with the exercise of any of Borrower’s rights hereunder and/or under the other Loan Documents regardless of whether or not any such right is consummated in each case, in accordance with the applicable terms and conditions hereof); provided, however, that, with respect to each of subsections (i) though (iii) above, (A) none of the foregoing subsections shall be deemed to be mutually exclusive or limit any other subsection, (B) the same shall be deemed to (I) include, without limitation and in each case, any related special servicing fees, liquidation fees, modification fees, work-out fees and other similar costs or expenses payable to any Servicer, trustee and/or special servicer of the Loan (or any portion thereof and/or interest therein) and (II) exclude any requirement that Borrower directly pay the base monthly servicing fees due to any master servicer on account of the day to day, routine servicing of the Loan (provided, further, that the foregoing subsection (II) shall not be deemed to otherwise limit any fees, costs, expenses or other sums required to be paid to Administrative Agent or any Lender under this Section, the other terms and conditions hereof and/or of the other Loan Documents) and (C) Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent or any Lender. Borrower shall not be required to pay for more than one legal counsel in connection with the foregoing unless an actual or perceived conflict of interest exists or Administrative Agent and/or any Lender shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to Administrative Agent or another Lender. Notwithstanding the foregoing or anything to the contrary in this Agreement, no special servicing fees or similar costs shall be due and payable by Borrower except to the extent attributable to periods when an Event of Default has occurred and is continuing, the Loan is in workout or forbearance or, after a Securitization, the Loan is otherwise is in “special servicing”.
Section 17.7    Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of any Borrower or any of its constituent Persons or an assignment by any Borrower or any of its constituent Persons for the benefit of its creditors, or (c) any Lender and/or Administrative Agent properly exercises any of their other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all costs of collection and defense, including actual out-of-pocket attorneys’ fees and costs of, counsel, in each case, for Administrative Agent and the Lenders, incurred by Administrative Agent, any Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes.
Section 17.8    Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
Section 17.9    Offsets, Counterclaims and Defenses. To the extent permitted by applicable law, any assignee of Lenders’ interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims (other than a compulsory counterclaim) or defenses which are unrelated to such documents and the Loan which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.
Section 17.10    No Joint Venture or Partnership; No Third Party Beneficiaries; Non Liability of Administrative Agent and Lenders.
(a)    Borrower, Administrative Agent and Lenders intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower, Administrative Agent and/or Lenders nor to grant Administrative Agent or any Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)    This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Administrative Agent, Lenders and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Administrative Agent, Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of Lenders and no other Person (other than Administrative Agent) shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lenders will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions (other than Administrative Agent), any or all of which may be freely waived in whole or in part by Lenders if, in Lenders’ sole discretion, Lenders deem it advisable or desirable to do so.
(c)    The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lenders are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Administrative Agent’s or Lenders’ expertise, business acumen or advice in connection with the Property.
(d)    Notwithstanding anything to the contrary contained herein, neither Administrative Agent nor Lenders are undertaking the performance of (i) any obligations related to the Property (including, without limitation, under the Leases); or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents to which any Borrower Party and/or the Property is subject.
(e)    By accepting or approving anything required to be observed, performed or fulfilled or to be given to Administrative Agent and/or Lenders pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, neither Administrative Agent nor Lenders shall be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Administrative Agent or any Lender.
(f)    Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Administrative Agent and Lenders are expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Administrative Agent or any Lender; that such reliance existed on the part of Administrative Agent and Lenders prior to the date hereof, that the warranties and representations are a material inducement to Lenders in making the Loan; and that Lenders would not be willing to make the Loan and accept this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

(g)    Neither Administrative Agent nor any Lender shall have any fiduciary responsibilities to Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by Administrative Agent or any Lender to any Lender, Borrower, or any other Borrower Party. Neither Administrative Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.
Section 17.11    Publicity; Confidentiality.
(a)    Publicity. All news releases, publicity or advertising by Borrower, Administrative Agent or their Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lenders, Administrative Agent or any of their Affiliates shall be subject to the prior written approval of Administrative Agent or Borrower, as applicable, not to be unreasonably withheld or delayed; provided, that (a) Borrower may issue a release stating that a financing has occurred which does not mention Administrative Agent or any Lender or any Affiliates of Lender, any of the material terms of the Loan (other than the Loan amount) or any Securities or Securitization or any prospective securitization or securities related to the Loan and (b) Administrative Agent and any Lender may commission advertisements in newspapers, trade publications or other written public advertisement media (including tombstone advertisements) which may include references to the Loan and the Property. The foregoing shall not apply to any marketing materials that are prepared by or on behalf of Administrative Agent, Lead Arranger and/or any Lender in connection with a potential Secondary Market Transaction, it being agreed that Administrative Agent, Lead Arranger and each Lender shall have the right to issue, without Borrower’s approval, and Borrower hereby authorizes Administrative Agent, Lead Arranger and each Lender to issue, such marketing materials, term sheets and other materials as Administrative Agent, Lead Arranger and/or any Lender may deem reasonably necessary or appropriate in connection with Administrative Agent’s, Lead Arrangers and/or any Lender’s own marketing activities with respect to any potential Secondary Market Transaction, and such materials may describe the Loan in general terms or in detail and Administrative Agent’s, Lead Arranger’s and/or any Lender’s participation therein.
(b)    Confidentiality. Except as otherwise provided by Legal Requirements, Administrative Agent and each Lender shall keep all non‑public information obtained pursuant to the requirements of this Agreement in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective Affiliates (provided any such Affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Note or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Administrative Agent’s or such Lender’s independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information and either have a legal obligation to keep such information confidential or agree to keep such information confidential in accordance with the terms of this Section); (e) if an Event of Default exists, to any other Person, as deemed reasonably necessary by Administrative Agent or Lenders in connection with the exercise by the Administrative Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower or any Affiliate.
Section 17.12    Limitation of Liability. No claim may be made by Borrower, or any other Person against Administrative Agent, any Lender or at their respective Affiliates, directors, officers, employees, attorneys or agents of any of such Persons for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any act, omission or event occurring in connection therewith; and, to the extent permitted by applicable law, Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 17.13    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Administrative Agent or any Lender or any parent, subsidiary or Affiliate of Administrative Agent or any Lender. Administrative Agent and Lenders shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to them under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by Administrative Agent, Lenders or any parent, subsidiary or Affiliate of Administrative Agent or any Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Administrative Agent’s and any Lender’s exercise of any such rights or remedies. Borrower acknowledges that Administrative Agent and Lenders engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.
Section 17.14    Entire Agreement. This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower Administrative Agent and Lenders are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.

Section 17.15    Liability. If Borrower consists of more than one Person, the obligations and liabilities of each such Person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower, Administrative Agent and Lenders and their respective successors and assigns forever.
Section 17.16    Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
Section 17.17    Brokers. Borrower agrees (i) to pay any and all fees imposed or charged by all brokers, mortgage bankers and advisors (each a “Broker”) hired or contracted by any Borrower Party or their Affiliates in connection with the transactions contemplated by this Agreement and (ii) to indemnify and hold Administrative Agent and Lenders harmless from and against any and all claims, demands and liabilities for brokerage commissions, assignment fees, finder’s fees or other compensation whatsoever arising from this Agreement or the making of the Loan which may be asserted against Administrative Agent or any Lender by any Person (unless such Person is claiming a fee or compensation as a result of the actions of Administrative Agent and/or such Lender). The foregoing indemnity shall survive the termination of this Agreement and the payment of the Debt. Borrower hereby represents and warrants that no Broker was engaged by any Borrower Party in connection with the transactions contemplated by this Agreement. Administrative Agent and each Lender hereby agree to pay any and all fees imposed or charged by any Broker hired solely by Administrative Agent or such Lender, respectively. Borrower acknowledges and agrees that (a) any Broker is not an agent of Administrative Agent or any Lender and has no power or authority to bind Administrative Agent or Lenders, (b) Administrative Agent and Lenders are not responsible for any recommendations or advice given to any Borrower Party by any Broker, (c) Administrative Agent, Lenders and the Borrower Parties have dealt at arms-length with each other in connection with the Loan, (d) no fiduciary or other special relationship exists or shall be deemed or construed to exist among Administrative Agent, Lenders and the Borrower Parties and (e) none of the Borrower Parties shall be entitled to rely on any assurances or waivers given, or statements made or actions taken, by any Broker which purport to bind Administrative Agent and/or Lenders or modify or otherwise affect this Agreement or the Loan, unless Administrative Agent or a Lender has, in its sole discretion, as applicable, agreed in writing with any such Borrower Party to such assurances, waivers, statements, actions or modifications. Borrower acknowledges and agrees that Administrative Agent and Lenders may, in their sole discretion, pay fees or compensation to any Broker in connection with or arising out of the closing and funding of the Loan. Such fees and compensation, if any, (i) shall be in addition to any fees which may be paid by any Borrower Party to such Broker and (ii) create a potential conflict of interest for Broker in its relationship with the Borrower Parties. Such fees and compensation, if applicable, may include a direct, one-time payment, servicing fees and/or incentive payments based on volume and size of financings involving Administrative Agent and/or Lenders and such Broker.
Section 17.18    Set-Off. Subject to Section 2.12 hereof and in addition to any rights and remedies of Administrative Agent and any Lender provided by this Agreement and by law, Administrative Agent and each Lender is hereby authorized by Borrower, at any time while an Event of Default exists, without prior notice to Borrower or to any other Person, any such notice being hereby expressly waived by Borrower to the extent permitted by applicable law, but in the case of a Lender subject to receipt of the prior written consent of the Administrative Agent and the Requisite Lenders exercised in their sole discretion, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Administrative Agent, such Lender or any affiliate of the Administrative Agent or such Lender, to or for the credit or the account of Borrower against and on account of any of the Debt, irrespective of whether or not any or all of the Debt has been declared to be, or has otherwise become, due and payable as permitted hereunder, and although the Debt or the applicable portion thereof shall be contingent or unmatured.
Section 17.19    Intercreditor Agreement. Lenders and Mezzanine Lenders are parties to a certain intercreditor agreement dated as of the date hereof (the “Intercreditor Agreement”) memorializing their relative rights and obligations with respect to the Loan, the Mezzanine A Loan, the Mezzanine B Loan, Borrower, Mezzanine A Borrower, Mezzanine B Borrower and the Property. Borrower hereby acknowledges and agrees that (i) such Intercreditor Agreement is intended solely for the benefit of Lenders and Mezzanine Lenders and (ii) Borrower and Mezzanine Borrowers are not intended third-party beneficiaries of any of the provisions therein and shall not be entitled to rely on any of the provisions contained therein. Administrative Agent, Lenders and Mezzanine Lenders shall have no obligation to disclose to Borrower the contents of the Intercreditor Agreement. Borrower’s obligations hereunder are independent of such Intercreditor Agreement and remain unmodified by the terms and provisions thereof.
Section 17.20    Intentionally Omitted.
Section 17.21    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.
ARTICLE 18

ADMINISTRATIVE AGENT; RELATIONS AMONG LENDERS
Section 18.1    Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Administrative Agent”, “Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by Administrative Agent, full and complete copies of each of the financial statements, certificates, notices and other documents delivered to Administrative Agent pursuant to the terms hereof (including, without limitation, all certificates, policies, endorsements, documents and materials relating to the Borrower’s insurance coverage pursuant to Section 7.1 hereof) that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by any Borrower Party or any Affiliate thereof, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement of the Loan Documents or collection of the Debt), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or the Requisite Lenders or all of the Lenders, as applicable, if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Debt; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action that in its opinion or the opinion of its counsel exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law. Not in limitation of the foregoing, the Administrative Agent may exercise or may refrain from exercising any right or remedy it or the Lenders may have under any Loan Document during the continuance of an Event of Default unless the Requisite Lenders have directed the Administrative Agent otherwise and unless and until Administrative Agent shall have received directions from the Requisite Lenders, Administrative Agent may take such action, or refrain from taking such action, with respect to any existing Event of Default as Administrative Agent shall determine in its sole discretion; provided that in the event Administrative Agent shall not have received direction from the Requisite Lenders with respect to commencing, or refraining from commencing, the exercise of remedies pursuant to this Agreement prior to the date that is sixty (60) days following the date on which the Administrative Agent has provided notice to the Lenders of such Event of Default, the Administrative Agent shall commence the exercise of remedies in accordance with the terms of this Agreement. Furthermore, and without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders pursuant to the terms hereof, or where applicable, the Requisite Lenders or all the Lenders.
Section 18.2    Citi as Lender. Citi, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citi in each case in its individual capacity. Citi and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with any Borrower Party or any other affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Citi or its affiliates may receive information regarding Borrower, other Borrower Parties and affiliates thereof (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them unless such information was delivered to Citi or any of its affiliates in such Person’s capacity as the Administrative Agent.
Section 18.3    Collateral Matters; Protective Advances.
(a)    Each Lender hereby authorizes the Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to the Property or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Property granted pursuant to any of the Loan Documents.
(b)    Each Lender hereby authorizes the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon the Property (i) upon indefeasible payment and satisfaction in full of the Debt (other than any inchoate surviving obligations); (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; and (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide). Upon request by the Administrative Agent or Borrower at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release the Property pursuant to this Section.
(c)    Upon any sale of the Property which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by Borrower, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of (and release of record) the Liens granted to the Administrative Agent for the benefit of the Lenders herein or pursuant hereto upon the Property that was sold or transferred; provided, however, that the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty. In the event of any sale or transfer of the Property, or any foreclosure with respect to the Property, the Administrative Agent shall be authorized to deduct all of the expenses reasonably incurred by the Administrative Agent from the proceeds of any such sale, transfer or foreclosure (including, without limitation, any transfer or similar taxes incurred in connection with any such sale or transfer of the Property).
(d)    The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Property exists or is owned by the Borrower, any other Borrower Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section or in any of the Loan Documents, it being understood and agreed that in respect of the Property, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate (subject to the terms and conditions set forth herein), in its sole discretion (subject to the terms and conditions set forth herein), and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.
(e)    The Administrative Agent may make, and shall be reimbursed by the Lenders (in accordance with their Percentage Shares) to the extent not reimbursed by the Borrower for, Protective Advances with respect to the Property up to the sum of (i) amounts expended to pay Taxes imposed upon the Property; (ii) amounts expended to pay Insurance Premiums related to the Property; and (iii) $1,000,000. Protective Advances in excess of said sum for the Property shall require the consent of the Requisite Lenders. The Borrower agrees to pay on demand all Protective Advances.
Section 18.4    Post-Foreclosure Plans. If an Event of Default has occurred and is continuing, the Administrative Agent shall obtain an appraisal of the Property, and in connection with any foreclosure proceedings, the Administrative Agent shall make an initial credit bid and subsequent credit bids in amounts not to exceed the lesser of (a) the fair market value of the Property as reasonably determined by the Administrative Agent after taking into consideration such appraisal, and (b) the total outstanding amount of the Debt. If all or any portion of the Property is acquired by the Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Debt, the title to the Property, or any portion thereof, shall be held in the name of the Administrative Agent or a nominee or subsidiary of the Administrative Agent, as agent, for the ratable benefit of all Lenders. The Administrative Agent shall prepare a recommended course of action for the Property (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, the Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Property acquired, and shall administer all transactions relating thereto, including, without limitation, employing a property manager, leasing agent and other agents, contractors and employees, including agents for the sale of the Property, and the collecting of Rents and other sums from the Property and paying the expenses of such Property. Actions taken by the Administrative Agent with respect to the Property, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its Percentage Share of all reasonable costs and expenses incurred by the Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Property. In addition, the Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for the Property, and each Lender shall promptly (but no later than five (5) Business Days from receipt of such statement) contribute its Percentage Share of any operating loss for the Property, and such other expenses and operating reserves as the Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from the Property, the Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Percentage Shares. The Lenders acknowledge and agree that if title to the Property is obtained by the Administrative Agent or its nominee, the Property will not be held as a permanent investment but will be liquidated as soon as practicable. The Administrative Agent shall undertake to sell the Property, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders.
Section 18.5    Approval of Lenders. All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to Administrative Agent that it specifically objects to the recommendation or determination of Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination; provided, however, that such deemed consent shall not apply to the matters set forth in Section 18.18(b).
Section 18.6    Notice of Defaults. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has actual knowledge of such Default or Event of Default or has received notice from a Lender or a Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding any Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders. For purposes of this Section 18.6, the actual knowledge of Administrative Agent shall be deemed to mean the actual collective knowledge of the officers, directors and employees of Administrative Agent that are primarily and directly responsible for the administration and servicing of the Loan.
Section 18.7    Administrative Agent’s Reliance. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Administrative Agent: may consult with legal counsel (including its own counsel or counsel for Borrower or any other Borrower Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Borrower Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or the Property covered thereby or the perfection or priority of any Lien in favor of the Administrative Agent on behalf of the Lenders in any the Property; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing

(which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.
Section 18.8    Indemnification of Administrative Agent. Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of the Borrower to do so, if any) pro rata in accordance with such Lender’s respective Percentage Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence, willful misconduct, fraud or intentional misrepresentation, in each case, as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or the Requisite Lenders or all of the Lenders, as applicable, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) promptly upon demand for its Percentage Share of any out‑of‑pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect the Debt, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out‑of‑pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loan and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 18.9    Lender Credit Decision, Etc. Each Lender expressly acknowledges and agrees that neither the Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys‑in‑fact or other affiliates has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of Borrower, any other Borrower Party or any Affiliate of Borrower and/or any Borrower Party, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of Borrower, the other Borrower Parties, and Affiliates of Borrower and/or any Borrower Party, and inquiries of such Persons, its independent due diligence of the business and affairs of Borrower, the other Borrower Parties, and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any other Borrower Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower, any other Borrower Party or any Affiliate of Borrower and/or any other Borrower Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrower, any other Borrower Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys‑in‑fact or other Affiliates. Each Lender acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to such Lender except as may otherwise be agreed to in writing between such counsel and such Lender and consented to by Administrative Agent.
Section 18.10    Successor Administrative Agent. The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent, subject to the consent of Borrower (provided no Event of Default has occurred, which consent shall not be unreasonably withheld, conditioned or delayed). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 18 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving the Borrower and each Lender prior written notice. Each prior Administrative Agent will promptly upon request of the successor Administrative Agent and at the sole cost of Lenders execute and deliver, in recordable form, any assignment or other instrument necessary to give effect to, or evidence, its resignation and the transfer of its rights and duties in its capacity as the Administrative Agent hereunder.
Section 18.11    Titled Parties. Lead Arranger assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, or any duties as an agent hereunder for the Lenders. The title given to the Lead Arranger is solely honorific and implies no fiduciary responsibility on the part of Lead Arranger to Administrative Agent, any Lender, the Borrower or any other Borrower Party and the use of such titles does not impose on the Lead Arranger any duties or obligations greater than those of any other Lender or entitle the Lead Arranger to any rights other than those to which any other Lender is entitled.
Section 18.12    Amendment of Administrative Agent’s Duties, Etc. Subject to Section 18.18(d), (i) no amendment, waiver or consent unless in writing and signed by Administrative Agent, in addition to all of the Lenders required hereinabove to take such action, shall affect the rights or duties of Administrative Agent to the Lenders under this Agreement or any of the other Loan Documents, (ii) no waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein, and (iii) no course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon Borrower shall entitle Borrower to other or further notice or demand in similar or other circumstances.
Section 18.13    Defaulting Lenders.
(a)    If for any reason any Lender (a “Defaulting Lender”) shall (i) fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation and such failure continues for five (5) Business Days after written notice to such Lender from Administrative Agent in accordance with the terms of this Section 18.13(a) (provided, that, with respect to any such obligation that cannot be satisfied by the payment of a sum of money, such Lender shall not be deemed a Defaulting Lender unless such failure continues for five (5) Business Days after Administrative Agent shall have sent such Lender a second written notice of such Lender’s continuing failure to perform such obligation in accordance with the terms of this Section

18.13(a)) or (ii) become the subject of Bail-In Action, then, in addition to the rights and remedies that may be available to the Administrative Agent or the Borrower under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Loan, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Administrative Agent or to be taken into account in the calculation of Requisite Lenders, Requisite Lenders or unanimous Lender consent, as applicable, shall be suspended during the pendency of such failure or refusal or while it is subject of Bail-In Action. Any notice sent by Administrative Agent to a Lender pursuant to this Section 18.13(a) shall be sent in accordance with Section 14.1 hereof and shall be marked in bold lettering with the following language: “YOUR RESPONSE IS REQUIRED WITHIN THE TIME PERIOD EXPRESSLY SET FORTH HEREIN PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED (AS ADMINISTRATIVE AGENT), THE BORROWER AND THE LENDERS THERETO” and the envelope containing such written request shall have been marked “PRIORITY”.
(b)    If for any reason a Lender fails to make timely payment to the Administrative Agent of any amount required to be paid to the Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Administrative Agent or Borrower may have under the immediately preceding provisions or otherwise, the Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Administrative Agent in respect of a Defaulting Lender’s Individual Loan Commitment shall not be paid to such Defaulting Lender and shall be held by the Administrative Agent and paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default. Furthermore, a Defaulting Lender shall indemnify and hold harmless Administrative Agent and each of the other Lenders from any claim, loss, or costs incurred by Administrative Agent and/or the other Lenders as a result of a Defaulting Lender’s failure to comply with the requirements of this Agreement, including, without limitation, any and all additional losses, damages, costs and expenses (including, without limitation, attorneys’ fees) incurred by Administrative Agent and any Lender as a result of and/or in connection with (i) any enforcement action brought by Administrative Agent against a Defaulting Lender and (ii) any action brought against Administrative Agent and/or Lenders. The indemnification provided above shall survive any termination of this Agreement.
Section 18.14    Participations.
(a)    Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in the portion of the Debt owing to such Lender. Except as otherwise expressly stated herein, no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the

Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s Individual Loan Commitment, (ii) extend the date fixed for the payment of principal on the Loan or portions thereof owing to such Lender, or (iii) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by Section 18.15 below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this Section 18.14. Subject to paragraph (b) of this Section 18.14, the Borrower agrees that each Participant shall be entitled to the benefits of Subsections 2.5(b)(v), (vi), (vii), and (viii) to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to Section 18.15. Except as set forth in Section 18.26 below, no Borrower Party shall be liable or responsible for any costs or expenses incurred by the Administrative Agent, any Lender, any Participant, or any Affiliate of any of the foregoing in connection with any transaction contemplated pursuant to this Section 18.14. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(b)    A Participant shall not be entitled to receive any greater payment under Subsection 2.5(b)(v), (vi), (vii), or (viii) than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent and such written consent specifically includes an acknowledgement to the effect that the Participant will be entitled to a greater payment under the applicable Subsection(s) than the applicable Lender would have been entitled to receive. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.5(b)(v) unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.5(b)(ix) and (xi) as though it were a Lender.
Section 18.15    Assignments.

(a)    Any Lender may at any time assign to one or more Eligible Assignees (each an “Assignee”) all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) unless otherwise waived by Administrative Agent, any partial assignment shall be in an amount at least equal to $15,000,000 or an integral multiple of $1,000,000 in excess thereof such that, after giving effect to such assignment, the Assignee shall have an Individual Loan Commitment having an aggregate outstanding principal balance, of at least $15,000,000, (ii) each such assignment shall be effected by means of an Assignment and Assumption Agreement, (iii) if the Eligible Assignee is an Existing Lender or an Affiliate of the assigning Lender, the consent of Administrative Agent shall not be required, (iv) no such assignments shall be permitted without the consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed), and (v) except as set forth in Section 18.26 below, no Borrower Party shall be liable or responsible for any costs or expenses incurred by the Administrative Agent, any Lender, any Assignee, or any Affiliate of any of the foregoing in connection with any transaction contemplated pursuant to this Section 18.15. Upon execution and delivery of such instrument, payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee and receipt of any consent required hereunder, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with an Individual Loan Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this Section 18.15 and if requested by the transferee Lender and/or the transferor Lender, the transferor Lender, the Administrative Agent and Borrower shall make appropriate arrangements so new substitute Notes are issued to the Assignee and such transferor Lender by Borrower, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500.00 for the account of Administrative Agent. Notwithstanding anything herein to the contrary, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower, any other Borrower Party or any of their respective affiliates.
(b)    The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
Section 18.16    Federal Reserve Bank Assignments; German Covered Bonds. In addition to the assignments and participations permitted under the foregoing Sections, and without the need to comply with any of the formal or procedural requirements of the foregoing Sections, any Lender may at any time and from time to time collaterally assign its interests in all or any portion of its rights under all or any of the Loan Documents without the Administrative

Agent’s consent to (i) a Federal Reserve Bank or (ii) any Person which is a trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgage bonds issued by an eligible German bank (Pfandbriefbanken), the bondholders (as a collective whole) thereof, or by any other Person otherwise permitted to issue covered mortgage bonds (Hypothekenpfandbriefe) under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any successor or substitute legislation; provided that any such Federal Reserve Bank or Person’s right to be a “Lender” in lieu of the Lender which assigned, pledged or otherwise transferred its interest to such Person shall be subject to all consents in Section 18.15(a). No such pledge, assignment or transfer shall release the assigning Lender from its obligations hereunder. Borrower shall and shall cause each other Borrower Party (other than Guarantor) to execute within fifteen (15) Business Days after request therefor is made by Administrative Agent (on behalf of any Lender), any documents or any amendments, amendments and restatements and/or modifications to any Loan Documents (including, without limitation, amended, amended and restated, modified and/or additional promissory notes) and/or estoppel certificates reasonably requested by Agent in order to make the Loan Documents eligible under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any substitute or successor legislation, provided that in no event shall any such document or any amendment, amendment and restatement and/or modification and/or estoppel certificate reduce any Borrower Party’s rights or increase any Borrower Party’s obligations, in either case, other than to a de minimis or ministerial extent.
Section 18.17    Information to Assignee, Etc. Subject in all events to the provisions of Section 17.11(b), a Lender may furnish any information concerning the Borrower, any other Borrower Party or any affiliate thereof in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants).
Section 18.18    Amendments and Waivers.
(a)    Generally. Except as otherwise expressly provided in Section 18.18(b), (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders shall be givable, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) shall be amendable, (iii) the performance or observance by Borrower or any other Borrower Party of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Administrative Agent) shall be waivable and (iv) the acceleration of the maturity of the Loan shall be rescindable with, but only with, the written consent of the Requisite Lenders (or the Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Borrower Party which is party thereto.
(b)    Unanimous Consent. Notwithstanding the foregoing or anything herein or in the other Loan Documents to the contrary, in addition to those matters herein and in the other Loan Documents that expressly require the unanimous consent of all of the Lenders, no amendment, waiver or consent (except with respect to any fee letter solely between the Borrower and Agent regarding fees owed only to the Administrative Agent) shall, unless in writing, and signed by all of the Lenders (or the Administrative Agent, at the written direction of the Lenders), but excluding any Defaulting Lender, do any of the following (it being acknowledged for the avoidance of doubt that all amendments of any Loan Document shall not be effective against any Borrower Party which is a party thereto unless the same shall be in a writing signed by such Borrower Party):
(i)    increase the Individual Loan Commitments of the Lenders (excluding any increase as a result of an assignment of any Individual Loan Commitments permitted under Section 18.15 hereof) or subject the Lenders to any additional obligations;
(ii)    reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of the Loans; provided, however, that Administrative Agent may waive any obligation of Borrower to pay interest at the Default Rate and/or late charges for periods of up to thirty (30) days, and only the consent of the Requisite Lenders shall be necessary to waive any obligation of Borrower to pay interest at the Default Rate or late charges thereafter, or to amend the definition of “Default Rate”;
(iii)    reduce the amount of any fees payable to the Lenders hereunder;
(iv)    postpone any date fixed for any payment of principal and/or interest on the Loan or for the payment of any fees or any other payments due and payable by Borrower hereunder or under the other Loan Documents;
(v)    change the Percentage Shares (excluding any change as a result of an assignment of any Individual Loan Commitment permitted under Section 18.15 hereof);
(vi)    [reserved];
(vii)    amend this Article 18 or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Article 18;
(viii)    modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;
(ix)    consent to any Sale or Pledge (except as expressly permitted by the Loan Documents without consent) or consent to any other indebtedness secured by the Property or a pledge of the direct or indirect interest in Borrower (except as expressly permitted by the Loan Documents without consent);
(x)    release the Guarantor of its obligations under any guaranty entered into by Guarantor (except for such releases as may be required pursuant to the terms of the Loan Documents);
(xi)    release any Guarantor from its obligations under the Guaranty or any of the other Loan Documents unless expressly permitted pursuant to the terms hereof or under the other Loan Documents;

(xii)    release any Property unless expressly permitted pursuant to the terms hereof or under the other Loan Documents; or
(xiii)    amend or otherwise waive the requirements of Section 10.2 hereof.
Wherever any approval, consent or direction herein or in any other Loan Document is required by “each Lender” or “Lenders” it shall mean that such approval, consent or direction must be agreed to by the unanimous consent of all of the Lenders (in each case, other than Defaulting Lenders).
(c)    Requisite Lender Consent. Notwithstanding the foregoing or anything herein or in the other Loan Documents to the contrary, no Event of Default shall be waivable (either generally or in a particular instance and either retroactively or prospectively), unless in writing, and signed by the Requisite Lenders (or the Administrative Agent, at the written direction of the Requisite Lenders).
(d)    Notwithstanding the foregoing or anything herein or in the Loan Documents to the contrary, (i) to the extent that this Agreement or the other Loan Documents condition a consent or approval upon Requisite Lenders’ or unanimous Lenders’ consent, it is agreed to hereunder that Borrower shall make all requests of such consent and approval of Administrative Agent (notwithstanding that Requisite Lenders’ or unanimous Lenders’ consent is required) and all communication with the Lenders with respect to such matter which Borrower has made a request shall be to and from the Administrative Agent, (ii) each Borrower Party shall be entitled to rely on any and all written communications of Administrative Agent with respect to any determinations or elections, exercise of rights and the granting of any consent, waiver or approval on behalf of the Lenders in all circumstances without the obligation or necessity of making any inquiry of any of the individual Lenders as to the authority of Administrative Agent with respect to such matter, and (iii) each Borrower Party shall be entitled to deal with Administrative Agent as the exclusive representative of the Lenders on all matters. It is expressly understood that no Borrower Party shall be obligated or have the right to communicate or interface directly with any Lender or Lenders concerning any consents, approvals, modifications or amendments or waivers hereunder. The agreements in this Section shall survive the payment of the Loan and all other amounts payable hereunder or under the other Loan Documents.
Section 18.19    Servicer. At the option of Administrative Agent, the Loan may be serviced by a servicer/ trustee selected by Administrative Agent (collectively, the “Servicer”) and Administrative Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to such Servicer pursuant to a servicing agreement between Administrative Agent and such Servicer (the “Servicing Agreement”). Borrower shall be responsible for any reasonable set‑up fees or any other initial costs relating to or arising under the Servicing Agreement, and for payment of the monthly servicing fee (the “Servicing Fee”) due to the Servicer under the Servicing Agreement, provided that such Servicing Fee shall be in an amount customary in the marketplace for commercial mortgage loans similar to the Loan; provided, however, at no time shall the Servicing Fee exceed a per annum rate equal to 0.01% of the then Outstanding Principal Balance.

Section 18.20    Removal of the Administrative Agent. The Requisite Lenders (excluding any portion of the Loan held by the Administrative Agent or any Affiliate thereof) may remove Administrative Agent at any time in the event of Administrative Agent’s gross negligence, willful misconduct, fraud or intentional misrepresentation, in each case, in the performance of any of its obligations under this Agreement by giving at least thirty (30) Business Days’ prior written notice and cure period to Administrative Agent, Borrower and all other Lenders and the appointment by the Requisite Lenders of a successor Administrative Agent in accordance with the provisions of Section 18.10. After any Administrative Agent’s removal hereunder as Administrative Agent, the provisions of this Article 18 shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Any removal of an Administrative Agent pursuant to this Section 18.20 shall not in any way affect such Administrative Agent’s position as a Lender.
Section 18.21    Intentionally Omitted.
Section 18.22    Loan Pledgees. In addition to the assignments and participations permitted under the foregoing Sections, any Lender may at any time, without the Administrative Agent’s consent, pledge or collaterally assign all of its rights and obligations under this Agreement and the Notes to an Eligible Assignee in connection with the extension of a credit facility to such Lender that will be secured by such Lender’s interests in the Loan and other mortgage loans held by such Lender (a “Loan Pledgee”). Notwithstanding the foregoing, no Loan Pledgee may take actual title to any Lender’s interests in the Loan that were pledged or collaterally assigned pursuant to this Section 18.22 unless (i) such Loan Pledgee is an Eligible Assignee at the time it acquires actual title to such interests, (ii) Administrative Agent shall have received an Assignment and Assumption Agreement with respect to the transfer of such interests in the Loan that has been executed by such Lender and the Loan Pledgee and (iii) such transfer shall be in compliance with all the requirements of Section 18.15.  Upon satisfaction of the conditions in clauses (i) through (iii) in the preceding sentence, such Loan Pledgee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with an Individual Loan Commitment as set forth in such Assignment and Assumption Agreement.
Section 18.23    Intentionally Omitted.
Section 18.24    Surveillance. At the option of Administrative Agent, Administrative Agent may engage third party firms to engage in surveillance and re-underwritings of the Loan and to provide document sharing and virtual data rooms (including, Intralinks). Other than in connection with the initial closing of the Loan, Borrower shall not be responsible for any fees in connection therewith.
Section 18.25    Intentionally Omitted.
Section 18.26    Syndication Costs. Notwithstanding anything herein to the contrary, (A) Borrower shall pay all reasonable third party costs and expenses incurred by Administrative Agent or by any Borrower Party in connection with any sale or other transfer of the Loan (or any portion thereof and/or interest therein) by Citi and/or one or more of its Affiliates pursuant to this Article 18 occurring prior to the earlier of (i) August 5, 2017 or (ii) the date on which such sale or other transfer under this Article 18 occurs resulting in Citi and/or one or more of its Affiliates collectively holding an interest in the Loan equal to $100,000,000 or less and (B) thereafter, neither Borrower nor any of its direct or indirect owners shall be required to incur any material costs or expenses in the performance of Borrower’s obligations under this Article 18 in connection with any such sale or other transfer other than expenses of Borrower’s counsel, accountants and consultants.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWER:

NORTH TOWER, LLC,
a Delaware limited liability company

By: North Tower Mezzanine, LLC,
a Delaware limited liability company
its Sole and Managing Member
By: North Tower Mezzanine II, LLC,
a Delaware limited liability company
its Sole and Managing Member

By: /s/ JASON KIRSCHNER
Name: Jason Kirschner
Title: Senior Vice President, Finance

Loan Agreement	333 South Grand

LENDER:

CITIBANK, N.A.

By: /s/ ANA ROSU MARMANN
Name: Ana Rosu Marmann
Title: Authorized Signatory

Address for notices and Lending Office:

Citibank, N.A.
390 Greenwich Street
7th Floor
New York, New York 10013
Attention: Ana Rosu Marmann

[SIGNATURES CONTINUE ON NEXT PAGE]

Loan Agreement	333 South Grand

LEAD ARRANGER:

CITIGROUP GLOBAL MARKETS INC.

By: /s/ ANA ROSU MARMANN
Name: Ana Rosu Marmann
Title: Authorized Signatory

[SIGNATURE CONTINUE ON NEXT PAGE]

Loan Agreement	333 South Grand

ADMINISTRATIVE AGENT:

CITIBANK, N.A..

By: /s/ ANA ROSU MARMANN
Name: Ana Rosu Marmann
Title: Authorized Signatory

Loan Agreement	333 South Grand

SCHEDULE I
PROPOSED TERMS OF AMENDMENT TO COVENE LEASE

1.
The Convene lease will be amended to include the right of the tenant to increase the construction allowance by an amount elected by tenant not to exceed $50.00 per RSF of the leased premises (the “Additional Allowance”).

2.
The Additional Allowance will be fully amortized over the initial 120 months of the term, in 120 equal monthly installments, with interest thereon at the rate of 8% per annum, calculated using beginning of period accounting, and repaid to landlord as rent on the 1st of each month of the initial term.

3.	The additional rent resulting from tenant’s election to use the Additional Allowance will not be subject to excuse, offset or abatement.

SCHEDULE II
INTENTIONALLY OMITTED

SCHEDULE III
ORGANIZATIONAL CHART
(attached hereto)

SCHEDULE IV
DESCRIPTION OF REA’S

That certain Reciprocal Easement and Operating Agreement executed by Maguire Partners-Crocker Properties Phase I, a California limited partnership and Maguire Partners-Crocker Properties-South Tower, a California limited partnership, dated as of December 20, 1982 and recorded in the official records of Los Angeles County, California on December 22, 1982 as instrument no. 82-1279463, as amended by that certain First Amendment to Reciprocal Easement and Operating Agreement, recorded in the official records of Los Angeles County, California on August 26, 1987 as instrument/file no. 87-1374869.

SCHEDULE V
LOBBY WORK DESCRIPTION
Brookfield is in the midst of modernizing the lobby at the property, which renovation will feature upgraded and polished steel elevator cabs fitted with destination dispatch system. In addition, the common areas will feature a white marble finish.

SCHEDULE VI
INDIVIDUAL LOAN COMMITMENT/
PRO RATA SHARE

LENDER	INDIVIDUAL LOAN	PRO RATA
	COMMITMENT	SHARE

CITIBANK, N.A.	$370,000,000	100%

SCHEDULE VII
DISCLOSURES
NONE

SCHEDULE VIII
UNFUNDED OBLIGATIONS

SCHEDULE IX
PERMITTED ALTERATIONS PROJECT DESCRIPTION

EXHIBIT A
[Form of Notice Letter - Tenants]
___________, 20[__]
[TENANT]

Re:	[Describe Lease] (the “Lease”)
To Whom it May Concern:
A new cash management system has been adopted in connection with our loan from [_________________], its successors and/or assigns (“Lender”). Consequently, from and after the date of this letter, all payments due under the Lease should be delivered as follows:
(i)If by check, money order, or its equivalent, please mail such items to:

[INSERT RESTRICTED ACCT. INFO]

Attention:
Facsimile No.:

(ii)If by wire transfer to:

[INSERT RESTRICTED ACCT. INFO]

Payee:
ABA Routing #:
For Account:
Account #:
Bank Contact:

This payment direction may not be rescinded or altered, except by a written direction signed by Lender or its agent.

We appreciate your cooperation.

Very truly yours,

BORROWER:

[_________________________________]

By:
Name:
Title:

EXHIBIT B
Atrium Parcel Legal Description
(attached hereto)

EXHIBIT C
Form of Assignment and Assumption Agreement
ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of __________, 20__, among [NAME OF ASSIGNING BANK]. (“Assignor”), [NAME OF ASSIGNEE] (“Assignee”), [NAME OF BORROWER, a _____________________ (“Borrower”)] and [NAME OF ADMINISTRATIVE AGENT], as administrative agent for Lenders, as defined below (in such capacity, together with its successors in such capacity, “Administrative Agent”).
PRELIMINARY STATEMENT
1.    This Assignment and Assumption Agreement (this “Agreement”) relates to the Loan Agreement (as the same may be amended from time to time, the “Loan Agreement”) dated _____________ 2017 among (“Borrower”), the lender(s) party thereto (each a “Lender” and, collectively, “Lenders”) and Administrative Agent. All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Loan Agreement.
2.    Subject to the terms and conditions set forth in the Loan Agreement, Assignor has made an Individual Loan Commitment to Borrower in an aggregate principal amount of $______________ (“Assignor’s Individual Loan Commitment”).
3.    The aggregate outstanding principal amount under Assignor’s Individual Loan Commitment at the commencement of business on the date hereof is $_______________.
4.    Assignor desires to assign to Assignee all of the rights of Assignor under the Loan Agreement in respect of a portion of Assignor’s Individual Loan Commitment and the loan made pursuant thereto, such portion being in an amount equal to $_______________ (the “Assigned Loan and Commitment”), of which $_______________ is currently outstanding and Assignee desires to accept assignment of such rights and assume the corresponding obligations from Assignor on such terms.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
SECTION 1.    Assignment. Assignor hereby assigns and sells to Assignee all of the rights of Assignor under the Loan Agreement in and to the Assigned Loan and Commitment, and Assignee hereby accepts such assignment from Assignor and assumes all of the obligations of Assignor under the Loan Agreement with respect to the Assigned Loan and Commitment. Upon the execution and delivery hereof by Assignor, Assignee, Administrative Agent (and, if applicable, Borrower), and the payment of the amount specified in Section 2 hereof required to be paid on the date hereof, (1) Assignee shall, as of the commencement of business on the date hereof, succeed to the rights and obligations of a Lender under the Loan Agreement with an Individual Loan Commitment in an amount equal to the Assigned Loan and Commitment and (2) the Individual Loan Commitment of Assignor shall, as of the commencement of business on the date hereof, be reduced correspondingly and Assignor released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee. Assignor represents and warrants that it (x) owns the Assigned Loan and Commitment free and clear of all liens and other encumbrances and (y) is legally authorized to enter into and perform this Agreement. Except as provided in the immediately preceding sentence, the assignment provided for herein shall be without representation or warranty by, or recourse to, Assignor.
SECTION 2.    Payments. As consideration for the assignment and sale contemplated in Section 1 hereof, Assignee shall pay to Assignor on the date hereof, in immediately available funds, an amount equal to the outstanding principal amount under the Assigned Loan and Commitment recited in paragraph 4 of the Preliminary Statement above. Each of Assignor and Assignee hereby agrees that if it receives any amount under the Loan Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
SECTION 3.    Consents; Execution and Delivery of Note. This Agreement is conditioned upon the consent of Administrative Agent pursuant to Section 18.15 of the Loan Agreement. The execution of this Agreement by Borrower (if required) and Administrative Agent is evidence of this consent. Pursuant to Section 18.15 of the Loan Agreement, Borrower has agreed to execute and deliver Notes payable to Assignee and Assignor to evidence the assignment and assumption provided for herein. Assignee has designated as its Lending Office, and as its address for notices, the office identified as such below.
SECTION 4.    Non-Reliance on Assignor. Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of Borrower or any other party to any Loan Document, or the validity and enforceability of the obligations of Borrower or any other party to a Loan Document in respect of the Loan Agreement or any other Loan Document. Assignee acknowledges that it has, independently and without reliance on Assignor, and based on such documents and information as it has deemed appropriate, made its own analysis of the collateral for the Loan, credit analysis of the Borrower Parties and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the collateral for the Loan and of the business, affairs and financial condition of Borrower and the other parties to the Loan Documents.
SECTION 5.    Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without giving effect to New York’s principles of conflicts of law).
SECTION 6.    Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
SECTION 7.    Certain Representations and Agreements by Assignee. Assignee represents that it is legally authorized to enter into and perform this Agreement. In addition, Assignee hereby represents that it is entitled to receive any payments to be made to it under the Loan Agreement or hereunder without the withholding of any tax and agrees to furnish the evidence of such exemption as specified therein and otherwise to comply with the provisions of Section 2.5(b) of the Loan Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:
Assignee’s Applicable Lending Office and
Address for Notices
[Assignee]
[Address]
Attention:
Telephone: (___)

Name:
Title:
[NAME OF ADMINISTRATIVE AGENT]

By:
Name:
Title:

EXHIBIT D
Form of Promissory Note
(see attached)

PROMISSORY NOTE
[$________________]
[__________________, 20__]
FOR VALUE RECEIVED, NORTH TOWER, LLC, a Delaware limited liability company, as maker, having its principal place of business at c/o Brookfield Office Properties Inc., Brookfield Place, 250 Vesey Street, New York, New York 10281-1023 (“Borrower”), as maker, hereby unconditionally promises to pay to the order of CITIBANK, N.A., having an address at 390 Greenwich Street, 7th Floor, New York, New York 10013 (together with its successors and/or assigns, “Lender”), or at such other place as the holder hereof may from time to time designate in writing, the principal sum of THREE HUNDRED SEVENTY MILLION AND NO/100 DOLLARS ($370,000,000.00), in lawful money of the United States of America, or so much thereof as is advanced pursuant to hat certain Loan Agreement dated of even date herewith among Borrower, the lenders party thereto (collectively, together with their respective successors and/or assigns, the “Lenders”), Citigroup Global Markets Inc., as lead arranger, and Citibank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and/or assigns in such capacity, the “Administrative Agent”) (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, the “Loan Agreement”) with interest thereon to be computed from the date of this Promissory Note (as the same may be amended, modified, supplemented, restated and replaced from time to time, this “Note”) at the Interest Rate, and to be paid in accordance with the terms of this Note. All capitalized terms not defined herein shall have the respective meanings set forth in the Loan Agreement.
ARTICLE 1: PAYMENT TERMS

Borrower agrees to pay the principal sum of this Note and interest on the unpaid principal sum of this Note from time to time outstanding at the rates and at the times specified in Article 2 of the Loan Agreement and the outstanding balance of the principal sum of this Note and all accrued and unpaid interest thereon shall be due and payable on the Maturity Date.
ARTICLE 2:DEFAULT AND ACCELERATION

The Debt shall without notice become immediately due and payable at the option of Lender upon the occurrence and during the continuance of any Event of Default in accordance with Section 10.2 of the Loan Agreement.
ARTICLE 3: LOAN DOCUMENTS

This Note is secured by the Security Instrument and the other Loan Documents. All of the terms, covenants and conditions contained in the Loan Agreement, the Security Instrument and the other Loan Documents are hereby made part of this Note to the same extent and with the same force as if they were fully set forth herein. In the event of a conflict or inconsistency between the terms of this Note and the Loan Agreement, the terms and provisions of the Loan Agreement shall govern.

ARTICLE 4: SAVINGS CLAUSE

Notwithstanding anything to the contrary contained herein, (a) all agreements and communications between Borrower and Lender are hereby and shall automatically be limited so that, after taking into account all amounts deemed to constitute interest, the interest contracted for, charged or received by Lender shall never exceed the Maximum Legal Rate, (b) in calculating whether any interest exceeds the Maximum Legal Rate, all such interest shall be amortized, prorated, allocated and spread over the full amount and term of all principal indebtedness of Borrower to Administrative Agent for the benefit of the Lenders, and (c) if through any contingency or event, Administrative Agent, for the benefit of the Lenders, receives or is deemed to receive interest in excess of the Maximum Legal Rate, any such excess shall be deemed to have been applied toward the payment of the principal of any and all then outstanding indebtedness of Borrower to Administrative Agent, for the benefit of the Lenders, or if there is no such indebtedness, shall immediately be returned to Borrower.
ARTICLE 5: NO ORAL CHANGE

This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Borrower, Lender or Administrative Agent, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.
ARTICLE 6: WAIVERS

To the extent permitted by applicable law, Borrower and all others who may become liable for the payment of all or any part of the Debt do hereby jointly and severally waive presentment and demand for payment, notice of dishonor, notice of intention to accelerate, notice of acceleration, protest and notice of protest and non-payment and all other notices of any kind (except as expressly provided for in the Loan Documents). To the extent permitted by applicable law, no release of any security for the Debt or extension of time for payment of this Note or any installment hereof, and no alteration, amendment or waiver of any provision of this Note, the Loan Agreement or the other Loan Documents made by agreement between Lender, Administrative Agent or any other Person shall release, modify, amend, waive, extend, change, discharge, terminate or affect the liability of Borrower or any other Person who may become liable for the payment of all or any part of the Debt under this Note, the Loan Agreement or the other Loan Documents. To the extent permitted by applicable law, no notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Administrative Agent to take further action without further notice or demand as provided for in this Note, the Loan Agreement or the other Loan Documents. If Borrower is a partnership or limited liability company, the agreements herein contained shall remain in force and be applicable, notwithstanding any changes in the individuals comprising the partnership or limited liability company, and the term “Borrower,” as used herein, shall include any alternate or successor partnership or limited liability company, but any predecessor partnership or limited liability company and their partners or members shall not thereby be released from any liability, other than in accordance with the applicable terms and conditions of the Loan Documents. If Borrower is a corporation, the agreements contained herein shall remain in full force and be applicable notwithstanding any changes in the shareholders comprising, or the officers and directors relating to, the corporation, and the term “Borrower,” as used herein, shall include any alternative or successor corporation, but any predecessor corporation shall not be released from any liability hereunder, other than in accordance with the applicable terms and conditions of the Loan Documents. (Nothing in the foregoing sentence shall be construed as a consent to, or a waiver of, any prohibition or restriction on transfers of interests in such partnership, limited liability company or corporation, which may be set forth in the Loan Agreement, the Security Instrument or any other Loan Document.)
ARTICLE 7: TRANSFER

Upon the transfer of this Note in accordance with the terms of the Loan Agreement, Borrower hereby waiving notice of any such transfer, except as expressly required under the Loan Agreement, Administrative Agent may deliver all the collateral mortgaged, granted, pledged or assigned pursuant to the Loan Documents, or any part thereof, to the transferee who shall thereupon become vested with all the rights herein or under applicable law given to Lender and Administrative Agent with respect thereto, and Lender and Administrative Agent shall thereafter forever be relieved and fully discharged from any liability or responsibility in the matter; but Lender and Administrative Agent shall retain all rights hereby given to it with respect to any liabilities and the collateral not so transferred.
ARTICLE 8: EXCULPATION

The provisions of Article 13 of the Loan Agreement are hereby incorporated by reference into this Note to the same extent and with the same force as if fully set forth herein.
ARTICLE 9: GOVERNING LAW

The governing law and related provisions contained in Section 17.2 of the Loan Agreement are hereby incorporated by reference as if fully set forth herein.
ARTICLE 10: NOTICES

All notices or other written communications hereunder shall be delivered in accordance with Article 14 of the Loan Agreement.
ARTICLE 11: LIABILITY

If Borrower consists of more than one Person, the obligations and liabilities of each such Person shall be joint and several.
ARTICLE 12: LOST NOTE

The provisions regarding replacement documents contained in Section 15.1 of the Loan Agreement are hereby incorporated by reference as if fully set forth herein.

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IN WITNESS WHEREOF, Borrower has duly executed this Note as of the day and year first above written.

BORROWER:
[___________________________]

By:
Name:
Title:

EXHIBIT E
Form of Subordination, Non-Disturbance And Attornment Agreement
(see attached)

RETURN TO:
______________________________
______________________________
______________________________
______________________________

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (hereinafter referred to as “Agreement”) made this ___ day of _______________, _______, among ______________________________ (together with its successors, assigns, designees and/or nominees, collectively hereinafter referred to as “Lender”), ______________________________ (hereinafter referred to as “Tenant”), and ___________________________, a _______________ (hereinafter referred to as “Landlord”).
R E C I T A L S:
A.    Tenant is the tenant and lessee under a certain ____________________, as amended by_____________________ (as the same may now or hereafter be amended, restated, replaced or otherwise modified, collectively, the “Lease”) relating to the premises described in the Lease (hereinafter referred to as the “Premises”), located at the real property more particularly described on Exhibit A attached hereto (hereinafter referred to as the “Property”).
B.    Lender has made or will make a loan to Landlord (hereinafter referred to as the “Loan”), which such Loan is (i) secured by a deed of trust, mortgage or security deed (as the same may be amended, restated, extended, or otherwise modified from time to time, the “Mortgage”) and an assignment of leases and rents (as the same may be amended, restated, extended, or otherwise modified from time to time, the “Assignment of Leases”), in each case, from Landlord to Lender covering the Property including the Premises and (ii) evidenced by certain other documents and instruments by and among Lender and Landlord, among others (the same, together with the Mortgage and Assignment of Leases, collectively, the “Loan Documents”).
C.    Tenant has agreed that the Lease shall be subject and subordinate to the Loan and Loan Documents, provided Tenant is assured of continued occupancy of the Premises under the terms of the Lease.
NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the sum of Ten Dollars ($10.00) and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, and notwithstanding anything in the Lease to the contrary, it is hereby agreed as follows:
1.    Subordination and Consent. Lender, Tenant and Landlord do hereby covenant and agree that the Lease with all rights, options, liens and charges created thereby (including, without limitation, any option or rights contained in the Lease, or otherwise existing, to acquire any or all of the Premises, or any superior leasehold interest therein), is and shall continue to be subject and subordinate in all respects to the lien and terms of the Loan Documents, and to any renewals, modifications, consolidations, replacements and extensions thereof and to all advancements made thereunder. Tenant acknowledges that Landlord will execute and deliver to Lender an assignment of the Lease as security for the Loan, and Tenant hereby expressly consents to such assignment. Tenant agrees that if there is a default by Landlord in the performance and observance of any of the terms of such Loan, Lender may, at its option, demand all rents due under the Lease be paid by Tenant directly to Lender at the address specified below, or as otherwise specified by Lender. Tenant agrees that upon Lender’s written request for payment of rent directly to Lender, Tenant will timely remit any and all payments due under the Lease directly to, and payable to the order of, Lender. Such payments to Lender will constitute performance of Tenant’s payment obligations under the Lease.

2.    Non-Disturbance. Lender does hereby agree with Tenant that, in the event Lender succeeds to Landlord’s interest in the Premises by foreclosure, conveyance in lieu of foreclosure or otherwise, so long as Tenant complies with and performs its obligations under the Lease, (a) the Lease shall continue in full force and effect as a direct Lease between Lender and Tenant, upon and subject to all of the terms, covenants and conditions of the Lease, for the balance of the term of the Lease, and Lender will not disturb the possession of Tenant, and (b) the Premises shall be subject to the Lease and Lender shall recognize Tenant as the tenant of the Premises for the remainder of the term of the Lease in accordance with the provisions thereof; provided, however, that Lender shall not be:

(i)subject to any claims, offsets or defenses which Tenant might have against any prior landlord (including Landlord);

(ii)liable for any act or omission of any prior landlord (including Landlord);

(iii)bound by any rent or additional rent which Tenant might have paid for more than the current month or any security deposit or other prepaid charge paid to any prior landlord (including Landlord);

(iv)bound by any amendment or modification of the Lease made without its written consent; or

(v)liable for any deposit that Tenant may have given to any previous landlord (including Landlord) which has not, as such, been transferred to Lender.

Nothing contained herein shall prevent Lender from naming Tenant in any foreclosure or other action or proceeding initiated by Lender pursuant to the Loan Documents to the extent necessary under applicable law in order for Lender to avail itself of and complete the foreclosure or other remedy. Tenant acknowledges and agrees that it has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase the Premises or the Property, or any portion thereof or any interest therein, and to the extent that Tenant has had, or hereafter acquires, any such right or option, the same is hereby acknowledged to be subject and subordinate to the lien and terms of the Loan Documents and is hereby waived and released as against Lender.

3.    Attornment. Tenant does hereby agree with Lender that, in the event Lender becomes the owner of the Property by foreclosure, conveyance in lieu of foreclosure or otherwise, then Tenant shall attorn to and recognize Lender as the landlord under the Lease for the remainder of the term thereof, and Tenant shall perform and observe its obligations thereunder, subject only to the terms and conditions of the Lease. Tenant further covenants and agrees to execute and deliver upon request of Lender an appropriate agreement of attornment to Lender and any subsequent titleholder of the Premises.

4.    Lease Defaults. In the event Landlord shall fail to perform or observe any of the terms, conditions or agreements in the Lease, Tenant shall give written notice thereof to Lender and Lender shall have the right (but not the obligation) to cure such default. Tenant shall not take any action with respect to such default under the Lease, including without limitation any action in order to terminate, rescind or avoid the Lease or to withhold any rent or other monetary obligations thereunder, for a period of thirty (30) days following receipt of such written notice by Lender; provided, however, that in the case of any default which cannot with diligence be cured within said thirty (30) day period, if Lender shall proceed promptly to cure such default and thereafter prosecute the curing of such default with diligence and continuity, the time within which such default may be cured shall be extended for such period as may be necessary to complete the curing of such default with diligence and continuity.

5.    Obligations and Liability of Lender. Lender shall have no obligations nor incur any liability with respect to any warranties of any nature whatsoever, whether pursuant to the Lease or otherwise, including, without limitation, any warranties respecting use, compliance with zoning, hazardous wastes or environmental laws, Landlord’s title, Landlord’s authority, habitability, fitness for purpose or possession. Furthermore, in the event that Lender shall acquire Landlord’s interest in the Property, Lender shall have no obligation, nor incur any liability, beyond Lender’s then equity interest, if any, in the Property, and Tenant shall look exclusively to such equity interest of Lender, if any, in the Property for the payment and discharge of any obligations or liability imposed upon Lender hereunder, under the Lease (or under any new lease with Tenant), and Lender is hereby released and relieved of any other obligations or liability hereunder, under the Lease or under any such new lease. Lender shall not, either by virtue of the Loan Documents or this Agreement, be or become a mortgagee in possession or be or become subject to any liability or obligation under the Lease or otherwise until Lender shall have acquired the Landlord’s interest in the Property and then such liability or obligation of Lender under the Lease (as modified by the terms of this Agreement) shall extend only to those liability or obligations accruing subsequent to the date that Lender has acquired Landlord’s interest in the Property. Without limiting the generality of the foregoing, neither the Loan Documents nor this Agreement shall, prior to Lender’s acquisition of Landlord’s interest in the Property, operate to place responsibility for the control, care, management or repair of the Property upon Lender or impose upon Lender responsibility for the carrying out of any of the terms or conditions of the Lease, and Lender shall not be responsible or liable for any waste committed on either the Premises or the Property by any party whatsoever, for any dangerous or defective condition of the Property or for any negligence in the management, upkeep, repair or control of either the Premises or the Property.

6.    Severability. If any portion or portions of this Agreement shall be held invalid or inoperative, then all of the remaining portions shall remain in full force and effect, and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion or portions held to be invalid or inoperative.

7.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of ___________.

8.    Notices. So long as the Mortgage remains outstanding and unsatisfied, Tenant will mail or deliver to Lender, at the address and in the manner hereinbelow provided, a copy of all notices permitted or required to be given to the Landlord by Tenant under and pursuant to the terms and provisions of the Lease. All notices or other communications required or permitted to be given pursuant to the provisions hereof shall be in writing and shall be considered as properly given if (i) mailed to the addressee by first class United States mail, postage prepaid, registered or certified with return receipt requested, (ii) by delivering same in person to the addressee, or (iii) by delivery to a third party commercial delivery service for same day or next day delivery to the office of the addressee with proof of delivery. Notice so given shall be effective, as applicable, upon (i) the third (3rd) day following the day such notice is deposited with the U.S. Postal Service, (ii) delivery to the addressee, or (iii) upon delivery to such third party delivery service. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of the parties shall be:

Lender:	____________________________________
____________________________________
____________________________________
____________________________________

Landlord:	____________________________________
____________________________________
____________________________________
____________________________________

Tenant:	____________________________________
____________________________________
____________________________________
____________________________________

Notwithstanding the foregoing, any party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ notice to the other parties in the manner set forth herein.
9.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, successors-in-title and assigns. Without limitation of any provision contained herein, as used herein, the term (i) “landlord” refers to Landlord and to any successor to the interest of Landlord under the Lease and (ii) “Lender” refers to Lender and to any assignee of the note secured by the Mortgage and Lender’s servicer of the Loan, if any.
10.    Tenant’s Personal Property. In no event shall the Mortgage cover or encumber (and shall not be construed as subjecting in any manner to the lien thereof) any of Tenant’s moveable trade fixtures, business equipment, furniture, signs or other personal property at any time placed on or about the Premises.

11.    Counterparts. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.

12.    Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first above written.
LENDER:
_________________________________
a ________________________________
By:
its Authorized Signatory
TENANT:
_________________________________
a ________________________________
By:
Name:
Title:
LANDLORD:
_________________________________
a ________________________________
By:
Name:
Title:

__________________, as guarantor of the obligations of Tenant under the Lease, has executed this Agreement under seal for the purpose of acknowledging and consenting to the same.
GUARANTOR:
_________________________________
a ________________________________
By:
Name:
Title: